UNITED STATES SECURITIES AND EXCHANGE COMMISSION WASHINGTON, DC 20549

SCHEDULE 14A

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant  ☒    Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement.

☐	Confidential, for use of the Commission Only (as permitted by Rule 14a-6(e)(2)).

☒	Definitive Proxy Statement.

☐	Definitive Additional Materials.

☐	Soliciting Material Pursuant to §240.14a-12.

Avon Products, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

March 25, 2010

Dear Shareholder:

You are cordially invited to attend the 2010 Annual Meeting of Shareholders, which will be held at 10:00 A.M. on Thursday, May 6, 2010, at the Lila Acheson Wallace Auditorium, Asia Society and Museum, 725 Park Avenue at 70th Street, New York City.

Details regarding admission to the meeting and the business to be conducted are more fully described in the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement. We hope that you will be able to attend.

We are pleased to take advantage of the Securities and Exchange Commission rule allowing companies to furnish proxy materials to their shareholders over the Internet. We believe that this e-proxy process will expedite shareholders’ receipt of proxy materials, while also lowering the costs and reducing the environmental impact of our Annual Meeting. If you received a Notice of Internet Availability of Proxy Materials (Notice) by mail, you will not receive a printed copy of the proxy materials, unless you request one.

Whether or not you plan to attend the Annual Meeting, your vote is important. The Notice contains instructions on how to access our Proxy Statement and Annual Report and vote online. If you received a paper copy of the proxy card, you may also sign, date and mail the proxy card in the envelope provided or vote by telephone.

On behalf of the Board of Directors and the management of Avon, I extend our appreciation for your continued support and interest in Avon.

Sincerely yours,

Andrea Jung

Chairman of the Board and

Chief Executive Officer

AVON PRODUCTS, INC.

1345 Avenue of the Americas

New York, NY 10105

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

The 2010 Annual Meeting of Shareholders of Avon Products, Inc. will be held at the Lila Acheson Wallace Auditorium, Asia Society and Museum, 725 Park Avenue at 70th Street, New York, New York on Thursday, May 6, 2010, at 10:00 A.M. for the following purposes:

(1)	To elect directors to one-year terms expiring in 2011;

(2)	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2010;

(3)	To approve our 2010 Stock Incentive Plan; and

(4)	To transact such other business as may properly come before the meeting.

The Board of Directors has fixed the close of business on March 17, 2010 as the record date for the purpose of determining the shareholders who are entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof.

Kim K. W. Rucker

Senior Vice President, General Counsel and

Corporate Secretary

March 25, 2010

New York, New York

YOUR VOTE IS IMPORTANT.

YOU MAY VOTE BY THE INTERNET OR,

IF YOU RECEIVED A PAPER COPY OF THE PROXY CARD BY MAIL,

YOU MAY ALSO VOTE BY MARKING, SIGNING AND RETURNING

THE PROXY CARD IN THE POSTAGE-PREPAID ENVELOPE PROVIDED

OR VOTE BY TELEPHONE.

DUE TO A CHANGE IN NYSE RULES,

YOUR BROKER WILL NOT BE ABLE TO VOTE YOUR SHARES

WITH RESPECT TO THE ELECTION OF DIRECTORS

IF YOU HAVE NOT PROVIDED DIRECTIONS TO YOUR BROKER.

WE STRONGLY ENCOURAGE YOU TO GIVE VOTING INSTRUCTIONS

TO YOUR BROKER SO THAT YOUR SHARES MAY BE VOTED.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR

THE 2010 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 6, 2010.

Our Proxy Statement for the 2010 Annual Meeting of Shareholders and the Annual Report to Shareholders for the fiscal year ended December 31, 2009 are available at www.edocumentview.com/avp

INFORMATION ABOUT THIS PROXY STATEMENT AND THE ANNUAL MEETING

Why am I receiving these materials?

We are providing these proxy materials in connection with the solicitation by the Board of Directors of Avon Products, Inc. (“Avon,” the “Company,” “we,” “us,” or “our”) of proxies to be voted at our Annual Meeting of Shareholders, which will take place on Thursday, May 6, 2010. As a shareholder, you are invited to attend the Annual Meeting and you are entitled and requested to vote on the matters set forth in the Notice of Annual Meeting of Shareholders, which are described in this Proxy Statement. In addition, at the Annual Meeting, we will review our business and operations and respond to questions from shareholders.

As permitted by Securities and Exchange Commission rules, we are making this Proxy Statement, form of proxy and our Annual Report (collectively, the “proxy materials”) available to our shareholders electronically via the Internet on March 25, 2010. On the same date, we mailed to our shareholders a Notice of Internet Availability of Proxy Materials (Notice) containing instructions on how to access our proxy materials and vote online. We mailed a copy of the proxy materials to participants in our Avon Personal Savings Account Plan.

If you received the Notice by mail, you will not receive a printed copy of our proxy materials, unless you request one. The Notice contains instructions on how to access our proxy materials and vote online. If you received the Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials contained in the Notice.

What is the difference between holding shares as a shareholder of record and as a beneficial owner?

If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered, with respect to those shares, the “shareholder of record.” If your shares are held in a stock brokerage account or by a bank or other record holder, you are considered the “beneficial owner” of shares held in “street name.” As the beneficial owner, you have the right to direct your broker, bank or other record holder on how to vote and you are also invited to attend the Annual Meeting. Your broker, bank or other record holder should have enclosed or provided voting instructions for you to use in directing the voting of your shares.

Who may attend the Annual Meeting?

Anyone who was a shareholder as of the close of business on March 17, 2010, the record date, may attend the Annual Meeting if you have an admission ticket or are pre-registered by the means set forth below and have photo identification. Anyone who arrives without an admission ticket or pre-registration will not be admitted to the Annual Meeting unless it can be verified that the individual was a shareholder as of March 17, 2010.

Shareholders of Record

•	If you received the Notice by mail, an admission ticket is attached to the Notice.

•	If you received your proxy materials by mail, an admission ticket is attached to your proxy card.

If you plan to attend the Annual Meeting, please vote your proxy but keep the admission ticket and bring it with you to the Annual Meeting.

Beneficial Owners

For beneficial owners holding shares in a bank or brokerage account, you can register to attend the meeting in advance by sending a written request, along with proof of ownership (such as a brokerage statement), to our Investor Relations Department, Avon Products, Inc., 1345 Avenue of the Americas, New York, NY 10105, by mail or by fax to 212-282-6035. We must receive your request at least one week prior to the Annual Meeting to have time to process your request. If you register by this means, you will not be mailed a ticket.

What is the purpose of this Proxy Statement?

This Proxy Statement describes the matters proposed to be voted on at the Annual Meeting, including the election of directors, the ratification of the appointment of our independent registered public accounting firm, and the approval of our 2010 Stock Incentive Plan. This Proxy Statement also contains other required information.

Who is entitled to vote?

Only holders of record of our common stock at the close of business on March 17, 2010, are entitled to vote. There were approximately 434,413,528 shares of common stock outstanding on March 17, 2010. Shareholders are currently entitled to cast one vote per share on all matters.

How do I vote my shares in person at the Annual Meeting?

Shares held in your name as the shareholder of record may be voted in person at the Annual Meeting. Shares held beneficially in street name may be voted in person at the Annual Meeting only if you obtain a legal proxy from the broker, bank or other record holder that holds your shares giving you the right to vote the shares. Even if you plan to attend the Annual Meeting, we recommend that you also submit your proxy or voting instructions as described below so that your vote will be counted if you later decide not to attend the Annual Meeting.

How do I vote my shares without attending the Annual Meeting?

There are three ways to vote by proxy:

•	By Internet—You can vote over the Internet by following the instructions on the Notice or proxy card;

•	By Mail—If you received your proxy materials by mail, you can vote by filling out the accompanying proxy card and returning it in the return envelope that we have enclosed for you; or

•	By Telephone—You can vote by telephone by following the instructions on the proxy card.

If you received a proxy card in the mail but choose to vote by Internet or telephone, you do not need to return your proxy card.

If your shares are held in the name of a bank, broker or other record holder, follow the voting instructions on the form that you receive from them. The availability of telephone and Internet voting will depend on their voting process. Your bank, broker or other record holder may not be permitted to exercise voting discretion as to some of the matters to be acted upon. Therefore, please give voting instructions to your bank, broker or other record holder.

How will my proxy be voted?

Your proxy, when properly signed and returned to us, or processed by telephone or via the Internet, and not revoked, will be voted in accordance with your instructions relating to the election of directors, the ratification of the appointment of our independent registered public accounting firm, and the approval of our 2010 Stock Incentive Plan. We are not aware of any other matter that may be properly presented at the meeting. If any other matter is properly presented, the persons named as proxies on the proxy card will have discretion to vote in their best judgment.

Unless you give other instructions on your proxy card, or unless you give other instructions when you cast your vote by telephone or via the Internet, the persons named as proxies will vote in accordance with the recommendations of the Board of Directors as follows: for the election of directors, the ratification of the appointment of our independent registered public accounting firm and the approval of our 2010 Stock Incentive Plan.

May I revoke or change my vote?

If you are a shareholder of record, you may revoke your proxy at any time before it is actually voted by giving written notice of revocation to our Secretary, by delivering a proxy bearing a later date (including by telephone or by Internet) or by attending and voting in person at the Annual Meeting. Attendance at the Annual Meeting will not cause your previously granted proxy to be revoked unless you specifically make that request. If you are a beneficial owner of shares, you may submit new voting instructions by contacting your bank, broker or other record holder, or, if you have obtained a legal proxy from your bank, broker or other record holder giving you the right to vote your shares, by attending the meeting and voting in person.

Will my vote be made public?

All proxies, ballots and voting materials that identify the votes of specific shareholders will generally be kept confidential, except as necessary to meet applicable legal requirements and to allow for the tabulation of votes and certification of the vote.

What constitutes a quorum, permitting the meeting to conduct its business?

The presence at the meeting, in person or by proxy, of the holders of a majority of the outstanding shares entitled to vote at the Annual Meeting will constitute a quorum, permitting the meeting to conduct its business. Abstentions and “broker non-votes” are counted as present and entitled to vote for purposes of determining a quorum. A broker non-vote occurs when a broker or other record holder holding shares for a beneficial owner does not vote on a particular proposal because that holder does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. If you do not give instructions to the bank, broker or other record holder holding your shares, it will not have discretionary voting power to vote your shares with respect to Proposals 1 and 3.

How many votes are needed to approve a Proposal?

Under New York law, corporate action taken at a shareholders’ meeting is generally based on the votes cast. “Votes cast” means the votes actually cast “for” or “against” a particular proposal, whether in person or by proxy. Therefore, abstentions and broker non-votes generally have no effect in determining whether a proposal is approved by shareholders. Under Proposal 1, each of the 10 nominees for director who receives at least a majority of the votes cast for such nominee will be elected. For purposes of Proposal 1, votes cast include votes to withhold authority but do not include abstentions or broker non-votes with respect to that nominee’s election. The approvals of Proposals 2 and 3 require the affirmative vote of a majority of the votes cast at the Annual Meeting. In addition, Proposal 3 requires that the total vote cast on the proposal represents over 50% in interest of all securities entitled to vote on the proposal.

What if I am a participant in the Avon Personal Savings Account Plan?

We are mailing our proxy materials to participants in the Avon Personal Savings Account Plan. The trustee of the Plan, as record holder of the shares held in the Plan, will vote the shares allocated to your account under the Plan in accordance with your instructions. Unless your vote is received by 11:59 P.M. (New York time) on April 30, 2010 and unless you have specified your instructions, your shares cannot be voted by the trustee.

What is the deadline for voting my shares?

If you are a shareholder of record, received your proxy materials by mail and do not prefer to vote by telephone or Internet, you should complete and return the proxy card as soon as possible, but no later than the closing of the polls at the Annual Meeting. If you vote by telephone or the Internet, your vote must be received by 1:00 A.M. (New York time) on May 6, 2010. If you hold shares in the Avon Personal Savings Account Plan, as indicated above, your voting instructions must be received by 11:59 P.M. (New York time) on April 30, 2010 . If your shares are held in street name, you should return your voting instructions in accordance with the instructions provided by the bank, broker or other record holder who holds the shares on your behalf.

Who will count the vote?

Representatives of our transfer agent, Computershare Trust Company, N.A., will tabulate the votes and act as inspectors of election.

How can I find the voting results of the Annual Meeting?

We intend to announce preliminary voting results at the Annual Meeting and to publish final results in a current report on Form 8-K within four business days of the Annual Meeting.

PROPOSAL 1—ELECTION OF DIRECTORS

The Board of Directors has fixed the number of directors at 10. The Board of Directors has nominated W. Don Cornwell, V. Ann Hailey, Fred Hassan, Andrea Jung, Maria Elena Lagomasino, Ann S. Moore, Paul S. Pressler, Gary M. Rodkin, Paula Stern and Lawrence A. Weinbach for election as directors. All nominees are current members of our Board. Each nominee elected as a director will hold office until the next succeeding Annual Meeting or until his or her successor is elected and qualified. Edward T. Fogarty will be retiring from the Board as of May 6, 2010.

All shares duly voted will be voted for the election of directors as specified by the shareholders. Unless otherwise specified, it is the intention of the persons named on the proxy card to vote FOR the election of all of the nominees, each of whom has consented to serve as a director if elected. We have no reason to believe that any of the nominees will be unable or decline to serve as a director.

Each nominee who receives at least a majority of the votes cast for such nominee will be elected. Votes cast include votes to withhold authority but do not include abstentions or broker non-votes with respect to that nominee’s election. At the 2007 Annual Meeting, our shareholders approved a proposal to amend our Restated Certificate of Incorporation and By-Laws in order to eliminate plurality voting in uncontested elections of directors and to require that a nominee for director in an uncontested election receive a majority of the votes cast with respect to such director’s election in order to be elected to the Board. Furthermore, our shareholders approved the elimination of cumulative voting.

If a nominee receives a greater number of votes “withheld” from his or her election than votes “for” such election, he or she is required to tender his or her resignation to the Chairman of the Board for consideration by the Nominating and Corporate Governance Committee in accordance with the Company’s Corporate Governance Guidelines, as described under “Information Concerning The Board Of Directors—Board Policy Regarding Voting for Directors” on page 17.

The Board of Directors recommends that you vote FOR the election as directors of the nominees listed below.

W. DON CORNWELL

Director since 2002                    Age: 62

Mr. Cornwell was Chairman and Chief Executive Officer of Granite Broadcasting Corporation from 1988 until his retirement in August 2009, and served as Vice Chairman until December 2009. On December 11, 2006, Granite Broadcasting Corporation filed for voluntary reorganization under Chapter 11 of the U.S. Bankruptcy Code and emerged from its restructuring on June 4, 2007. Previously, Mr. Cornwell was Chief Operating Officer for the Corporate Finance Department at Goldman, Sachs & Co. from 1980 to 1988 and Vice President of the Investment Banking Division of Goldman, Sachs from 1976 to 1988. He is a director of Pfizer, Inc. He is also a director of the Wallace Foundation and is a trustee of Big Brothers Big Sisters of New York. Mr. Cornwell previously served as a director of CVS Caremark Corporation from 1994 until 2007.

Key Attributes, Experience and Skills:

Through Mr. Cornwell’s 38 year career as an entrepreneur driving the growth of a consumer focused media company, an executive in the investment banking industry and as a director of several significant consumer product and health care companies, he has valuable business, leadership and management experience and brings important perspectives on the issues facing our Company. Mr. Cornwell founded and built Granite Broadcasting Corporation, a consumer focused media company, through acquisitions and operating growth enabling him to provide insight and guidance on strategic direction and growth. Mr. Cornwell’s strong financial background, including his work at Goldman, Sachs prior to co-founding Granite and his service on the audit and investment committees of other companies, also provides financial expertise to the Board, including an understanding of financial statements, corporate finance, accounting and capital markets.

V. ANN HAILEY

Director since 2008                     Age: 59

Ms. Hailey was the Chief Financial Officer of Gilt Groupe, Inc. from 2008 to 2009. Prior to assuming that position, she was the Executive Vice President, Corporate Development of Limited Brands, Inc. from 2006 to 2007, and prior to that, its Executive Vice President and Chief Financial Officer from 1997 to 2006. She also served on the Limited Brands, Inc. Board of Directors from 2001 to 2006. Before joining Limited Brands, Inc. in 1997, Ms. Hailey held management positions at The Pillsbury Company, RJR Nabisco Holdings Inc. and PepsiCo, Inc. Ms. Hailey is a director of W.W. Grainger, Inc.

Key Attributes, Experience and Skills:

Ms. Hailey has spent her career in consumer businesses and brings key financial and operations experience to the Company. In particular, Ms. Hailey possesses broad expertise in strategic planning, branding and marketing, business development, retail goods and sales and distribution on a global scale. Ms. Hailey’s positions as chief financial officer and her service on the audit committees of other companies, as well as her accounting and financial knowledge, also impart significant expertise to the Board, including an understanding of financial statements, corporate finance, accounting and capital markets. Through her most recent experience in the apparel and luxury goods industries, including with on-line selling, Ms. Hailey provides the Company with valuable insight and guidance.

FRED HASSAN

Director since 1999                    Age: 64

Mr. Hassan serves as our Lead Independent Director. Mr. Hassan is a Senior Advisor at Warburg Pincus LLC, a private equity firm, since November 2009. Previously, Mr. Hassan was the Chairman and Chief Executive Officer of Schering-Plough Corporation, from April 2003 to November 2009. Prior to that, Mr. Hassan had been Chairman and Chief Executive Officer of Pharmacia Corporation since February 2001. Prior to that time, he served as President and Chief Executive Officer of Pharmacia after its creation in March 2000 from the merger of Pharmacia & Upjohn, Inc. with Monsanto Company. Before that he served as President and CEO of Pharmacia & Upjohn since May 1997. Mr. Hassan previously held senior positions with Wyeth, including that of Executive Vice President and Board member. Mr. Hassan is a director of Time Warner Inc.

Key Attributes, Experience and Skills:

Mr. Hassan brings a wealth of broad-based, global leadership experience, including R&D, operations, corporate governance, strategic planning and risk management through his background as a public company CEO. Mr. Hassan possesses particular knowledge and experience in R&D and customer driven growth and turnaround strategies that provides valuable perspective to the Company. In addition, his diversified financial and business expertise and corporate leadership experience strengthen the Board’s collective qualifications, skills, and experience. Through his tenure on our Board, he has a deep understanding of our Company’s business and strategic focus and has provided key leadership and guidance to drive our growth.

ANDREA JUNG

Director since 1998                    Age: 51

Ms. Jung was elected Chairman of the Board of Directors and Chief Executive Officer of the Company effective September 2001, having previously served as Chief Executive Officer since November 1999. Ms. Jung has been a member of the Board of Directors since January 1998 and was President from January 1998 to January 2001 and Chief Operating Officer from July 1998 to November 1999. She was elected an Executive Vice President of the Company in March 1997 concurrently continuing as President, Global Marketing, a position she held from July 1996 to the end of 1997. Ms. Jung joined the Company in January 1994 as President, Product Marketing for Avon U.S. Previously, she was Executive Vice President for Neiman Marcus and a Senior Vice President for I. Magnin. Ms. Jung is a director of Apple Inc. and the General Electric Company. She is a member of the N.Y. Presbyterian Hospital Board of Trustees, a director of Catalyst and Chairman of the World Federation of Direct Selling Associations.

Key Attributes, Experience and Skills:

Ms. Jung’s deep understanding of the Company’s business and industry provides critical expertise to the Company and makes her uniquely qualified to serve as Chairman. During her decade as CEO, the Company has doubled in size. Prior to her current position, Ms. Jung served as President and Chief Operating Officer, with full responsibility for our global business units. Prior to that, Ms. Jung ascended to senior level positions within Avon’s product marketing group, where she oversaw research and development, market research, strategic planning, joint ventures and alliances. In addition, her participation and leadership in industry trade associations, including as Chairman of the World Federation of Direct Selling Associations and as former Chairman of the Cosmetic, Toiletry and Fragrance Association, provide valuable insight in light of our business as the world’s leading direct seller of beauty products. Ms. Jung’s entire professional career has been with companies that market to female consumers, giving her deep knowledge of the Company’s targeted segment.

MARIA ELENA LAGOMASINO

Director since 2000                    Age: 60

Ms. Lagomasino is the Chief Executive Officer of GenSpring Family Offices, an affiliate of Sun Trust Banks Inc. Prior to assuming this position in November 2005, Ms. Lagomasino was Chairman and Chief Executive Officer of JP Morgan Private Bank, a division of JP Morgan Chase & Co. from September 2001 to March 2005. Prior to assuming this position, Ms. Lagomasino was Managing Director at The Chase Manhattan Bank in charge of its Global Private Banking Group. Ms. Lagomasino had been with Chase Manhattan since 1983 in various positions in private banking. Prior to 1983 she was a Vice President at Citibank. She has previously served as Trustee of the Synergos Institute. Currently, she is a Board member of the Coca-Cola Company and Lincoln Center Theater and a Trustee of the National Geographic Society.

Key Attributes, Experience and Skills:

Ms. Lagomasino is a recognized leader in the wealth management industry, with over thirty year of financial services experience, including investment and capital markets. This financial and business expertise enhances her contribution to the oversight of the Company’s strategic direction and growth. Ms. Lagomasino also has broad international experience, including management of 3,000 employees in over 20 countries as CEO of JP Morgan Private Bank and 35 years of working with Latin America, which is one of our Company’s key markets. Through her professional background, including her service on the compensation committee of another public company, Ms. Lagomasino provides valuable knowledge of executive compensation matters. Through her tenure on our Board, Ms. Lagomasino has a deep understanding of our Company’s business and strategic focus and has provided key leadership and guidance to drive our growth.

ANN S. MOORE

Director since 1993                    Age: 59

Ms. Moore is Chairman and Chief Executive Officer of Time Inc. Prior to assuming this position in July 2002, Ms. Moore was Executive Vice President of Time Inc. since September 2001, where she had executive responsibilities for a portfolio of magazines including Time, People, InStyle, Teen People, People en Español and Real Simple. Ms. Moore joined Time Inc. in 1978 in Corporate Finance. Since then, she has held consumer marketing positions at Sports Illustrated, Fortune, Money and Discover, moving to general management of Sports Illustrated in 1983 and to publisher of People in 1991. She is also a director of the Wallace Foundation.

Key Attributes, Experience and Skills:

Through her career in consumer-driven publishing and media, Ms. Moore possesses significant expertise in global branding and marketing, operations and turnaround strategies, which provides critical perspective to the Company. She is a recognized leader whose understanding of consumer trends and demographics enhances her contribution to the Board’s oversight and direction. In addition, Ms. Moore’s experience leading the innovation of iconic brands and products is of particular value to the Company. Through her tenure on our Board, Ms. Moore has a deep understanding of our Company’s business and strategic focus and has provided key leadership and guidance to drive our growth.

PAUL S. PRESSLER

Director since 2005                    Age: 53

Mr. Pressler is an Advisory Partner at Clayton, Dubilier & Rice, Inc., a private equity firm, since July 2009. Previously, Mr. Pressler was President and Chief Executive Officer of Gap, Inc. from September 2002 to January 2007. He also served on Gap, Inc.’s Board of Directors from October 2002 until January 2007. Prior to joining Gap, Inc., Mr. Pressler spent fifteen years with The Walt Disney Company where he was Chairman of the company’s Global Theme Park and Resorts Division. Mr. Pressler also served as President of Disneyland, President of The Disney Stores and Senior Vice President of Disney Consumer Products. Mr. Pressler is a director of OpenTable, Inc. and previously served as a director of Overture Acquisition Corp. from 2008 until 2010.

Key Attributes, Experience and Skills:

Mr. Pressler is a seasoned consumer products and retail executive, with extensive experience leading some of the world’s best known brands. He brings expertise in global online and offline business strategy, marketing, operations, inventory and supply chain management, and talent management in large organizations. Mr. Pressler also provides guidance regarding financial matters, including capital structure and cost control, and corporate governance, which provides valuable perspective on issues facing the Company, including its strategic direction.

GARY M. RODKIN

Director since 2007                    Age: 57

Mr. Rodkin is the Chief Executive Officer of ConAgra Foods, Inc. and serves as a member of its Board of Directors. Prior to joining ConAgra Foods, Inc. in October 2005, he was Chairman and Chief Executive Officer of PepsiCo Beverages and Foods North America from 2002 to 2005. Mr. Rodkin also served as President and Chief Executive Officer of Pepsi-Cola North America from 1999 to 2002, and President of Tropicana from 1995 to 1998. He held various management positions at General Mills from 1979 to 1995, including President of Yoplait Yogurt. He serves as Vice Chairman of the Grocery Manufacturers of America and on the Board of Boys Town.

Key Attributes, Experience and Skills:

Mr. Rodkin has spent his career building leading consumer brands and contributes key marketing, financial and operations expertise to the Company. His broad-based business expertise and corporate leadership skills as a public company CEO provide significant insight and guidance on issues facing our Company and strengthen the Board’s collective qualifications, skills, and experience. In particular, Mr. Rodkin’s strong turnaround experience enhances his contribution to the oversight of the Company’s strategic direction and growth.

PAULA STERN, Ph.D.

Director since 1997                    Age: 64

The Honorable Paula Stern is Chairwoman of The Stern Group, Inc., an international advisory firm in areas of business and government strategy established in 1988. She was Commissioner of the U.S. International Trade Commission from 1978 to 1987 and Chairwoman from 1984 to 1986. Dr. Stern is a director of Hasbro, Inc. and Rent-A-Center, Inc. She serves on the Board of Trustees of the Committee for Economic Development and on the Advisory Council of Columbia University School of Social Work and the Executive Committee of the Atlantic Council of the United States. She is also a member of Council on Foreign Relations, Inter-American Dialogue, Bretton Woods Committee, and the High Level Advisory Group for the Global Subsidies Initiative of the International Institute for Sustainable Development. Dr. Stern previously served as a director of Avaya, Inc. from 2002 until 2007 and the Neiman Marcus Group, Inc. from 2001 until 2005.

Key Attributes, Experience and Skills:

Dr. Stern is a distinguished scholar with over 30 years of professional experience in regulatory, legislative and business matters. She is an expert on business and government strategy, including global trade and competitive considerations, and provides the Company with valuable leadership and perspective in these areas. In addition, Dr. Stern’s strong background in the direct selling regulatory framework is an asset in light of our business, which is conducted worldwide primarily through direct selling. Further, through her 23 years service on the boards of 16 companies, including consumer products companies, she has gained corporate governance and leadership experience that enhances her contribution to the Company. Through her tenure on our Board, Dr. Stern has a deep understanding of our Company’s business and strategic focus and has provided key leadership and guidance to drive our growth.

LAWRENCE A. WEINBACH

Director since 1999                    Age: 70

Mr. Weinbach is a Managing Director of Yankee Hill Capital Management LLC, a private equity firm. On January 31, 2006, he retired as Chairman of the Board of Unisys Corporation. Mr. Weinbach joined Unisys in September 1997 as Chairman, President and Chief Executive Officer. In January 2004, his title changed to Chairman and Chief Executive Officer and he held the position of Chairman from January 2005 until his retirement. He previously was Managing Partner–Chief Executive of Andersen Worldwide, a global professional services organization from 1989 to 1997 and had held various senior executive positions with Andersen for a number of years prior thereto. Mr. Weinbach is the lead director of Discover Financial Services and serves as Chairman of Great Western Products Holdings LLC, a private company. During the past five years, he served as a director of Quadra Realty Trust and UBS, AG.

Key Attributes, Experience and Skills:

Mr. Weinbach possesses key leadership expertise in the information technology and financial services sectors. In particular, he has valuable turnaround experience that enhances his contribution to the oversight of the Company’s strategic initiatives. Mr. Weinbach’s strong financial background, gained through his private equity, investment banking and financial services experience, includes a thorough knowledge of financial statements, corporate finance, accounting and capital markets that is of significant value to the Company. Through his tenure on our Board, Mr. Weinbach has a deep understanding of our Company’s business and strategic focus and has provided key leadership and guidance to drive our growth.

INFORMATION CONCERNING THE BOARD OF DIRECTORS

2009 Board Meetings

Our Board of Directors held twelve meetings in 2009. Directors are expected to attend all meetings of the Board of Directors and the Board Committees on which they serve and to attend the Annual Meeting of Shareholders. No director attended less than 75% of the aggregate number of meetings of the Board and of each Board Committee on which he or she served. All directors attended the 2009 Annual Meeting. In addition to participation at Board and Committee meetings and the Annual Meeting of Shareholders, our directors discharge their duties throughout the year through communications with senior management. The non-management directors meet in regularly scheduled executive sessions, as needed, without the management director or other members of management. In the absence of the lead independent director from any executive session, the non-management directors will choose from among themselves one director to preside at such executive session.

Board Leadership Structure

The Board currently combines the positions of CEO and Chairman, coupled with a lead independent director. Mr. Hassan was appointed the lead independent director in February 2009. The responsibilities of the lead independent director include (i) presiding at all meetings of the Board at which the Chairman is not present, including executive sessions of the independent directors; (ii) reviewing and approving meeting agendas, meeting schedules and other information, as appropriate; (iii) serving as a liaison between the Chairman and the independent directors; (iv) having pre- and post-meetings with the Corporate Secretary, as appropriate; (v) having the authority to call meetings of the independent directors; (vi) if requested by major shareholders, ensuring availability for consultation and direct communication, as appropriate; and (vii) performing such other duties specified by the Board from time to time.

The Board believes that the current model is effective for the Company as the combined position of CEO and Chairman maximizes strategic advantages and company and industry expertise. Ms. Jung is the director most familiar with Avon’s business and industry and best positioned to set and execute strategic priorities. Ms. Jung’s leadership, driven by her deep business and direct selling industry expertise, enhances the Board’s exercise of its responsibilities. In addition, this model provides enhanced efficiency and effective decision-making and clear accountability. The lead independent director further strengthens the Board’s independence and autonomous oversight of our business as well as Board communication and effectiveness. The Board evaluates this structure periodically, including the appointment of the lead independent director.

Risk Oversight

The Board of Directors administers its risk oversight function primarily through the Audit Committee, which oversees the Company’s risk management practices. The Audit Committee is responsible for, among other things, discussing with management on a regular basis the Company’s guidelines and policies that govern the process for risk assessment and risk management. This discussion includes the Company’s major risk exposures and actions taken to monitor and control such exposures. The Audit Committee also has oversight of the Company’s recently formed risk management committee, composed of certain key executives. The Company has an enterprise risk management process and provides updates to the Audit Committee with respect to this process. The Audit Committee and senior management also report to the full Board on the Company’s risk management practices. If an identified risk poses an actual or potential conflict with management, our lead independent director may conduct the assessment or do so with the aid of other independent directors, as appropriate.

Communications with Directors

A shareholder or other interested party who wishes to communicate with the Board, the non-management directors as a group, the lead director or any other individual director may do so by addressing the correspondence to that individual or group, c/o Corporate Secretary, Avon Products, Inc., 1345 Avenue of the Americas, New York, NY 10105. All correspondence addressed to a director will be forwarded to that director.

Board Committees

The Board has the following regular standing committees: Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee, and Finance Committee. The charters of our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee and our Corporate Governance Guidelines were most recently amended as of March 11, 2010 and are attached hereto as Appendix A, Appendix B, Appendix C and Appendix D, respectively. The charters of each Committee, our Corporate Governance Guidelines and our Code of Business Conduct and Ethics (which applies to the Company’s directors, officers and employees) are available on our investor website (www.avoninvestor.com).

Audit Committee

Members	Messrs. Weinbach (Chair), Cornwell, Fogarty and Pressler, and Ms. Hailey

Number of Meetings in 2009	Thirteen

Primary Responsibilities	We have a separately designated standing Audit Committee established in accordance with the Securities Exchange Act of 1934. The Board has determined that Lawrence A. Weinbach, the Committee’s Chair, and V. Ann Hailey are both qualified to be “audit committee financial experts,” under the rules of the Securities and Exchange Commission and that both are independent as defined by the listing standards of the New York Stock Exchange. The Audit Committee assists the Board in fulfilling its responsibility to oversee the integrity of our financial statements, controls and disclosures, our compliance with legal and regulatory requirements, the qualifications and independence of our independent auditors and the performance of our internal audit function and independent accountants. The Committee has the authority to conduct any investigation appropriate to fulfilling its purpose and responsibilities. The responsibilities of the Committee are set forth in the Committee’s charter and include, among other things: reviewing major issues regarding accounting principles and financial statement presentations; reviewing with management and the independent accountants our annual audited and quarterly financial statements; discussing generally with management the types of information to be disclosed in earnings press releases; oversight of risk management practices; the appointment, compensation, retention and oversight of the independent auditors; approving all audit services and all permitted non-audit services; and reviewing with management and the independent auditors our disclosure controls and procedures and our internal controls.
Compensation Committee

Members	Ms. Lagomasino (Chair), Ms. Moore, Messrs. Hassan and Rodkin

Number of Meetings in 2009	Eight

Primary Responsibilities	The Compensation Committee is appointed by the Board to discharge the responsibilities of the Board relating to compensation of our executives. The responsibilities of the Compensation Committee are set forth in the Committee’s charter and include, among other things: reviewing and establishing our overall executive compensation and benefits philosophy, including review of the risk and reward structure of executive compensation plans, policies and practices, as appropriate; reviewing and approving the goals and objectives relevant to the compensation of the Chief Executive Officer, and, in consultation with the independent members of the Board, determining and approving the compensation of the Chief Executive Officer; determining and approving the compensation of all senior officers; approving grants of equity compensation awards under our stock plans; reviewing, approving and, as appropriate, recommending for independent director or shareholder approval all incentive compensation plans and equity-based plans; authority to approve the adoption or amendment of certain employee benefit plans, subject to the terms of such plans; and approving agreements with senior officers. The Committee is also charged with the responsibility of reviewing and discussing with management the Compensation Discussion and Analysis to be included in our proxy statement and, based on that review and discussion, determining whether to recommend to our Board of Directors inclusion of the Compensation Discussion and Analysis in the proxy statement, and prepare the disclosure required by Item 407(e)(5) of Regulation S-K.

The Committee may delegate responsibilities to a subcommittee comprised of one or more members of the Committee, provided that any action taken shall be reported to the full Committee as soon as practicable, but in no event later than at the Committee’s next meeting. In addition, the Committee may delegate certain other responsibilities, as described in the Committee charter. Also, as described on page 36 under “Compensation Discussion and Analysis—Elements of Compensation—Equity-Based Long-Term Incentives” and on page 68 under Proposal 3, the Committee has delegated to Ms. Jung as a director the authority to approve annual and off-cycle stock option and stock-based grants to employees who are not senior officers. The full Committee, however, determines the aggregate amount, as well as the terms and conditions, of these annual and off-cycle grants. A description of the role of the compensation consultant engaged by the Committee, scope of authority of the Committee and the role of executive officers in determining executive compensation is set forth on pages 28-29 under “Compensation Discussion and Analysis—Roles in Executive Compensation.”

Nominating and Corporate Governance Committee

Members	Mr. Hassan (Chair), Ms. Lagomasino, Ms. Moore and Dr. Stern

Number of Meetings in 2009	Five

Primary Responsibilities	The Nominating and Corporate Governance Committee identifies individuals qualified to become Board members, consistent with criteria approved by the Board; recommends to the Board the candidates for directorships to be filled by the Board and director nominees to be proposed for election at the Annual Meeting of Shareholders; develops and recommends to the Board a set of corporate governance principles applicable to the Company; monitors developments in corporate governance and makes recommendations to the Board regarding changes in governance policies and practices; reviews our management succession plans and oversees the evaluation of management; and oversees the evaluation of the Board, including conducting an annual evaluation of the performance of the Board and Board committees. The responsibilities of the Committee are set forth in the Committee’s charter and include, among other things: reviewing and recommending to the Board policies regarding the size and composition of the Board, qualifications and criteria for Board and committee membership, and the compensation of non-management directors. A description of the role of the compensation consultant engaged by the Committee, scope of authority of the Committee and the role of executive officers in determining the compensation of non-management directors is set forth on page 62 under “Director Compensation.”

Finance Committee

Members	Messrs. Pressler (Chair), Cornwell, Fogarty and Rodkin and Dr. Stern

Number of Meetings in 2009	Eight

Primary Responsibilities	The Finance Committee assists the Board in fulfilling its responsibilities to oversee our financial management, including oversight of our capital structure and financial strategies, investment strategies, banking relationships and funding of the employee benefit plans. The Committee is also responsible for the oversight of the deployment and management of our capital, including the oversight of certain key business initiatives. The responsibilities of the Committee are set forth in the Committee’s charter and include, among other things, reviewing with management on a timely basis significant financial matters of the Company, including matters relating to our capitalization, dividend policy and practices, credit ratings, cash flows, borrowing activities, debt management and investment of surplus funds.

Director Independence

The Board of Directors assesses the independence of its non-management members at least annually in accordance with the listing standards of the New York Stock Exchange, the Sarbanes-Oxley Act of 2002 and the regulations of the Securities and Exchange Commission, as well as our Corporate Governance Guidelines available on our investor website (www.avoninvestor.com). As part of its assessment of the independence of the non-management directors, the Board determines whether or not any such director has a material relationship with Avon, either directly or indirectly as a partner, shareholder or officer of an organization that has a relationship with Avon. In making this determination, the Board broadly considers all relevant facts and circumstances and will consider this issue not merely from the standpoint of the director, but also from that of persons or organizations with which the director has an affiliation. This consideration will include: (i) the nature of the relationship; (ii) the significance of the relationship to Avon, the other organization and the individual director; (iii) whether or not the relationship is solely a business relationship in the ordinary course of Avon’s and the other organization’s businesses and does not afford the director any special benefits; and (iv) any commercial, industrial, banking, consulting, legal, accounting, charitable, familial and other relationships; provided, that ownership of a significant amount of our stock is not, by itself, a bar to independence. In assessing the independence of directors and the materiality of any relationship with Avon and the other organization, the Board has determined that a relationship in the ordinary course of business involving the sale, purchase or leasing of property or services will not be deemed material if the amounts involved, on an annual basis, do not exceed the greater of (i) $1,000,000 or (ii) one percent (1%) of Avon’s revenues or one percent (1%) of the revenues of the other organization involved.

The Company, as is common for major global consumer products companies, regularly advertises through various media, including television and magazines. Some of these advertisements may appear from time to time in magazines owned by Time Inc., of which Ms. Moore is Chairman and Chief Executive Officer and in other media owned by Time Warner, of which Mr. Hassan is a board member. In 2009, the aggregate cost of advertisements appearing in such magazines was not material to us nor was the associated revenue material to Time Inc. or Time Warner.

Based on the materiality standard described above, none of the relationships between the Company and Ms. Moore or Mr. Hassan, respectively, or any of the other non-management directors was material during 2009. The Board of Directors has concluded that each non-management director is independent.

Director Nomination Process & Shareholder Nominations

As noted above, the Board of Directors has determined that each member of the Nominating and Corporate Governance Committee is independent as defined by the listing standards of the New York Stock Exchange and our Corporate Governance Guidelines.

The Committee’s process for considering all candidates for election as directors, including shareholder-recommended candidates, is designed to ensure that the Committee fulfills its responsibility to recommend candidates that are properly qualified and are not serving any special interest groups, but rather the best interest of all of the shareholders.

Our Corporate Governance Guidelines and the charter of the Nominating and Corporate Governance Committee require that our directors possess the highest standards of personal and professional ethics, character and integrity and meet the standards set forth in our Corporate Governance Guidelines. In identifying candidates for membership on the Board, the Committee takes into account all factors it considers appropriate, consistent with criteria approved by the Board, which may include professional experience, knowledge, independence, diversity of backgrounds and the extent to which the candidate would fill a present or evolving need on the Board. Diversity of backgrounds, as one factor that the Committee may consider, is broadly construed to include differences of viewpoint, personal and professional experience, skill, gender, race, as well as other individual characteristics.

If there is a need for a new director because of an open position on the Board or because the Board has determined to increase the total number of directors, the Committee may retain a third-party search firm to locate candidates that meet the needs of the Board at that time. When a search firm is used, the firm typically provides information on a number of candidates for review and discussion by the Committee. If appropriate, the Committee chair and some or all of the members of the Committee may interview potential candidates. If in these circumstances the Committee determines that a potential candidate meets the needs of the Board, has the relevant qualifications, and meets the standards set forth in our Corporate Governance Guidelines, the Committee will vote to recommend to the Board the election of the candidate as a director.

The Nominating and Corporate Governance Committee will consider director candidates recommended by shareholders if properly submitted to the Committee in accordance with our Corporate Governance Guidelines. Shareholders wishing to recommend persons for consideration by the Committee as nominees for election to the Board of Directors can do so by writing to the Nominating and Corporate Governance Committee, c/o Corporate Secretary, Avon Products, Inc., 1345 Avenue of the Americas, New York, New York 10105. Recommendations must include the proposed nominee’s name, detailed biographical data, work history, qualifications and corporate and charitable affiliations, as well as a written statement from the proposed nominee consenting to be named as a nominee and, if nominated and elected, to serve as a director. The Committee will then consider the candidate and the candidate’s qualifications using the criteria as set forth above. The Committee may discuss with the shareholder making the nomination the reasons for making the nomination and the qualifications of the candidate. The Committee may then interview the candidate and may also use the services of a search firm to provide additional information about the candidate prior to making a recommendation to the Board.

In addition, shareholders of record may nominate candidates for election to the Board by following the procedures set forth in our By-Laws. Information regarding these procedures for nominations by shareholders will be provided upon request to our Corporate Secretary.

Board Policy Regarding Voting for Directors

Our Corporate Governance Guidelines provide that any nominee for director who receives a greater number of votes “withheld” than votes “for” his or her election in an uncontested election of directors will promptly tender his or her resignation to the Board for consideration by the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee will recommend to the Board whether to accept or reject the tendered resignation, or whether other action should be taken. The Nominating and Corporate Governance Committee will consider any factors or other information that it considers appropriate or relevant. The Board will act on the tendered resignation, taking into account the Nominating and Corporate Governance Committee’s recommendation and publicly disclose (in a press release, a filing with the Securities and Exchange Commission or other broadly disseminated means of communication) its decision regarding the tendered resignation and the rationale behind the decision within 90 days from the date of the certification of the election results.

Director Compensation

Information regarding director compensation is set forth on page 62 under “Director Compensation.”

Compensation Committee Interlocks and Insider Participation

No member of our Board’s Compensation Committee, each of whom is listed under “Compensation Committee Report” on page 26, has served as one of our officers or employees at any time. None of our executive officers served during 2009 as a member of the board of directors or as a member of a compensation committee of any other company that has an executive officer serving as a member of our Board of Directors or Compensation Committee.

EXECUTIVE OFFICERS

The executive officers of the Company as of the date hereof are listed below. Executive officers are generally designated by the Board of Directors at its first meeting following the Annual Meeting of Shareholders. Each executive officer holds office until the first meeting of the Board of Directors following the next Annual Meeting of Shareholders at which directors are elected, or until his or her successor is elected, except in the event of death, resignation, removal or the earlier termination of his or her term of office.

Name	Title	Age	Year Designated Executive Officer
Andrea Jung	Chairman and Chief Executive Officer	51	1997

Charles W. Cramb	Vice Chairman, Chief Finance and Strategy Officer	63	2005

Charles M. Herington	Executive Vice President, Latin America and Central & Eastern Europe	50	2006

Lucien Alziari	Senior Vice President, Human Resources and Corporate Responsibility	50	2004

Geralyn R. Breig	Senior Vice President and President, North America	47	2008

Jeri B. Finard	Senior Vice President, Global Brand President	50	2009

Bennett R. Gallina	Senior Vice President, Western Europe, Middle East & Africa; Asia Pacific and China	55	2006

John P. Higson	Senior Vice President, Global Direct Selling and Business Model Innovation	51	2006

John F. Owen	Senior Vice President, Global Supply Chain	52	2009

Kim K. W. Rucker	Senior Vice President, General Counsel and Corporate Secretary	43	2008

Stephen Ibbotson	Group Vice President and Corporate Controller	50	2009

Andrea Jung was elected as Avon’s Chairman of the Board of Directors and Chief Executive Officer effective September 2001, having previously served as Chief Executive Officer since November 1999. Ms. Jung has been a member of the Board of Directors since January 1998 and was President from January 1998 to January 2001 and Chief Operating Officer from July 1998 to November 1999. She was elected an Executive Vice President of Avon in March 1997 concurrently continuing as President, Global Marketing, a position she held from July 1996 to the end of 1997. Ms. Jung joined Avon in January 1994 as President, Product Marketing for Avon U.S. Previously, she was Executive Vice President for Neiman Marcus and a Senior Vice President for I. Magnin. Ms. Jung is a director of Apple Inc. and the General Electric Company. She is a member of the N.Y. Presbyterian Hospital Board of Trustees, a director of Catalyst and Chairman of the World Federation of Direct Selling Associations.

Charles W. Cramb has been Avon’s Vice Chairman, Chief Finance and Strategy Officer since September 2007 and, prior to that, served as Executive Vice President, Finance and Technology, and Chief Financial Officer since joining Avon in November 2005. Prior to that, Mr. Cramb was Senior Vice President, Finance and Chief Financial Officer of The Gillette Company from 1997 to 2005. Previously, he was with The Gillette Company as

Vice President and Corporate Controller from 1995 to 1997 and, prior to that, he held various positions within finance of ascending responsibility during his 35 years at the company. Mr. Cramb is a director of Idenix Pharmaceuticals, Inc. and Tenneco Inc.

Charles M. Herington has been Avon’s Executive Vice President, Latin America and Central & Eastern Europe since June 2009, and prior to that, Executive Vice President, Latin America since March 2008. Prior to that, he was Senior Vice President, Latin America since March 2006. Prior to joining Avon, Mr. Herington was President and Chief Executive Officer of America Online Latin America from 1999 to February 2006. On June 23, 2005, America Online Latin America filed for voluntary reorganization under Chapter 11 of the U.S. Bankruptcy Code and in April 2006, the bankruptcy court approved the company’s recovery and liquidation plan. Prior to joining America Online Latin America, Mr. Herington served as President of Revlon Latin America. From 1990 to 1997, Mr. Herington held executive positions with PepsiCo Restaurants International, serving most recently from 1995 to 1997 as Division President of Kentucky Fried Chicken, Pizza Hut and Taco Bell of South America, Central America and the Caribbean. He also held several positions in management and marketing with Procter & Gamble in Canada, Puerto Rico and Mexico during the 10 years prior to his association with PepsiCo. Mr. Herington is a director of NII Holdings, Inc. (formerly Nextel International) and Molson-Coors.

Lucien Alziari has been Avon’s Senior Vice President, Human Resources and Corporate Responsibility since November 2009 and prior to that, Senior Vice President, Human Resources since September 2004. Prior to joining Avon, he was Chief Human Resources Officer for PepsiCo’s Corporate Division from 2003 to 2004. Prior to that, Mr. Alziari was PepsiCo’s Vice President, Staffing and Executive Development from 2000 to 2003, Vice President, Corporate Human Resources from 1998 to 2000, and Vice President, Human Resources for the Middle East, Pakistan and Africa from 1994 to 1997.

Geralyn R. Breig has been Avon’s Senior Vice President and President, North America since October 2008 and, prior to that, was the Senior Vice President and Global Brand President from December 2005 to September 2008. Prior to joining Avon, Ms. Breig was the President, Godiva International from 2002 to 2005. Prior to that, Ms. Breig was Vice President of Marketing for Pepperidge Farm, Inc. from 1999 to 2002. She joined Pepperidge Farm, a division of the Campbell Soup Company, in 1995 as VP Strategy. Previously, Ms. Breig held various positions in marketing of ascending responsibility at Kraft Foods Inc. from 1986 to 1995. Ms. Breig began her career in the Beauty Care Division of Procter & Gamble in 1984. She is a director of the Personal Care Products Council and the Avon Foundation.

Jeri B. Finard has been Avon’s Senior Vice President, Global Brand President since December 2008. Prior to joining Avon, Ms. Finard was Executive Vice President and Global Chief Marketing Officer for Kraft Foods, Inc. from 2006 to 2007. Prior to that, Ms. Finard was President North America Beverages and Group Vice President for Kraft Foods, Inc. from 2004 to 2006, and also served as Senior Vice President/General Manager of Kraft’s Coffee (2003 to 2004) and Dessert (2000 to 2003) divisions. Before that, she held increasingly important marketing and general management positions since joining Kraft in 1986. Ms. Finard is a director of Frontier Communications.

Bennett R. Gallina has been Avon’s Senior Vice President, Western Europe, Middle East & Africa; Asia Pacific and China since January 2009 and, prior to that, was Senior Vice President, Western Europe, Middle East & Africa and China from November 2005 to December 2008 as well as Senior Vice President and President, Asia Pacific from 2004 to 2005, Senior Vice President, Global Operations from 2000 to 2004, President of Avon Canada from 1998 to 2000 and other various positions in finance since joining Avon in 1977.

John P. Higson has been Avon’s Senior Vice President, Global Direct Selling and Business Model Innovation since June 2009. Prior to that, he was Senior Vice President, Central and Eastern Europe since December 2005 and, prior to that, was Area Vice President, Central and Eastern Europe from 2002 to 2005 and, additionally during that period, was General Manager, Avon Poland from 2003 to 2005 and head of Global Sales Development from 1999 to 2002. Before that, he held various positions since joining Avon in 1985.

John F. Owen has been Avon’s Senior Vice President, Global Supply Chain since December 2005 and, prior to that, was Senior Vice President and President, Europe, Middle East & Africa from 2004 to 2005, Senior Vice President, Business Transformation from 2002 to 2004, Group Vice President, Global Finance from 2000 to 2002, Vice President, Finance North America from 1997 to 2000 and held various positions in finance since joining Avon in 1980.

Kim K. W. Rucker has been Avon’s Senior Vice President and General Counsel since March 2008 and Corporate Secretary since February 2009. Prior to joining Avon, Ms. Rucker was the Senior Vice President, Secretary and Chief Governance Officer of Energy Future Holdings Corp. (formerly TXU Corp.) from 2004 to 2008. Ms. Rucker was Counsel, Corporate Affairs at Kimberly-Clark Corporation from 2001 to 2004 and previously was a partner at the Chicago law firm of Sidley Austin LLP.

Stephen Ibbotson has been Avon’s Group Vice President and Corporate Controller since May 2009. Prior to that, Mr. Ibbotson was Avon’s Vice President, Finance, Western Europe, Middle East & Africa since 2006 and Vice President, Finance, Europe, Middle East and Africa from 2005 to 2006. Prior to that, he served as Vice President, Customer Service and Finance for the United Kingdom since 1999, and in various other positions with the Company in the United Kingdom and in Global Finance since he joined the Company in 1990.

OWNERSHIP OF SHARES

The following table sets forth certain information as of March 1, 2010 regarding the beneficial ownership of our common stock by each director and director nominee, each named executive officer (as defined in the introduction to the “Summary Compensation Table” on page 42), and all of our directors and executive officers as a group. The table also shows information for holders of more than five percent of the outstanding shares of common stock, as set forth in recent filings with the Securities and Exchange Commission. All shares shown in the table reflect sole voting and investment power except as otherwise noted.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
BlackRock, Inc. (1)	26,550,444	6.22%
Capital Research Global Investors (2)	40,812,000	9.60%
Capital World Investors (3)	27,601,700	6.50%
FMR LLC (4)	24,757,440	5.80%
W. Don Cornwell (5) (6) (7) (9)	36,963	*
Charles W. Cramb (8) (9) (11)	412,927	*
Edward T. Fogarty (5) (6) (7) (9)	95,739	*
Bennett R. Gallina (8) (9) (11)	427,602	*
V. Ann Hailey (9)	0	*
Fred Hassan (5) (6) (9) (10)	81,079	*
Charles M. Herington (8) (9) (11)	193,936	*
Andrea Jung (7) (8) (9) (11)	3,717,512	*
Maria Elena Lagomasino (5) (6) (9)	60,655	*
Ann S. Moore (5) (6) (7) (9) (10)	82,223	*
Paul S. Pressler (5) (6) (9)	19,635	*
Gary M. Rodkin (5) (6) (9)	4,669	*
Kim K.W. Rucker (8) (9) (11)	51,707	*
Elizabeth Smith (8) (9) (11)	437,950	*
Paula Stern (5) (6) (9)	31,999	*
Lawrence A. Weinbach (5) (6) (9)	54,079	*
All 22 directors and executive officers as a group (9) (12)	6,754,124	1.56%

*	Indicates less than 1% of the outstanding shares, inclusive of shares that may be acquired within 60 days of March 1, 2010 through the exercise of stock options.

(1)

In its Schedule 13G filed on January 29, 2010 with the Securities and Exchange Commission, BlackRock, Inc., located at 40 East 52nd Street, New York, New York 10022, reported the beneficial ownership of 26,550,444 shares. It reported sole voting power with respect to 26,550,444 shares, shared voting power with respect to no shares, sole dispositive power with respect to 26,550,444 shares and shared dispositive power with respect to no shares.

(2)	In its Schedule 13G/A filed on February 11, 2010 with the Securities and Exchange Commission, Capital Research Global Investors a division of Capital Research and Management Company (CRMC), located at 333 South Hope Street, Los Angeles, California 90071, reported the beneficial ownership of 40,812,000 shares as a result of CRMC acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. Capital Research Global Investors reported that it had sole voting power with respect to 10,915,000 shares, shared voting power with respect to 1,020,000 shares, sole dispositive power with respect to 40,812,000 shares and shared dispositive power with respect to no shares.

(3)

In its Schedule 13G/A filed on February 11, 2010 with the Securities and Exchange Commission, Capital World Investors, a division of Capital Research and Management Company (CRMC), located at 333 South Hope Street, Los Angeles, California 90071, reported the beneficial ownership of 27,601,700 shares as a result of CRMC acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. Capital World Investors reported that it had sole voting power with respect to 6,321,300 shares, shared voting power with respect to no shares, sole dispositive power with respect to 27,601,700 shares and shared dispositive power with respect to no shares.

(4)

In its Schedule 13G filed on February 16, 2010 with the Securities and Exchange Commission, FMR LLC, located at 82 Devonshire Street, Boston, Massachusetts 02109, and its Chairman, Edward C. Johnson 3rd, reported the beneficial ownership of 24,757,440 shares on behalf of (i) Fidelity Management and Research Company, a wholly owned subsidiary of FMR LLC and a registered investment adviser (“FM&RC”), (ii) Strategic Advisers, Inc., a wholly owned subsidiary of FMR LLC and a registered investment adviser (“SA”), (iii) Pyramis Global Advisors, LLC, an indirect wholly owned subsidiary of FMR LLC and a registered investment adviser (“PGALLC”), (iv) Pyramis Global Advisors Trust Company, an indirect wholly owned subsidiary of FMR LLC and an investment manager (“PGATC”), and (v) FIL Limited, a qualified institution which provides investment advisory and management services to non-U.S. investment companies and institutional investors, that is an independent corporate entity whose shares are included by FMR LLC on a voluntary basis (“FIL”). FM&RC is the beneficial owner of 21,525,617 shares, as to which FMR LLC, Mr. Johnson and the FM&RC funds each has sole dispositive power but not voting power. These shares are voted by FM&RC under written guidelines established by the funds’ Boards of Trustees, which have the sole power to vote or direct the vote of such shares. SA is the beneficial owner of 2,244 shares. PGALLC is the beneficial owner of 432,886 shares, as to which FMR LLC and Mr. Johnson each has sole dispositive and voting power. PGATC is the beneficial owner of 1,122,113 shares, as to which FMR LLC and Mr. Johnson each has sole dispositive power, as well as sole voting power with respect to 1,115,013 of such shares. FIL is the beneficial owner of 1,674,580 shares, as to which FIL has sole dispositive power, as well as sole voting power with respect to 1,545,150 of such shares.

(5)	Includes, for each indicated non-management director, restricted shares as follows: Mr. Cornwell, 9,563 shares; Mr. Fogarty, 20,407 shares; Mr. Hassan, 13,079 shares; Ms. Lagomasino, 10,819 shares; Ms. Moore, 25,623 shares; Mr. Pressler, 6,635 shares; Mr. Rodkin, 2,519 shares; Dr. Stern, 15,999 shares; and Mr. Weinbach, 13,079 shares. For all such restricted shares, the director has sole voting but no investment power.

(6)	Includes, for each indicated non-management director, shares which he or she has the right to acquire within 60 days of March 1, 2010 through the exercise of stock options, as follows: Mr. Cornwell, 27,000 shares; Mr. Fogarty, 40,000 shares; Mr. Hassan, 40,000 shares; Ms. Lagomasino, 44,000 shares; Ms. Moore, 40,000 shares; Mr. Pressler, 8,000 shares; Dr. Stern, 16,000 shares; and Mr. Weinbach, 40,000 shares.

(7)	Includes, as to Mr. Cornwell, 200 shares held in the name of a family member as to which he disclaims beneficial ownership. Includes, as to Mr. Fogarty, 27,332 shares held in the name of a family member. Includes, for Ms. Jung, 136,057 shares held in a grantor retained annuity trust. Includes as to Ms. Lagomasino, 4,300 shares held in trust. Includes, as to Ms. Moore, 400 shares held in the names of family members as to which she disclaims beneficial ownership. Includes, as to Mr. Rodkin, 250 shares held in the name of a family member and 1,900 shares held in trust.

(8)	Includes, for each named executive officer, shares which he or she has the right to acquire within 60 days of March 1, 2010 through the exercise of stock options, as follows: Mr. Cramb, 398,824 shares; Mr. Gallina, 409,673 shares; Mr. Herington, 180,157 shares; Ms. Jung, 3,348,192 shares; Ms. Rucker, 51,385, and Ms. Smith, 380,618 shares. Includes, for Ms. Jung, 84,862 shares pledged as security.

(9)

The table above excludes, for each director and named executive officer, as well as the directors and executive officers as a group, restricted stock units (RSUs) because RSUs do not afford the holder of such units voting or investment power. As of March 1, 2010, each non-employee director in the table above held 6,926 RSUs, other than Ms. Hailey, who held 5,412. As of March 1, 2010, Mr. Cramb held 265,541 RSUs, Mr. Gallina held 30,545 RSUs, Mr. Herington held 166,100 RSUs, Ms. Jung held 76,316 RSUs, Ms. Rucker held 13,000 RSUs, Ms. Smith held 14,290 RSUs, and the directors and executive officers as a group held 677,515 restricted stock units. In addition, the table above excludes, for each named executive officer, and the directors and officers as a group, deferred stock units because deferred stock units do not afford the holder of such units voting or investment power. As of March 1, 2010, Mr. Cramb held 18,450 deferred stock units, Mr. Gallina held 8,000 deferred stock units, Ms. Jung held 140,000 deferred stock units, Ms. Smith held 84,587 deferred stock units, and the directors and executive officers as a group held 293,817 deferred stock units.

(10)	Mr. Hassan shares voting and investment power with his spouse as to 20,000 of his shares. Ms. Moore shares voting and investment power with her spouse as to 8,200 of her shares.

(11)	Includes, for each named executive officer, shares held in the Avon Personal Savings Account Plan (401(k) Plan), as follows: Mr. Cramb, 6,103 shares; Mr. Gallina, 7,628 shares; Mr. Herington, 630 shares; Ms. Jung, 6,024 shares; Ms. Rucker, 322 shares; and Ms. Smith, 3,817 shares. The trustee of the 401(k) Plan will vote the shares in accordance with the instructions provided to the trustee.

(12)	The table above provides beneficial ownership information as a group for all of our directors and executive officers as of March 1, 2010. Includes 600 shares as to which such directors and executive officers as a group disclaim beneficial ownership. Includes 28,200 shares as to which beneficial ownership was shared with others and 5,999,309 shares which such directors and executive officers as a group have a right to acquire within 60 days of March 1, 2010 through the exercise of stock options. Includes 34,694 shares held by executive officers in the 401(k) Plan as to which the trustee of the 401(k) Plan will vote in accordance with the instructions provided to the trustee.

TRANSACTIONS WITH RELATED PERSONS

We have policies and procedures for the review, approval and ratification of “related person” transactions as defined under the rules and regulations of the Securities Exchange Act of 1934.

Our Code of Business Conduct and Ethics, which is available on our investor website (www.avoninvestor.com), prohibits all conflicts of interest. Under the Code, conflicts of interest occur when personal, private or family interests interfere in any way, or even appear to interfere, with the interests of the Company.

Our compliance committee, which includes members of senior management, reviews, as appropriate, actual or apparent conflicts of interest, or potential conflicts of interest, under the Code. Under the written charter of the committee, any conflicts of interest that are deemed related person transactions must be forwarded, with a recommendation of how to proceed, to the Board of Directors for review, approval or ratification of the transaction. The Board of Directors considers any such related person transactions, including the recommendation from the compliance committee, in a manner that best serves the interests of the Company and the interests of our shareholders. Any approval or ratification of a related person transaction that requires a waiver of the Code by the Board of Directors will be disclosed as required.

We have multiple processes for reporting conflicts of interests, including related person transactions, to the compliance committee. Under the Code, all employees are required to report any actual or apparent conflict of interest, or potential conflict of interest, to the compliance committee. We also annually distribute a questionnaire to our executive officers and members of the Board of Directors requesting certain information regarding, among other things, their immediate family members and employment and beneficial ownership interests, which information is then reviewed for any conflicts of interest under the Code. The global compliance function undertakes a periodic survey of employees, including executive officers, which asks specific questions regarding potential conflicts of interest under the Code, and requires certification of compliance with the Code. In addition, our global internal audit function has processes in place, under its written procedure policies, to identify potential conflicts of interest. For example, it periodically surveys our global finance function, including accounts payable, for any amounts paid to any of our directors, executive officers or 5% shareholders, and certain of such persons’ affiliates.

We also have other policies and procedures to prevent conflicts of interest, including related person transactions. For example, our Corporate Governance Guidelines, which are available on our investor website (www.avoninvestor.com), require that the Board of Directors assess the independence of its non-management directors at least annually, including a requirement that it determine whether or not any such directors have a material relationship with us, either directly or indirectly, as defined therein and as further described under “Information Concerning the Board of Directors—Director Independence” on page 15. In addition, we maintain a number of controls and procedures, including a written global policy, for the proper review and approval of contracts and other financial commitments. There are no related person transactions required to be reported.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2009 regarding our equity compensation plans.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)		(b)		(c)
Equity compensation plans approved by security holders (1)	32,337,605	(2)	$30.56	(2)	10,808,087	(3)
Equity compensation plans not approved by security holders	0		N/A		0
Total	32,337,605		$30.56		10,808,087

(1)	These plans are the 1993 Stock Incentive Plan, the 2000 Stock Incentive Plan and the 2005 Stock Incentive Plan.

(2)	Excludes stock appreciation rights (SARs) of which 130,731 were outstanding as of December 31, 2009. Column (b) represents the weighted average exercise price of outstanding options; outstanding restricted stock units (RSUs) are not included in column (b) as RSUs do not have an exercise price.

(3)	As of December 31, 2009, 8,396,327 shares remained available for issuance under the 2005 Stock Incentive Plan, which permits grants of stock options, shares of restricted stock, restricted stock units, performance and other stock units, and SARs. Of the 8,396,327 shares, 2,772,853 shares remained available for awards of stock and stock units as of December 31, 2009. Although 1,327,592 and 1,084,168 shares remain available for issuance under the 2000 Stock Incentive Plan and 1993 Stock Incentive Plan, respectively, no additional stock options or other stock awards will be granted under those plans.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers, directors and greater than 10% shareholders to file certain reports with respect to beneficial ownership of our equity securities. Based solely on a review of copies of reports furnished to us, or written representations that no reports were required, we believe that during 2009 all Section 16 reports that were required to be filed were filed on a timely basis, except that a Form 4 reporting the acquisition of deferred stock units was filed one day late for Mr. Herington.

EXECUTIVE COMPENSATION

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis for the year ended December 31, 2009. Based upon such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis section be included in this Proxy Statement and be incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2009.

Members of the Compensation Committee

Maria Elena Lagomasino, Chair

Fred Hassan

Ann S. Moore

Gary M. Rodkin

March 11, 2010

Compensation Discussion and Analysis

Executive Summary

Market and Business Conditions

We entered 2009 facing severe macroeconomic challenges, including major gross domestic product (GDP) declines across our major markets, substantial consumer spending contraction and unfavorable foreign exchange. However, as the year progressed, we seized opportunities and adjusted our strategic focus to respond to the challenges and strengthen our foundation for the future. We took aggressive steps to control costs and continued to successfully execute on our sustainable growth plan. Focusing on strategic pricing as well as unit growth, we energized our team around a “smart value” program, increasing our “value” price tier products while maintaining market share in the higher priced tiers. Despite the difficult operating environment, we were able to increase market share and generate local currency sales growth of 6% (fueled largely by 7% local currency growth in our beauty category), which outpaced GDP growth in most of our key markets. We stepped up recruiting efforts to attract a record number of new active sales representatives, resulting in an impressive 9% active representative growth. We attacked overhead expenses through actions such as salary and headcount freezes, and reduced business travel. In summary, in a year of global economic turmoil and consumer spending contraction, our strategic direction set at the start of the year was successfully executed and delivered strong results.

We believe that we have the right strategy for both the short- and long-term success of the Company. We recognize that the creation and successful execution of this strategy depends on our ability to attract, retain, motivate and reward key employees whose interests are aligned with those of shareholders. Critical to this ability is our “pay-for-performance” philosophy which guides our compensation programs and decisions as described below.

Compensation Philosophy and Objectives

The guiding principle of our program is “pay-for-performance,” such that the largest portion of executive compensation is at risk, meaning that it is tied to company, business unit and individual performance. Our compensation programs are designed to enable and reinforce our overall business strategy by aligning pay with the achievement of short- and long-term financial and strategic objectives and building shareholder value. In support of this principle, we strive to balance short- and long-term objectives by measuring both annual and multi-year performance.

In addition, we seek to attract, retain, motivate and reward key executive talent responsible for our short- and long-term success. We continue to provide compensation that is competitive with the practices of other leading beauty and consumer products companies. Accordingly, we target total compensation for our senior officers, including the named executive officers, at the median of our market, while allowing flexibility to pay above median for consistently high-performing executives or, when necessary, recruiting key executives into our organization. The major portion of each named executive officer’s total compensation is directly related to financial and non-financial factors that measure our progress against our business strategy or to the Company’s stock price performance. Our consideration of individual performance is intended to drive meaningful differentiation among executives.

In 2009, the Committee examined our executive compensation philosophy and programs and made the following key decisions in order to ensure that pay was aligned with performance as well as our business and talent strategies:

•	Decided not to grant annual merit-based salary increases to senior officers in 2009, including named executive officers

•	Redesigned our annual incentive plan by adjusting performance measures used to qualify for payments and enhancing the Compensation Committee’s discretion in determining payouts

•	Limited interest payable on the fixed rate fund of our deferred compensation plan, beginning in 2010

•	Discontinued certain perquisites to new executives, beginning in 2010

•

Adopted a clawback policy covering certain executives, including named executive officers, that applies to annual and long-term incentive awards (cash and equity) and time-based equity awards in the event of financial restatements, material incorrect calculation of performance metrics and ethical misconduct

•	Adopted a double-trigger change in control policy covering certain senior officers, including named executive officers (other than the CEO), to ensure consistency in these arrangements

The specifics of our executive compensation program and details of the compensation decision-making process are discussed in detail in the remainder of this Compensation Discussion and Analysis.

Roles in Executive Compensation

The following parties are responsible for the development of our executive compensation program for our named executive officers:

Party	Responsibilities
Compensation Committee

•    Oversees our executive compensation program, including reviewing strategic objectives and design, the risk and reward structure and making adjustments, as appropriate

•    Determines and approves the compensation of our named executive officers, as well as other officers at or above the level of senior vice president and any officers covered by Rule 16a-1(f) under the Securities Exchange Act of 1934

•    Consults with the independent members of the Board in establishing and evaluating performance objectives for the CEO each year, in part to determine the CEO’s annual incentive compensation payout

•    See “Information Concerning the Board of Directors— Compensation Committee” on page 13 for additional Committee responsibilities

Independent Compensation Committee Consultant (Semler Brossy Consulting Group in 2009)

•    Engaged by and reports to the Committee and consults directly with its Chair

•    Committee has sole authority to continue or terminate its relationship with Semler Brossy

•    Advises the Committee on various executive compensation matters

•    Generally attends all Committee meetings, including executive sessions

•    Committee’s charter requires that the consultant is independent, and that such independence is reviewed at least annually

•    A consultant is considered not independent if it provides significant services to the Company apart from work performed for the Committee (services in excess of $50,000 or, if lesser, 1% of the consulting firm’s gross revenues for the most recent fiscal year). In 2009, the Committee determined that Semler Brossy is independent.

Party	Responsibilities

CEO

•   Makes individual compensation recommendations for senior officers, including the other named executive officers, to the Committee for its review and approval, after considering market data and relative individual achievements

•   Individual compensation recommendations include merit increases, annual incentive and long-term incentive awards and composition of such awards, and other compensation awards as they may arise

•   Provides input from time to time on the design of compensation plan components

Management

•   Supports the Committee by making recommendations and providing analyses with respect to competitive practices and pay ranges, compensation and benefit plans, policies and procedures related to equity awards, perquisites and general compensation and benefits philosophy

•   Retained Hewitt Associates during 2009 to provide competitive data and analysis

•   Senior human resources and legal executives attend Committee meetings to provide perspective and expertise relevant to the meeting agenda

•   Does not recommend, determine or participate in Committee discussions relating to their own individual compensation arrangements

Competitive Positioning

We seek to deliver competitive compensation packages and programs. During 2009, we affirmed that target total direct compensation levels for senior officers, including named executive officers, are to be targeted at the median of the market, while allowing flexibility to pay above median for consistently high-performing executives or, when necessary, recruiting key executives into our organization. In addition, we target benefits and perquisites at the median of the market. For 2008, actual total direct compensation for the named executive officers was, on average, below the median of the market.

We periodically assess pay ranges, pay levels and our program design against our peer group, which is comprised of 12 U.S.-based beauty and consumer goods companies. This group of peer companies was selected because we compete with these organizations for employees, customers and shareholders. These companies are generally comparable to Avon in terms of their consumer products orientation and size (measured in revenues) and, in most cases, their global scale. In addition, we believe that this group is sufficiently large to create consistent and reliable data. Our peer group for 2009 remained the same as for 2008 and was comprised of the companies listed below.

Peer Group
Campbell Soup	Estee Lauder	Hershey Foods	Procter & Gamble
Clorox	General Mills	Kellogg	Revlon
Colgate-Palmolive	H.J. Heinz	Kimberly-Clark	Sara Lee

From time to time, we also reference a variety of published and private surveys on executive compensation trends and practices.

Peer group comparison is an important part of the Committee’s process of determining appropriate pay levels and plan design. The Committee also retains the flexibility to respond to and adjust for specific circumstances, personal achievement and the evolving business environment.

Mix of Pay

We believe that the majority of executive pay should be “at risk”, i.e., variable based on performance, to ensure alignment with performance results and shareholder interests. Our belief is that it is important for the CEO, as the officer setting the long-term strategic vision of the Company, to have the greatest percentage of total compensation linked to the long-term success of the Company, with base salary representing a lower percentage. The following charts reflect the direct pay mix for our CEO and the other named executive officers and indicate the percentage of 2009 total direct compensation that is at risk. The percentages represent the 2009 target levels for each element of compensation at the time they were approved by the Committee.

Elements of CEO Compensation	Elements of Other Named Executive Officers Compensation (average)

Target Compensation

The table below illustrates the 2009 target direct compensation levels for each of our named executive officers:

			Long Term Incentives (% of Base)
	Salary*	Annual Incentive Target* (% of Base)	Stock Option Award Value	2008-2010 Cash Plan Annualized Cash Target**	Total Target Compensation
Jung, Andrea	$1,375,000	175%	300%	200%	$10,656,250
Cramb, Charles W	$750,000	100%	160%	100%	$3,450,000
Herington, Charles M	$725,000	90%	160%	90%	$3,190,000
Gallina, Bennett R	$625,000	70%	140%	80%	$2,437,500
Rucker, Kim	$570,000	70%	110%	80%	$2,052,000
Smith, Elizabeth A***	$750,000	100%	160%	100%	$3,450,000
*	Reflects annualized base salary and annual incentive target as of December 31, 2009

**	Reflects one year of three year target (The plan provides for single payment at the end of the three year performance period with individual target payouts of three times the percentages in this column, assuming achievement of performance goals. Maximum payout for each officer is 200% of target.)

***	Ms. Smith’s annual and long-term incentive awards will be prorated as of her separation date

CEO Compensation

The Committee applies the same compensation philosophy and guiding principles when determining total compensation for all named executive officers, including Ms. Jung. The total compensation level for Ms. Jung differs from the other named executive officers for several reasons: (i) as CEO, Ms. Jung has ultimate management responsibility and the key company leadership role and has greater decision making authority and responsibility than the other named executive officers; (ii) the CEO has the primary responsibility of setting the strategic plans and policies and is the officer with ultimate accountability; and (iii) it is customary and consistent with the market for CEOs to be compensated at a multiple of the compensation of other named executive officers.

Elements of Compensation

Our compensation package for our named executive officers, which is designed to support our pay-for-performance philosophy and strongly tie to short- and long-term business objectives, consists of the following elements:

Element	Purpose	Description	Fixed vs. Variable
Base Salary	• Compensate for achievements based on job responsibilities and individual performance • Attract and retain key executive talent	• Cash payment	• Fixed with opportunity for merit-based increases (typically annually)

Annual Incentive Compensation Awards

•  Encourage and reward meeting or exceeding annual/short-term financial goals and strategic initiatives, as well as personal contributions toward such goals

•  Create alignment with business strategy and operating performance

•  Attract, motivate and retain key executive talent

		• Cash award	• Variable (can vary widely based on Company, business unit and individual performance)

Long-Term Incentive Compensation Awards

•  Encourage long-term focus and reward increases in total shareholder returns

•  Promote decision-making consistent with the long-term goals of the Company and shareholders

•  Attract, motivate and retain key executive talent

		Includes cash and non-cash: • Potential cash award under three-year long-term incentive cash plan • Stock options • Restricted stock units	• Variable (can vary widely based on Company performance, stock price and individual performance and potential)

Retirement Benefits	• Support retirement savings • Retain key executive talent	• Tax qualified and supplemental defined benefit plans • 401(k) plan and match, with the same investment options generally available to all employees

•  Fixed/Variable (defined benefit plan formula is fixed, although generally actual annual bonus up to target amount is included in eligible earnings; 401(k) plan includes some variability based on investment elections and performance)

Other Benefits, including Health and Limited Perquisites

•  Offer health and financial protection programs to support well-being and healthy lifestyles

•  Provide limited management benefits that are generally competitive with market practice

•  Attract and retain key executive talent

		• Broad-based benefits generally available to all employees • Additional benefits generally available to senior officers, including named executive officers	• Fixed/Variable (benefits and most perquisites are fixed while nonqualified deferred compensation plan includes some variability based on investment performance)

Base Salary

Annual salary increases are based on our overall salary increase budget, individual performance and market comparison. In an effort to contain costs and in response to the economic environment and market conditions, Ms. Jung, Mr. Cramb, Ms. Rucker and Ms. Smith did not receive salary increases during 2009. Further, Ms. Jung’s base salary has not been adjusted since March 2004 because the Committee feels that it is set appropriately, especially considering that Ms. Jung’s tenure as CEO is significantly higher than the average of our peer group. Mr. Gallina received a 15.7% increase to base salary in conjunction with his expanded role as Senior Vice President, Western Europe, Middle East & Africa, China and Asia Pacific. Mr. Herington received an 11.5% salary increase in conjunction with his expanded role as Executive Vice President, Latin America and Central and Eastern Europe.

Annual Incentive Compensation

Avon, like many companies, was faced with the challenge of setting reliable financial targets in light of the global economic environment. In response to this uncertainty, the Committee designed the 2009 program in order to provide it with more flexibility to ensure the “right pay for the right performance.” For example, global revenue was included in addition to global operating profit as performance measures used in determining if awards may be paid under the Section 162(m) Executive Incentive Plan. Global operating profit and global revenue were selected as goals in order to encourage and reward executives for profitable growth, drive performance consistent with investor expectations and encourage market share growth.

Additionally, the formulaic approach in determining individual payouts used in prior years was modified by providing the Committee with more discretion in determining individual awards once the performance goal was met and funding was achieved.

Performance Goals and Funding. For 2009, the Committee established two performance goals, global operating profit of $925 million and global revenue of $9.25 billion. Achievement of at least one of these goals must be met for a named executive officer’s bonus opportunity to be funded at 200% of his or her target award.

As our actual 2009 global operating profit and global revenue exceeded both of the goals, payment of up to 200% of the target awards was authorized for our named executive officers, subject to the individual payout determinations discussed below. Under the terms of the program approved by the Committee, results exclude the impact of unbudgeted currency fluctuations (for both operating profit and revenue) and pension expense or contributions and restructuring charges (for operating profit only).

Individual Payouts. Once the performance goal has been achieved, the Committee determines individual payouts based 70% on financial performance and 30% on individual performance. The 70/30 split is used in order to strike an appropriate balance between our overall corporate objectives and each executive’s personal contributions. In no case may any payout be more than the 200% maximum bonus opportunity set forth above under “Performance Goals.”

The portion of the payout based on financial results is determined in a two-step process. First, the levels of global operating profit and revenue determine the applicable payout range, which was approved by the Committee at the time the 2009 performance goals were set. Global operating profit and revenue are weighted equally in determining the payout ranges under the financial component. The tables below set forth the 2009 ranges.

Global Operating Profit		Global Revenue
Achievement Range ($ million)*	Payout Range %	Achievement Range ($ million)*	Payout Range %

$925 - 1,000	0% - 50%	$9,250 - 9,750	0% - 50%

$1,000 - 1,153	30% - 75%	$9,750 - 10,000	30% - 75%

$1,153 - 1,200	75% - 125%	$10,000 - 10,250	75% - 125%

>$1,200	100% - 200%	>$10,250	100% - 200%

*	In constant dollars, excluding currency translation

Second, the Committee determines the payout level within the payout range, after considering additional factors, including the plan’s level of difficulty and progress against Company initiatives relating to active representative levels, units sold, beauty market share and cost management. This assessment is intended to provide context for the Company’s relative and operational performance and enhance the Committee’s ability to exercise judgment, versus applying a formulaic approach to determine payout levels.

For 2009, global revenues were $10.3 billion, reflecting 6% growth in local currencies, and global operating profit was $1.15 billion. The Committee excluded the impact of translation currency exchange (i.e., the impact of translating revenue from local to US currency, in excess of budgeted amounts), but included the significantly negative impact of transaction currency exchange (such as the exchange impact from the cost of goods) when determining that achievement for determining individual payouts. In light of our strong financial performance, particularly on revenue growth, and progress against the Company initiatives as further discussed in the “Executive Summary—Market and Business Conditions” on page 27, using the payout ranges above as guidance, the Committee determined that the combined global payout percentage on the financial component is 125% of target.

After the global payout percentage was determined, an assessment of regional performance was conducted in order to determine the payouts for Mr. Herington and Mr. Gallina. These payouts are tied to regional measures in order to maximize motivation where executive impact is greatest. We do not disclose regional targets as we believe that such disclosure would result in competitive harm. Based on our experience in the regions and the pay-for-performance history under the annual incentive program, we believe that these targets were set sufficiently high to provide incentive to achieve a high level of performance. The table below indicates the average payout tied to regional revenue and operating profit over the past three years compared to the average annual revenue growth rate over that same period of time.

	2006 - 2008
Region	Average Payout Percentage (Based on Revenue and Operating Profit Achievement)	Average Annual Revenue Growth (Measured in Constant Dollars Excluding Currency Fluctuation)
Latin America	127%	16%
Central and Eastern Europe	70%	6%
Western Europe, Middle East and Africa	129%	6%
Asia Pacific	58%	-3%
China	129%	13%

The remaining 30% of the actual payout was based on the Committee’s assessment of the performance of each named executive officer in fulfilling his or her role and responsibilities in light of our strategic objectives. In addition to financial goals, each named executive officer had several individual objectives established as part of the performance review process concerning progress against strategic initiatives, talent development goals, operational measures and associate engagement. The Committee also considered the CEO’s recommendation regarding the other named executive officers as part of this assessment.

Based on the achievement of the financial results and the Committee’s assessment described above, the Committee approved payments for the named executive officers that ranged from 116-143% of their target amounts. Pursuant to the terms of the plan and Ms. Smith’s separation agreement, her award was prorated through October 30, 2009. The payouts are quantified in the Summary Compensation Table.

Long-Term Incentive Compensation

Consistent with prior years, in 2009, the annual long-term incentive grant for named executive officers was generally comprised 60% in stock options and 40% in cash target under our 2008-2010 cash plan. The entire award is “at risk” and the majority of the award is comprised of equity in order to align the interests of the named executive officers with our shareholders. We believe that long-term incentive awards are performance based, as their value is tied to growth in our stock price as well as Company goals and objectives. The table below summarizes the long-term incentive program at Avon:

Type of Long Term Incentive Vehicle	Grant Frequency & Vesting Period	Payment Criteria	Linkage with the Creation of Shareholder Value

Equity: Stock Options	• Granted annually, vesting pro rata over three years	• Stock price appreciation	• Stock options align the interest of management with shareholders through share price appreciation

Cash Performance Plan	• A three-year cash target payable at the end of the performance period (2008- 2010)	• Economic profit In determining individual payout levels, the Committee may also consider: • Beauty market share growth • Active representative growth	• Economic profit goal is reflective of shareholder value creation and encourages and rewards management for profitability as well as efficient capital and cash management

Equity: Restricted Stock Units (RSUs)	• Granted in special cases only	• Value of the shares after vesting	• The Company grants RSUs to encourage retention and reward exceptional performance

Equity-Based Long-Term Incentives

In 2009, the Committee awarded stock options to senior officers, including named executive officers, as part of the long-term program, providing an incentive that realizes value only through stock price appreciation. When determining stock option award sizes for each named executive officer, the Committee considers the grantee’s individual performance and potential individual contribution to our growth and success.

In 2007, in order to incentivize our named executive officers to achieve multi-year financial and strategic goals and to place a significant portion of compensation at risk based on company performance, Ms. Jung, Mr. Cramb, Ms. Smith, Mr. Herington and Mr. Gallina were awarded performance-based restricted stock units (PRSUs) as part of the annual equity award program. These PRSUs vested and settled in March 2010 because the cumulative revenue goal of $28.4 billion and the cumulative operating profit goal of $3.1 billion, over the 2007 – 2009 three-year performance period, were achieved (both, as adjusted, for currency fluctuations). In accordance with Ms. Smith’s separation agreement and the terms of the award, her PRSUs vested on a pro-rated basis as of October 30, 2009, her separation date, and settled in March 2010 upon the achievement of the performance criteria.

The Committee approves annual equity grants to senior officers, including named executive officers, at its regularly scheduled meeting in March of each year, as well as off-cycle equity grants that may be made to senior officers, including named executive officers, from time to time (for example, to new hires or for promotions). In the case of employees who are not senior officers, grants are made on pre-established dates determined by the Committee. The Committee establishes the aggregate number of shares that may be subject to annual and off-cycle equity grants and the terms and conditions of such awards, but has delegated to Ms. Jung as a director the authority to determine the grantees of the awards and the number of shares subject to each award. We do not time the release of non-public information for the purpose of affecting the value of equity awards.

From time to time, senior officers, including named executive officers, may receive a special equity grant in order to encourage retention and to reward exceptional performance. These grants generally are provided in the form of restricted stock units that only vest after a period of continued service. In 2009, the Committee awarded a special retention grant of 150,000 time-based restricted stock units to Mr. Cramb, which vests in three equal installments. The Committee also awarded Mr. Herington a special retention grant of 80,000 time-based restricted stock units which vests 100% after four years of service. This award was in recognition of the recent expansion of Mr. Herington’s role to include the Central & Eastern Europe region in addition to Latin America.

Long-Term Cash Plan

Performance Goals The 2008-2010 long-term incentive program under our Section 162(m) Executive Incentive Plan, is designed to encourage and reward key executives, including our named executive officers, for meeting the business objectives associated with our strategic plan over the performance period January 1, 2008 through December 31, 2010. The Committee chose economic profit, an internally defined metric where results are impacted by management performance, as the key performance measure in the plan, as the Committee believes it is reflective of shareholder value creation and encourages and rewards management for profitability as well as efficient capital and cash management. If the cumulative economic profit goal over the 2008 to 2010 period (as adjusted for currency fluctuations, certain pension expenses and contributions, and restructuring costs) is met, the program provides for funding of a maximum bonus opportunity of 200% of each participant’s target award. If the goal is not met, no award is payable under the plan. Economic profit is operating profit minus the product of a capital charge and capital employed. Capital employed is defined as net fixed assets plus accounts receivable plus inventory.

Individual Awards Provided the economic profit goal discussed above is achieved, the Committee, in determining final individual awards may consider additional factors, including progress against Company initiatives relating to active representative levels and beauty market share, which are key indicators of present and future business health. In no case may any payout be more than the 200% maximum bonus opportunity set forth above under “Performance Goals.”

Incentive targets under this plan cover three years of compensation opportunity, as the 2008-2010 long-term incentive program is discrete, and is the only long-term cash plan in place covering these years. There are no payouts disclosed in this year’s proxy. If the performance goal is met, next year’s proxy statement will potentially show a payment under this plan covering a three-year period and resulting in a significant increase in the reported compensation under the 2010 Summary Compensation Table. Because this plan will be ending, the Committee will re-evaluate our long-term incentive plan design to be implemented in 2011.

Pursuant to the terms of Ms. Smith’s separation agreement, her award will be prorated through October 30, 2009.

Retirement Benefits

Avon offers several retirement benefits to the named executive officers, as described below. Because the amount of an employee’s compensation and the number of years of service are key components in determining retirement benefits, an employee’s performance and service over time will influence the level of his or her retirement benefits. Amounts earned up to 100% of annual incentive compensation award targets (or, in the case of Ms. Jung, actual awards) are credited in determining retirement benefits; however, amounts earned under our long-term incentive compensation program such as gains from stock options or other equity grants are not credited. For each named executive officer, the Committee also reviews retirement and deferred compensation account balances as part of its annual total compensation review.

Benefit	Purpose
Pension Plans: - Avon Products, Inc. Personal Retirement Account Plan (PRA) - Benefit Restoration Pension Plan of Avon Products, Inc. (BRP)	- Retaining key U.S. executive talent - BRP provides participants with the retirement benefits under the PRA formula in excess of Internal Revenue Code limitations
401(k) Plan and matching contributions	- Supporting retirement savings

Other Benefits and Perquisites

Our named executive officers are eligible to participate in the benefit plans generally available to all of our employees, as described below. We also provide a nonqualified deferred compensation plan to allow executives to defer salary, bonus, excess 401(k) contributions and long-term cash awards. In addition, as part of our overall compensation program, we provide some perquisites to our named executive officers that are not available to employees generally. The Committee has established and periodically reviews these perquisites and benefits in light of our compensation philosophy and competitive market practices. Based on the Committee’s 2009 review, effective as of January 1, 2010, the home security, personal auto and excess liability insurance and supplemental life insurance perquisites have been closed to new executives.

Broad-Based Benefits	Purpose
Medical, dental and vision coverage, life insurance and disability plans, flexible spending accounts, adoption assistance, commuter support, employee referral assistance and financial services	Offer health and financial protection programs to support well-being and healthy lifestyles

Benefits for Senior Officers	Purpose

Miscellaneous perquisites, generally limited to the provision of:

-   financial planning and tax preparation services

-   transportation allowance

-   executive health exams

-   personal automobile and excess liability insurance

-   supplemental life insurance

-   home security systems and services

-   complimentary Avon products

- Attracting and retaining key executive talent
Deferred Compensation Plan	- Offers an alternative tax-deferred savings opportunity - Attracting and retaining key executive talent

Actual Pay for Performance

The chart below illustrates how actual 2009 pay was tied to individual and company performance. The chart uses CEO pay as an example to show this linkage:

Actual CEO Pay Received in 2009

Form of Compensation	Total Received/Earned	Annualized Amount	Performance Results Over Performance Period That Produced the Compensation
Salary	$1,375,000	$1,375,000	In line with the company-wide merit-freeze and in consideration of competitive data, no adjustment was provided for 2009. This is the sixth year that Ms. Jung has been at this salary level.
Annual Incentive	$3,043,906	$3,043,906	The annual incentive paid to Ms. Jung is based on exceeding either an annual global operating profit goal of $925 million or an annual global revenue goal of $9.25 billion. The Committee considered the level of difficulty in this year’s plan as well as performance against strategic initiatives relating to active representative growth, units sold, beauty market share and cost management. See the “Annual Incentive Compensation” section above for additional detail.
2008-2010 Long-Term Incentive Cash Plan	N/A (Paid after 2010)	N/A (Paid after 2010)	The Long Term Incentive cash award is earned over the three-year performance period, 2008-2010, and payable once the period is over. Payouts, if any, will be disclosed in next year’s proxy. Ms. Jung’s three-year target is $8,250,000 (annualized target for 2009 is $2,750,000).

Payouts will be tied to the achievement of a three-year cumulative economic profit goal (defined as operating profit minus the product of a capital charge and capital employed; capital employed means net fixed assets plus accounts receivable plus inventory).

If the economic profit goal is achieved, the Committee may consider other factors, such as beauty market share growth and active representative growth, when determining individual awards.

Stock Option Exercises	$2,723,763	$340,470	The gain upon exercise of stock options in 2009 was approximately $2.7 million, based upon stock price appreciation between 2001 and 2009. The stock price appreciated from a grant price of about $21 to a price in November, 2009 (time of exercise) of about $32 per share. Because this amount was earned over the 8 years the award was outstanding, the annualized gain (i.e., the gain spread equally over the period the options were held), is approximately $.3 million for each year the options were outstanding.

Form of Compensation	Total Received/Earned	Annualized Amount	Performance Results Over Performance Period That Produced the Compensation
Performance-based Restricted Stock Unit (PRSU) Vesting	$1,732,348	$577,449	The value of the performance restricted stock units that vested and settled in 2009 was approximately $1.7 million, and was earned over the three-year period from 2006 to 2009. These required the achievement of the cumulative operating profit goal of $3.1 billion and cumulative revenue goal of $28.4 billion in order to vest. Because the total value was earned over the three-year vesting / performance period, the annualized earnings are approximately $.6 million per year.
Total Actual Compensation Earned/Received in 2009	$8,875,017	$5,336,825	See explanations under the Salary, Annual Incentive and Long-term Incentive boxes above. Amounts exclude any earnings under the 2008-2010 cash plan (as awards are determined and paid at the end of the performance period). The amounts include the annualized gain for stock option exercises and restricted stock unit vesting as well as total annual salary and annual incentive payments. For amounts earned over more than one year, the annualized amount represents the pro-rata portion attributable to 2009.

Note: This Table differs substantially from the Summary Compensation Table

*	Total Actual Compensation does not include the value of benefits and perquisites, as they are generally not directly related to performance.

Additional Information

Post-Termination Payments

During 2009, we entered into a separation agreement with Ms. Smith that provided for her departure as President, effective as of October 30, 2009, and her compliance with certain non-solicitation, non-competition, confidentiality, non- disparagement, and cooperation provisions, which we believe is a valuable protection given global competition in beauty and direct selling, as well as the exceptional skills and experience that Ms. Smith can potentially offer a competitor company as CEO. The separation agreement also provides for twenty-four months’ base salary, pro-rated annual and long-term bonuses and a pro-rated portion of performance contingent restricted stock units in accordance with the terms of the applicable bonus and stock plans, and continued participation in medical and other benefit programs, as well as the continuation of certain perquisites and stock option vesting, for specified periods of time. The separation agreement provides for extended non-solicitation, no-hire and non-competition restrictions through April 30, 2012 and includes Ms. Smith’s general release of claims against the Company. See the narrative discussion following the “Grants of Plan-Based Awards” on page 44 and “Potential Payments Upon Termination of Employment or Change-in-Control—Separation of Ms. Smith” beginning on page 60 for a further description of Ms. Smith’s separation agreement.

In March 2010, the Committee adopted a single change in control policy applicable to senior officers at or above the senior vice president level who serve on our Executive Committee, other than Ms. Jung, for whom the terms of her employment agreement will continue to apply. The policy supersedes individual arrangements upon a change in control, if any (other than for Ms. Jung), and is intended to ensure consistency. We have designed this policy based on competitive practice, with the objective of attracting senior level executives and motivating and retaining them in the event of a potential change in control. Generally, we believe that having change in control provisions will help ensure that, in the event of a potential change in control, members of senior management can act in the best interests of all the shareholders without concern for the uncertainty and distraction that would result from the effects a change in control could have on their personal situations.

The policy provides for payments to be made to covered executives upon a “double trigger,” i.e., in the event of an involuntary termination or termination by a covered executive for good reason within two years after a change in control, which reflects shareholder input and considerations. A covered executive is generally entitled to receive two times base salary, two times the target annual incentive bonus, and continued participation in our medical/welfare benefit plans for two years, as well as two additional years of service and age credits under our nonqualified defined benefit plan. “Change in control” generally means an event that would be considered a change in control under Section 409A of the Internal Revenue Code and the regulations issued thereunder and which includes:

•	the acquisition by a person or group of beneficial ownership of more than 50% of the outstanding stock of the Company, measured by vote or value;

•	the acquisition by a person or group that acquires, within a 12-month period, 30% or more of the total voting power of the outstanding stock of the Company;

•

a majority of our Board of Directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election; or

•

a sale of a substantial portion of the Company’s assets (40% or more of the total value) within a 12-month period, unless the recipient of the assets is (i) a subsidiary of the Company, (ii) Company shareholder(s) owning 50% or more of the total value or voting power of the Company, or (iii) an entity at least 50% owned by such Company shareholder(s) described in (ii); provided that the assets are not distributed to a Company shareholder in exchange for Company stock.

We have individual agreements with Ms. Jung, Mr. Cramb, Mr. Herington and Ms. Rucker, which provide for payments and other severance benefits upon termination of employment under certain circumstances. These agreements were based on competitive practice at the time we entered into them and served as an inducement for these executives to join our employ. As noted above, our new change in control policy has superseded any individual arrangements upon a change in control (other than for Ms. Jung). For a further description of these arrangements, please refer to “Potential Payments Upon Termination of Employment or Change-in-Control” beginning on page 54.

We will continue to periodically review the level of post-termination benefits that we offer to ensure that it is competitive and necessary for the attraction, motivation and retention of superior executive talent.

Clawback Policy

In March 2010, the Board of Directors adopted an executive compensation recoupment policy, also known as a “clawback,” that applies to any annual and long-term incentive payments (cash and equity) and time-based equity awarded to certain executives, including our named executive officers. Under the policy, in the event of a financial restatement, material incorrect calculations of performance metrics or ethical misconduct that leads to a financial restatement or a material adverse effect on the Company, the Committee is authorized to recover compensation based on its analysis of the relevant facts and circumstances.

In addition to the policy described above, our 2005 Stock Incentive Plan and proposed 2010 Stock Incentive Plan provide for forfeiture of awards in the event that a participant (which includes individuals who are not senior officers) breaches certain non-compete, non-solicitation or non-disclosure provisions. For a further description, please refer to Proposal 3 beginning on page 68.

We believe that these clawback policies provide a valuable deterrent for actions that could potentially harm the financial position of the Company and our shareholders and support our pay for performance philosophy.

Executive Stock Ownership Guidelines

To further support our goal of achieving a strong link between shareholder and executive interests, we maintain stock ownership guidelines to underscore and require executive share ownership. Ownership requirements for our named executive officers are five times base salary for our CEO, three times base salary for Mr. Cramb and Mr. Herington and two times base salary for Mr. Gallina and Ms. Rucker. Executives are allowed five years to achieve their ownership targets. All named executive officers were in compliance with the guidelines in 2009.

Trading Policies

Under our Trading in Avon Securities policy, no employee, including our named executive officers, may engage in any transaction in publicly traded options on Avon common stock or any other transaction to hedge a position in, or engage in short sales of, Avon common stock.

Impact of Tax Treatment

The Committee recognizes tax factors that may impact executive compensation, including:

•	Section 162(m) of the Internal Revenue Code

-	Places a limit of $1 million on the amount of compensation that we may deduct in any one year with respect to each of our most highly paid executive officers.

-	Certain performance-based compensation approved by shareholders is not subject to the deduction limit (e.g., certain annual and long-term incentive awards granted under our shareholder-approved Executive Incentive Plan).

-	To maintain flexibility so that executive compensation may be provided in a manner that promotes varying corporate goals, we do not have a policy requiring all compensation to be deductible.

•	Section 409A of the Internal Revenue Code

-	Sets forth limitations that primarily relate to the deferral and payment of certain benefits.

-	The Committee considers the impact of, and designs its programs to comply with, Section 409A and considers generally, the evolving tax and regulatory landscape in which its compensation decisions are made.

Summary Compensation Table

The following table discloses compensation of our CEO, CFO, and the three officers who were the other most highly compensated executive officers during 2009 and one former officer (together, these persons are sometimes referred to as the “named executive officers”).

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)	Total ($)
Andrea Jung	2009	1,375,000				2,395,162	3,043,906	2,458,429	182,947	9,455,444
Chairman & Chief Executive Officer	2008	1,375,000				16,232,860	1,689,428	2,237,332	170,501	21,705,121
	2007	1,375,000			3,016,771	2,246,353	4,317,500	1,656,953	166,129	12,778,706

Charles W. Cramb	2009	750,000			5,107,500	696,774	926,250	117,284	65,549	7,663,357
Vice Chairman, Chief Finance & Strategy Officer	2008 2007	750,000 714,110			4,291,336	702,502 457,436	526,575 1,441,948	116,631 98,032	72,527 50,498	2,168,235 7,053,360

Charles M. Herington	2009	692,811			2,231,200	603,871	856,358	92,556	46,230	4,523,026
Executive Vice President, Latin America and Central and Eastern Europe	2008	627,322				482,970	529,955	62,781	56,556	1,759,584

Bennett R. Gallina	2009	625,000				438,968	507,500	0	220,377	1,791,845
Senior Vice President, Western Europe, Middle East & Africa and China	2008	533,197	42,500		776,000	417,987	372,398	205,592	416,173	2,763,847

Kim Rucker	2009	570,000	21,801	(5)		364,065	486,780	50,766	36,463	1,529,875
Senior Vice President, General Counsel & Corporate Secretary

Elizabeth Smith	2009	632,877			467,140	4,021,120	729,144	103,980	25,192	5,979,453
Former President (6)	2008	750,000				790,317	526,575	81,109	28,763	2,176,764
	2007	680,959			656,000	488,478	1,335,181	58,516	55,698	3,274,832

(1)	Stock awards consist of time-based restricted stock units (RSUs) and performance-based restricted stock units (PRSUs). The aggregate grant date fair value of the stock and option awards was determined in accordance with FASB ASC Topic 718. See Note 9 to the Notes to the Consolidated Financial Statements contained in our Form 10-K for 2009 for a description of the assumptions used in valuing stock awards and options. For this purpose, the estimate of forfeitures is disregarded. For Ms. Smith, the 2009 amounts include the incremental fair value as of September 16, 2009, the date on which her awards were modified pursuant to her separation agreement with the Company. The value of her stock options was determined using a lattice model, assuming volatility of 42%, risk free rate of return of 1.14% and a dividend yield of 2.83%. Please see Footnote 6 to the “Grants of Plan-Based Awards” table for additional information.

(2)	The “Non-Equity Incentive Plan Compensation” column for 2009 includes the amounts earned under the 2009 annual incentive program under the Executive Incentive Plan (EIP). Pursuant to the terms of the EIP and Ms. Smith’s separation agreement, her award was prorated through October 30, 2009.

(3)	The change in pension value reported under this column is the aggregate change in the actuarial present value of the named executive officers’ accumulated benefit under our Personal Retirement Account Plan (PRA), Benefit Restoration Pension Plan (BRP) and Supplemental Executive Retirement Plan. The PRA, BRP and SERP provide that if the total of a participant’s age and years of credited service equal or exceed 85 points, a participant is entitled to a supplemental early retirement subsidy calculated based upon his or her age. Such subsidy reduces over time the closer the participant is to retirement age. Mr. Gallina’s pension value on December 31, 2008 included this Rule of 85 supplemental early retirement subsidy for the PRA and BRP. Because he continued to work, the subsidy is reduced as of December 31, 2009. Therefore, his total pension value (including the subsidy) and his unreduced age 65 accrued benefit on December 31, 2009 is less than his total pension value (including the subsidy) and his unreduced age 65 accrued benefit on December 31, 2008. See “Pension Benefits” on page 48.

Nonqualified deferred compensation earnings reported under this column are earnings only on the deferred compensation balances invested in the fixed rate fund of our Deferred Compensation Plan (DCP) that exceed 120% of the applicable federal long-term interest rate published by the Treasury Department at the time the interest rate was set (which was 5.1%). The interest rate on the DCP fixed rate fund in our DCP for 2009 was 7%. The amounts attributable to the named executive officers for change in pension value and above-market earnings on nonqualified deferred compensation for 2009 are set forth in the table below:

Name	Change in Pension Value ($)	Above-Market Earnings on Nonqualified Deferred Compensation ($)
Ms. Jung	2,363,573	94,856
Mr. Cramb	110,866	6,418
Mr. Herington	91,107	1,449
Mr. Gallina	(73,542)	10,704
Ms. Rucker	50,766	0
Ms. Smith	101,922	2,058

(4)	“All Other Compensation” generally includes perquisites, 401(k) match, excess 401(k) match, supplemental life insurance premiums (which transitioned in 2009 to a 100% self-insured plan) and gross-ups which are set forth in the table below for 2009:

Name	Perquisites ($)(a)		401(k) Match ($)	Excess 401(k) Match ($)	Insurance Premiums ($)	Tax Gross-ups ($)
Ms. Jung	121,241	(b)	11,025	50,681	0	0
Mr. Cramb	28,674	(c)	3,495	21,338	12,042	0
Mr. Herington	20,142	(d)	4,207	20,087	1,793	0
Mr. Gallina	29,325	(e)	11,025	16,979	0	163,048	(f)
Ms. Rucker	29,231	(g)	5,903	0	1,329	0
Ms. Smith	17,425	(h)	7,767	0	0	0

(a)	The perquisite amounts disclosed are the actual costs incurred by us: (i) for payment of reimbursements to the executive for allowable expenses actually incurred for financial planning and tax preparation, and for home security systems and services; (ii) for a fixed annual transportation allowance (intended to offset costs associated with transportation); (iii) through direct billing to us by vendors managing our auto lease program, personal auto and excess liability premiums and executive health exams and (iv) for a $20,000 cash perquisite allowance payable directly to Mr. Cramb pursuant to the terms of his employment agreement. The actual and incremental cost for the complimentary Avon products is nominal.

(b)	For Ms. Jung, includes financial planning and tax preparation, auto lease, personal auto and excess liability insurance, home security, executive health exam and a car service allowance of $70,223.

(c)	For Mr. Cramb, includes a $20,000 cash perquisite allowance, home security and personal auto and excess liability insurance.

(d)	For Mr. Herington, includes financial planning and tax preparation, auto lease, transportation allowance (which replaced the auto lease during the year), personal auto and excess liability insurance, home security, and personal health exam.

(e)	For Mr. Gallina, includes financial planning and tax preparation, auto lease, transportation allowance (which replaced the auto lease during the year), personal auto and excess liability insurance, and home security.

(f)

Tax payments totaling $450,000 were made in 2009 to the United States on behalf of Mr. Gallina in connection with his multiple-year expatriate assignment in the United Kingdom plus a gross-up for taxes related to these payments in the amount of $6,621. As a result of a tax reconciliation, Mr. Gallina paid $228,811 for tax equalization benefits in 2007 and $64,769 for tax equalization benefits in 2008.

The net of the amounts is included herein. In consideration of tax preparation services he received in the United Kingdom, Mr. Gallina was charged imputed income of $500 and received an additional $7 as a gross-up for taxes on this amount.

(g)	For Ms. Rucker, includes financial planning and tax preparation, transportation allowance, personal auto and excess liability insurance and home security.

(h)	For Ms. Smith, includes a transportation allowance, personal auto and excess liability insurance, home security and executive health exam.

(5)	This represents the second of three payments of Ms. Rucker’s bonus pursuant to the terms of Ms. Rucker’s offer letter.

(6)	Ms. Smith’s separation from the Company was effective on October 30, 2009.

Grants of Plan-Based Awards

The following table presents information regarding grants of equity and non-equity plan-based awards to our named executive officers during 2009.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)					Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)(2)		Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)	Target ($)		Maximum ($)		Threshold (#)	Target (#)	Maximum (#)
Ms. Jung			2,406,250		4,812,500
	3/5/2009											760,369		15.50	2,395,162
Mr. Cramb			750,000		1,500,000
	3/5/2009											221,198		15.50	696,774
	10/8/2009									150,000	(3)				5,107,500
Mr. Herington			596,640		1,193,280
	3/5/2009											191,705		15.50	603,871
	7/17/2009									80,000	(4)				2,231,200
Mr. Gallina			437,500		875,000
	3/5/2009											139,355		15.50	438,968
Ms. Rucker			399,000		798,000
	3/5/2009											115,576		15.50	364,065
Ms. Smith			750,000	(5)	1,500,000	(5)
	3/5/2009											221,198	(6)	15.50	696,774
	9/16/2009											195,745	(6)	15.50	3,324,346	(6)
	9/16/2009									14,290	(6)				467,140	(6)

(1)	The amounts under this column represent the possible payout under the 2009 annual incentive program under our Executive Incentive Plan (EIP). The amount under the “Target” column represents the target award opportunity, which is set as a percentage of base salary. The Compensation Committee determined to pay annual incentive compensation awards for 2009 based on the attainment of performance goals, although it exercised its discretion to adjust potential awards downward. For the amounts actually paid, see the “Non-Equity Incentive Plan Compensation” column under “Summary Compensation Table” on page 42.

(2)	This column shows the number of stock options granted under the Avon Products, Inc. 2005 Stock Incentive Plan. All of the stock options listed above vest one-third per year over a three-year period except for Ms. Smith’s stock options which were modified in connection with her separation. See Footnote 6 for a description of Ms. Smith’s awards.

(3)	These RSUs were granted under the Avon Products, Inc. 2005 Stock Incentive Plan and vest in three equal installments on October 8, 2010, June 15, 2011 and June 15, 2012. Dividend equivalents are paid in cash on these RSUs annually.

(4)	These RSUs were granted under the Avon Products, Inc. 2005 Stock Incentive Plan and vest 100% after four years of service. Dividend equivalents are paid in cash on these RSUs annually.

(5)	Pursuant to Ms. Smith’s separation agreement, this award was pro-rated through October 30, 2009.

(6)	Ms. Smith was originally awarded 221,198 options on March 15, 2009, subject to the same vesting schedule as described in Footnote 2 for other named executive officers. Pursuant to her separation agreement, her 2009 stock option award and 2007 performance-based restricted stock units (PRSUs) were modified as of September 16, 2009 and the amounts above reflect the incremental fair value of the awards on the modification date. No additional shares were granted on the modification date. As modified, Ms. Smith’s stock options will continue to vest one-third per year during 2010 and 2011 in accordance with the terms of the awards and, in exchange for an extended non-solicitation/no-hire and non-competition period through April 30, 2010, an additional 48,279 stock options will vest on October 29, 2011, the last day of her separation period (resulting in a forfeiture of 25,453 stock options). Ms. Smith’s 2007 PRSUs vested on a pro-rata basis as of October 30, 2009 and were paid (along with related dividend equivalents) on March 7, 2010 as a result of performance conditions having been satisfied as of December 31, 2009 (resulting in a forfeiture of 2,305 PRSUs). Refer to Footnote 1 to the “Summary Compensation Table” for the assumptions included in the valuation. See the narrative description below and “Potential Payments Upon Termination of Employment or Change-in-Control—Separation of Ms. Smith” beginning on page 60 for a further description of Ms. Smith’s separation agreement.

The material factors necessary for an understanding of the compensation detailed in the above two tables for our named executive officers are described under the “Compensation Discussion and Analysis” section above and the corresponding footnotes to the tables. In addition, each of Ms. Jung, Mr. Cramb, Mr. Herington and Ms. Rucker has entered into an individual agreement with us that identifies his or her position and generally provides, among other things, for (i) his or her at-will employment, (ii) the payment to him or her of an annual base salary (which in the case of Ms. Jung may be increased, but not decreased, periodically), (iii) an annual bonus under our EIP based on an annual target bonus opportunity of a percentage of base salary (which in the case of Ms. Jung may be increased but not decreased except for annual reductions of up to 10% that apply to all of our officers) and (iv) his or her eligibility to receive equity-based awards and perquisites and to participate in benefit plans generally available to our senior executives. The individual agreements with Ms. Jung, Mr. Cramb, Mr. Herington and Ms. Rucker and certain of our plans provide for certain payments and benefits to our named executive officers, as well as the acceleration or continued vesting of outstanding equity awards, upon termination of employment or a change of control, as described below under “Potential Payments Upon Termination of Employment or Change-in-Control” beginning on page 54.

We also entered into an agreement with Mr. Gallina regarding his expatriate benefits while on assignment in the United Kingdom during 2005-2008. The agreement generally provided, among other things, for his overseas compensation and tax equalization adjustments. He completed his expatriate assignment and tax equalization adjustments are the only amounts that remain due to him under his agreement. See Footnote 4 to the “Summary Compensation Table” above for a further description of the tax equalization amounts pursuant to Mr. Gallina’s agreement.

In addition, the Company entered into a separation agreement with Ms. Smith dated September 16, 2009 that provided for her departure as President, effective as of October 30, 2009 and her compliance with certain non-solicitation, non-competition, confidentiality, non-disparagement, and cooperation provisions, which we believe is a valuable protection given global competition in beauty and direct selling, as well as the exceptional skills and experience that Ms. Smith can potentially offer a competitor company as CEO. Ms. Smith’s stock options and performance-based restricted stock units (PRSUs) were modified as of the date of her separation agreement. Ms. Smith’s stock options will continue to vest in accordance with the terms of the awards through October 29, 2011, at which time any outstanding stock options may be exercised for 90 days before expiring. Notwithstanding the foregoing, in exchange for an extended non-solicitation/no-hire and non-competition period through April 30, 2012, an additional 48,279 of the remaining unvested stock options granted in 2009 will become 100% vested on October 29, 2011 (resulting in a forfeiture of 25,453 stock options). In addition, Ms. Smith’s PRSUs vested on a pro-rata basis as of October 30, 2009 and were paid (along with related dividend equivalents) on March 7, 2010 as a result of performance conditions having been satisfied as of December 31,

2009 (resulting in a forfeiture of 2,305 PRSUs). See “Potential Payments Upon Termination of Employment or Change-in-Control—Separation of Ms. Smith” beginning on page 60 for a further description of Ms. Smith’s separation agreement.

Outstanding Equity Awards at Fiscal Year-End

The following table presents information regarding outstanding equity awards as of December 31, 2009 for the named executive officers. All dollar values are based on $31.50, the closing price of our common stock on the New York Stock Exchange on December 31, 2009.

Name	Option Awards								Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price ($)	Option Expiration Date		Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Ms. Jung	243,013	0				20.91	2/1/2011		76,316	(1)	2,403,954
	500,000	0				26.55	3/14/2012
	500,000	0				26.40	3/13/2013
	500,000	0				36.42	3/11/2014
	675,000	0				41.95	3/10/2015
	317,113	0				30.97	3/31/2016
	178,070	89,035	(2)			36.77	3/7/2017
	101,252	802,504	(3)			38.80	3/5/2018
				600,000	(4)	38.80	3/5/2018
	0	760,369	(5)			15.50	3/5/2019

Mr. Cramb	147,213	0				27.18	11/1/2015		265,541	(6)	8,364,542
	64,576	0				30.97	3/31/2016
	36,262	18,130	(2)			36.77	3/7/2017
	29,455	58,910	(7)			38.80	3/5/2018
	0	221,198	(5)			15.50	3/5/2019

Mr. Herington	36,901	0				30.97	3/31/2016		166,100	(8)	5,232,150
	25,902	12,950	(2)			36.77	3/7/2017
	20,251	40,500	(7)			38.80	3/5/2018
	0	191,705	(5)			15.50	3/5/2019

Mr. Gallina	60,732	0				26.55	3/14/2012		30,545	(9)	962,168
	54,150	0				26.40	3/13/2013
	60,472	0				36.42	3/11/2014
	79,005	0				41.95	3/10/2015
	36,901	0				30.97	3/31/2016
	24,606	12,303	(2)			36.77	3/7/2017
	17,526	35,051	(7)			38.80	3/5/2018
	0	139,355	(5)			15.50	3/5/2019

Ms. Rucker	12,859	25,716	(10)			40.53	4/15/2018		13,000	(11)	409,500
	0	115,576	(5)			15.50	3/5/2019

Ms. Smith	113,570	0				41.95	1/28/2012	(12)	14,290	(13)	450,135
	68,958	0				30.97	1/28/2012	(12)
	38,722	19,361	(2)			36.77	1/28/2012	(12)
	33,137	66,274	(7)			38.80	1/28/2012	(12)
	0	195,745	(5)			15.50	1/28/2012	(12)

(1)	Performance Restricted Stock Units (PRSUs) vest 100% on March 7, 2010, as a result of performance goals having been satisfied as of December 31, 2009. Dividend equivalents will also be paid upon vesting.

(2)	Stock options vest at the rate of one-third each year, of which one-third vested on March 7, 2008, an additional one-third vested on March 7, 2009 and the remainder will vest on March 7, 2010.

(3)	600,000 of these stock options vest 100% on March 5, 2011; 303,756 vest at a rate of one-third each year, of which one-third vested on March 5, 2009, an additional one-third will vest on March 5, 2010 and the remainder will vest on March 5, 2011.

(4)	Stock options vest upon our common stock achieving a price of $50 per share for 30 consecutive days between March 5, 2011 and March 5, 2018.

(5)	Stock options vest at the rate of one-third each year, one-third will vest on March 5, 2010, an additional one-third will vest on March 5, 2011 and the remainder will vest on March 5, 2012. Ms. Smith’s stock options will vest 73,733 per year during 2010 and 2011 and, in exchange for an extended non-solicitation/no-hire and non-competition period through April 30, 2012, the remainder will vest on October 29, 2011, the last day of her separation period. Ms. Smith was originally granted 221,198 stock options on March 5, 2009; however, she forfeited 25,453 stock options in connection with her separation from the Company.

(6)	100,000 RSUs vest at a rate of 100% after 36 months with a vesting date of March 7, 2010 and 150,000 RSUs vest at the rate of one-third each year, of which one-third will vest on October 8, 2010, an additional one-third will vest on June 15, 2011 and the remainder will vest on June 15, 2012. 15,541 PRSUs vest 100% on March 7, 2010 as a result of performance goals having been satisfied as of December 31, 2009. Dividend equivalents are paid in cash annually, excluding those shares that are PRSUs, which will have one lump sum dividend equivalent paid at vesting on March 7, 2010.

(7)	Stock options vest at the rate of one-third each year, of which one-third vested on March 5, 2009, an additional one-third will vest on March 5, 2010 and the remainder will vest on March 5, 2011.

(8)	25,000 RSUs vest at a rate of 100% after 36 months with a vesting date of March 7, 2010, 50,000 RSUs vest at a rate of 100% after 36 months with a vesting date of December 5, 2010 and 80,000 RSUs vest at a rate of 100% after 48 months with a vesting date of July 17, 2013. 11,100 PRSUs vest 100% on March 7, 2010 as a result of performance goals having been satisfied as of December 31, 2009. Dividend equivalents are paid in cash annually, excluding those shares that are PRSUs, which will have one lump sum dividend equivalent paid at vesting on March 7, 2009.

(9)	20,000 RSUs vest at a rate of 100% after 24 months, with a vesting date of March 5, 2010. 10,545 PRSUs vest 100% on March 7, 2010 as a result of performance goals having been satisfied as of December 31, 2009. Dividend equivalents are paid in cash annually, excluding those shares that are PRSUs, which will have one lump sum dividend equivalent paid at vesting on March 7, 2010.

(10)	Stock options vest at the rate of one-third each year, of which one-third vested on April 15, 2009, an additional one-third will vest on April 15, 2010 and the remainder will vest on April 15, 2011.

(11)	RSUs vest at a rate of 100% after 36 months with a vesting date of April 15, 2011. Dividend equivalents are paid in cash annually.

(12)	Pursuant to the terms of her separation agreement, Ms. Smith’s stock options are exercisable for 90 days following October 29, 2011, the last day of her separation period.

(13)	Pursuant to her separation agreement and the terms of the award, Ms. Smith’s PRSUs vested on October 30, 2009, her separation date, and were settled on March 7, 2010 as a result of performance goals having been satisfied as of December 31, 2009. Ms. Smith was originally granted 16,595 PRSUs, however she forfeited 2,305 shares in connection with her separation from the Company.

Option Exercises and Stock Vested

The following table presents information regarding stock option exercises and the vesting of RSU awards during 2009 for our named executive officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)
Ms. Jung	243,013	2,723,763	90,604		1,732,348
Mr. Cramb			18,450	(1)	352,764	(1)
Mr. Herington			18,043		327,432
Mr. Gallina			10,543		201,582
Ms. Rucker
Ms. Smith			87,325	(2)	1,691,792	(2)

(1)	All of these shares were deferred into the Avon Products, Inc. Deferred Compensation Plan on March 31, 2009.

(2)	20,000 of these shares, with a value of $335,600, were deferred into the Avon Products, Inc. Deferred Compensation Plan on February 28, 2009 and 19,702 of these shares, with a value of $376,702, were deferred into the Avon Products, Inc. Deferred Compensation Plan on March 31, 2009. 14,290 PRSUs vested on a pro-rata basis upon Ms. Smith’s separation of service on October 30, 2009, and settled on March 7, 2010. No amount is indicated in the Value Realized on Vesting column as the value will not be known until March 7, 2010, at which time it will be calculated based on the value of the Company’s common stock.

Pension Benefits

The following table presents information on our defined benefit pension plans and supplemental executive retirement plans as of December 31, 2009 for each of our named executive officers. No pension benefits were paid to these named executive officers during 2009.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(1)	Present Value of Accumulated Benefit at Age 65 ($)(2)
Ms. Jung	Avon Products, Inc. Personal Retirement Account Plan (PRA) (3)	16	419,821	288,420
	Supplemental Executive Retirement Plan of Avon Products, Inc. (SERP) (4)	16	11,176,438	7,678,274

Mr. Cramb	PRA (5)	4.167	71,285	71,285
	Benefit Restoration Pension Plan of Avon Products, Inc. (BRP) (5)	4.167	299,398	299,398

Mr. Herington	PRA (5)	3.833	51,659	51,659
	BRP (5)	3.833	155,622	155,622

Mr. Gallina	PRA (3)	32.583	1,469,163	745,562
	BRP (6)	32.583	3,439,214	1,778,112

Ms. Rucker	PRA (5)	1.833	23,871	23,871
	BRP (5)	1.833	45,928	45,928

Ms. Smith	PRA (5)	5.000	62,604	62,604
	BRP (5)	6.833	240,346	240,346

(1)	The amounts in this column represent the present values of the accumulated benefits based on an assumed retirement date equal to the earliest date the named executive officer may retire without any benefit reduction. The assumed retirement date for Ms. Jung is December 1, 2018, her Rule of 85 retirement date (age plus years of credited service equal to 85 or greater), which is the earliest date at which she may retire and have benefits under the Old Plan benefit formula of the PRA (as described further below) and under the SERP without any benefit reduction. Mr. Gallina’s assumed retirement date was January 1, 2010, since he achieved his Rule of 85 retirement date on July 1, 2008. Mr. Cramb, Mr. Herington, Ms. Rucker and Ms. Smith do not participate in the Old Plan benefit formula of the PRA, nor do they participate in the SERP. They do however participate in the cash balance benefit formula of the PRA and the BRP and such formula has no actuarial reductions for early retirement. Their assumed retirement dates are all their normal retirement ages of 65.

(2)	The amounts in this column represent the present value of accumulated benefits payable based on an assumed normal retirement age of 65.

(3)	As described under “Avon Products, Inc. Personal Retirement Account Plan” below, Ms. Jung and Mr. Gallina are entitled to a benefit under the PRA cash balance benefit formula or the Old Plan benefit formula, whichever is greater. Amounts under the Old Plan benefit formula are presented above because this formula provides a greater benefit than the cash balance benefit formula. The present value of the PRA benefits shown above is equal to the accumulated benefit payable as of the assumed retirement date based on the PRA benefit formula and reflecting credited service and pay up to the Internal Revenue Code limits for tax-qualified plans through June 30, 2008, since benefit accruals under the Old Plan benefit formula were frozen under the PRA as of June 30, 2008. For Ms. Jung and Mr. Gallina who are covered by the Old Plan benefit formula, accrued benefits for that formula are frozen under the PRA as of June 30, 2008, and therefore only 14.5 years of credited service for Ms. Jung and 31.083 years of credited service for Mr. Gallina are used when calculating the benefit. However, for purposes of attaining early retirement or Rule of 85 retirement under the PRA, all credited service is included and that number is reflected in the table above. For Ms. Jung and Mr. Gallina, the benefit payments are discounted from the retirement date back to December 31, 2009, at a rate of 5.35% per annum.

(4)	The present value of the SERP benefits payable to Ms. Jung is equal to the accumulated benefits payable as of the assumed retirement date based on the SERP benefit formula and reflecting credited service and pay in excess of Internal Revenue Code limits for tax-qualified plans through December 31, 2009. All years of service are used when calculating the accrued benefit. The benefit payments were discounted from the assumed retirement date back to December 31, 2009 at a rate of 5.35% per annum. Ms. Jung will receive her SERP benefit 80% paid as a lump sum and the remaining 20% in five annual installments. The lump sum amount is determined based on an interest rate of 5.35% and the applicable Internal Revenue Code mortality table. The optional form of benefit is determined based on an interest rate of 4.10% and the GAR Unisex mortality table.

(5)	The present values of the accrued PRA and BRP benefits are equal to the PRA and BRP cash balance benefits as of December 31, 2009, projected to the normal retirement age of 65 based on an interest crediting rate of 5.00% per annum and discounted back to December 31, 2009 at a rate of 5.35% per annum. Mr. Cramb will receive 100% of his BRP benefit in five annual installments. Mr. Herington will receive his BRP benefits in the form of an 80% lump sum and 20% in 60 consecutive monthly installments. Ms. Rucker will receive her BRP benefits in the default form of an 80% lump sum and 20% in 60 consecutive monthly installments. Ms. Smith will be eligible to begin receiving benefits under the PRA on November 1, 2011 after the end of her salary continuation period and she may elect any form of payment at that time. The BRP matches the vesting service rules under the PRA and, therefore, credits Ms. Smith with service earned during her salary continuance period, which is an additional two years of service. However, because Ms. Smith receives benefits under the cash balance benefit formula, the additional years of vesting service provide no material benefit. Ms. Smith has elected to receive her BRP benefits in the form of an 80% lump sum and 20% in 60 consecutive monthly installments, payable in accordance with Internal Revenue Code Section 409A.

On December 31, 2009, the actual cash balance account balances were for Mr. Cramb: $71,642 under the PRA and $300,747 under the BRP, for Mr. Herington: $54,303 under the PRA and $163,462 under the BRP, for Ms. Rucker: $25,695 under the PRA and $49,388 under the BRP and for Ms. Smith: $66,553 under the PRA and $257,232 under the BRP (payable as set forth above). Due to the difference between the assumed interest crediting rate of 5.00% and the FAS discount rate of 5.35%, the December 31, 2009 cash balance accounts are greater than the amounts disclosed in the table above. As of December 31, 2009, Ms. Rucker was not vested in the PRA or BRP.

(6)	The present value of the BRP benefits payable to Mr. Gallina is equal to the accumulated benefits payable as of the assumed retirement date based on the BRP benefit formula and reflecting credited service and pay in excess of Internal Revenue Code limits for tax-qualified plans through June 30, 2008. Only 31.083 years of service are used when calculating the BRP benefit as described in Footnote 3 above. Mr. Gallina has elected to receive his BRP benefit by having 80% paid as a lump sum and the remaining 20% in 60 consecutive monthly installments. The lump sum amount is determined based on an interest rate of 5.35% and the applicable Internal Revenue Code mortality table. The optional form of benefit is determined based on an interest rate of 4.10% and the GAR Unisex mortality table.

Avon Products, Inc. Personal Retirement Account Plan

The Avon Products, Inc. Personal Retirement Account Plan (PRA) is a tax qualified defined benefit pension plan that is generally available to our eligible employees who have completed one year of service.

The PRA provides two separate benefit accrual formulas. For employees first employed on or after July 1, 1998 (which includes all of our named executive officers other than Ms. Jung and Mr. Gallina), the PRA has a cash balance benefit accrual formula, which provides a retirement benefit equal to the value of the participant’s hypothetical account balance. The hypothetical account balance is credited with an interest credit and a basic credit as of the last day of each month. The interest credit is 1/12 of the annual rate of interest on Treasury securities for the month of November of the prior year (but not less than 5%). The basic credit is an employer contribution based upon a percentage of eligible compensation earned. The percentage of eligible compensation differs depending upon the number of points a participant has earned. Points are determined by adding the participant’s vesting service and attained age as of the last day of the prior plan year. Basic credits are determined as follows:

Participant Points	Percentage of Compensation Up to Social Security Wage Base*	Percentage of Compensation Over Social Security Wage Base*
<30	3.0%	4.50%
30-39	3.5%	5.25%
40-49	4.0%	6.00%
50-59	4.5%	6.75%
60-69	5.0%	7.50%
70-79	5.5%	8.25%
80-89	6.0%	9.00%
90 or more	6.5%	9.75%

*	$106,800 in 2009. Compensation is generally defined as salary and annual bonus (not in excess of the target bonus amount), subject to the maximum permitted under Internal Revenue Code regulations. Long-term equity compensation is not included.

Generally, employees first employed on or before June 30, 1998 (which includes Ms. Jung and Mr. Gallina) are entitled to a benefit under the Old Plan formula if it provides a greater benefit than the cash balance formula. Because the benefits under the Old Plan formula are greater than those provided under the cash balance benefit formula for Ms. Jung and Mr. Gallina, they are discussed herein. The Old Plan formula provides a single life (or 50% joint and survivor for married couples) annuity benefit at normal retirement age of 65 equal to (i) 1.75% of average final compensation multiplied by years of service not in excess of 10, plus (ii) 1.5% of average final compensation multiplied by years of service in excess of 10, minus (iii) 1.25% of the participant’s estimated Social Security benefit multiplied by years of credited service. Average final compensation is defined as a participant’s average compensation over the highest paid five years out of the last 10 years of credited service. No additional benefits have accrued under the Old Plan formula since June 30, 2008, which means that no compensation earned or credited service performed after June 30, 2008 will be used when calculating the Old Plan benefit. However, credited service after June 30, 2008 is credited for determining early retirement eligibility for these frozen Old Plan benefits. The Internal Revenue Code Section 415(b) limits on the actual retirement date will be used to limit the benefit, if necessary.

A participant entitled to the Old Plan benefit may retire early after attaining age 55 with 15 years of credited service and receive the retirement benefit reduced by 1/12 of 3% for each of the first 60 months by which the early retirement benefit commences prior to attainment of age 65 and by 1/12 of 5% for each month in excess of the next 60 months by which the early retirement benefit commences prior to attainment of age 65. If a participant retires after his or her age and years of credited service total 85 (Rule of 85), which is the case for Mr. Gallina, the retirement benefit is not reduced for payment prior to age 65 except that the Social Security offset component of the Old Plan benefit formula is reduced by 1/12 of 3% for each of the first 60 months by which the benefit commences prior to age 65 and 1/12 of 5% for each month in excess of the next 60 months by which the benefit commences prior to age 65. If a participant continues to work after attaining the Rule of 85 date, the early retirement subsidy reduces annually.

A participant must complete three years of service in order to be vested in the PRA benefit (no more than twenty-nine months of service while on disability leave will be included). Participants who are under the cash balance benefit formula may receive the PRA benefit upon request as soon as practicable after termination of employment, which occurs following a salary continuation period for those employees receiving severance benefits. Retirement benefits may be paid, at the request of a participant, as a lump sum or annuity or various forms of joint and survivor annuities. None of our named executive officers have selected the form of payment of their PRA benefits.

Benefit Restoration Pension Plan of Avon Products, Inc.

The Benefit Restoration Pension Plan of Avon Products, Inc. (BRP) is a nonqualified defined benefit plan available to a select group of highly compensated and key employees whose benefits are limited by the Internal Revenue Code on maximum benefits under tax qualified plans, such as our PRA. The BRP was established to provide participants with the retirement benefits to which they were entitled under the PRA but may not be paid as a result of Internal Revenue Code limits.

Generally, the same definitions under the PRA for compensation, average final compensation and service apply to the BRP, except that the compensation and benefit limits under the Internal Revenue Code for qualified plans are disregarded. The same benefit accrual formulas also apply, including calculations under the Old Plan and cash balance formulas. In addition, the same rules regarding calculation for early retirement or Rule of 85 benefits apply for participants under the Old Plan formula. As with the PRA, no additional benefits have accrued under the Old Plan formula after June 30, 1998. However, service after June 30, 2008 is credited for determining early retirement eligibility for these frozen Old Plan benefits. In order to determine the BRP benefit, the amount payable under the PRA is subtracted from the amount calculated under the BRP and the BRP pays out the excess. If a participant receives salary continuation, the salary continuation period is credited to the participant at the time of the termination to match the service crediting rules of the PRA. Benefits are paid from our general assets. The default form of BRP benefit is paid 80% in lump sum cash payment and 20% in 60 monthly installments. All of our named executive officers who were participants before November 1, 2008 were permitted to make a one time election for an alternative payment method (any form permitted under the PRA) and have chosen to receive their benefits in the forms disclosed in Footnotes 5 and 6 above.

Supplemental Executive Retirement Plan of Avon Products, Inc.

The Supplemental Executive Retirement Plan of Avon Products, Inc. (SERP) is a nonqualified defined benefit plan that was established in 1982 to provide certain senior officers with a greater pension benefit than is available under the PRA and BRP combined. Participants were selected by the Compensation Committee; however, no participants have been added since 2002 and the SERP is now closed to new participants. Given her tenure with the Company, Ms. Jung is the last remaining active participant in the SERP and her participation is pursuant to the terms of her employment agreement.

The SERP provides a retirement benefit at normal retirement age of 65 equal to (i) 2% of the participant’s average final compensation multiplied by years of service not in excess of 25 years, plus (ii) 1% of the participant’s average final compensation multiplied by years of service in excess of 25 years, minus (iii) benefits payable under the PRA. Unlike the Old Plan formula under the PRA and BRP, the SERP benefit continues to accrue after June 30, 2008. A participant who qualifies for early retirement may also receive benefits prior to age 65 under the SERP but reduced in the same manner as provided under the PRA. A participant who qualifies for Rule of 85 benefits under the PRA has unreduced benefits under the SERP. Service calculations under the SERP are similar to the credited service model used in the Old Plan formula of the PRA except that (i) the Compensation Committee may add additional years of service for a participant and (ii) service is limited to 35 years. The Compensation Committee has not added any additional years of service for Ms. Jung.

In contrast to the PRA and BRP, the definition of compensation under the SERP includes all annual bonuses paid to a participant without being limited to the target amount of the bonus and “average final compensation” means the average of the highest three years of compensation in the last five years of service rather than the average of the highest five years during the last ten years of service. Long-term equity compensation is not included.

In general, SERP benefits are subject to forfeiture if a participant discloses confidential information, or accepts employment by a competitor within three years of termination of employment or is convicted of a crime for fraud or dishonesty involving us. In addition, if a participant declines retirement at our request or retires prior to age 62 without our approval, SERP benefits may also be forfeited. In the event that her SERP benefits are forfeited, Ms. Jung’s benefits will be calculated as if she received benefits under the BRP in the same form as her SERP benefits. Ms. Jung will be 60 years old when she attains her Rule of 85 milestone on December 1, 2018.

Nonqualified Deferred Compensation

The following table provides information relating to deferrals of compensation by our named executive officers under our nonqualified Deferred Compensation Plan (DCP). None of the named executive officers received distributions or made withdrawals of nonqualified deferred compensation amounts during 2009.

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(1)(2)	Aggregate Earnings in Last FY ($)(3)	Aggregate Balance at Last FYE ($)(4)
Ms. Jung	67,574	50,681	1,556,545	10,438,388
Mr. Cramb	541,660	21,338	270,356	1,166,734
Mr. Herington	111,593	20,087	63,971	432,490
Mr. Gallina	22,639	16,979	87,584	905,688
Ms. Rucker	0	0	0	0
Ms. Smith	730,669	0	910,579	3,031,779

(1)	Other than deferrals of vested RSU awards by Mr. Cramb and Ms. Smith that are reported in the “Option Exercises and Stock Vested” table on page 48, amounts under these columns are included in the “Summary Compensation Table” on page 42.

(2)	Reflects our matching contributions to excess 401(k) plan deferrals.

(3)	Some of the amounts in the “Aggregate Earnings in Last FY” column are reported in the “Summary Compensation Table” on page 42 as “above-market” earnings: Ms. Jung, $94,856; Mr. Cramb, $6,418; Mr. Herington, $1,449; Mr. Gallina, $10,704; and Ms. Smith, $2,058.

(4)	The following amounts included in this column have been previously reported in our Summary Compensation Tables in prior years: $5,943,017 for Ms. Jung; $337,397 for Mr. Cramb; $117,960 for Mr. Herington; $42,884 for Mr. Gallina and $727,963 for Ms. Smith.

Avon Products, Inc. Deferred Compensation Plan

The following sources of compensation may be deferred into the DCP:

•	Base Salary—up to 50% of annual salary;

•	Annual Bonus—all or part of the annual bonus payable under our Executive Incentive Plan;

•	Long Term Cash Award—all or part of the long-term cash award payable under our Executive Incentive Plan;

•

Excess 401(k) Plan Deferrals—up to 25% of the portion of base salary in excess of the maximum compensation limit under our 401(k) Plan ($245,000 for 2009). In addition, we contribute an amount equal to the match we would have made to the 401(k) Plan if participant contributions had been permitted; and

•	Restricted Stock Units—all or a portion of vested RSUs, which would be reported in the table above for the year in which any RSU vests.

In general, participants must make their deferral elections prior to the year in which they perform services for which the compensation is being deferred.

Investment of Deferred Compensation

Deferred compensation amounts, other than deferrals of RSUs, are hypothetically invested in one or more of three investment choices as selected by the participant:

•

Fixed Rate Fund—credited each month with imputed interest at an annual rate that we establish. The 2009 rate was 7.0%. We determine the rate annually, and for 2009, the rate was determined to be the lesser of 7% or the result of adding 1% to the rate of Avon’s 5.75% notes due in 2018 and rounding to the nearest .25%. The rate for 2010 has been reduced and set at 4.82%, or 120% of the long-term federal rate as of November, 2009;

•	Standard & Poor’s 500 Stock Index Fund; and

•	Avon Stock Unit Fund—hypothetically invested in Avon stock with dividends credited.

Deferrals of RSUs are allocated to a restricted stock account and are held as hypothetical shares of Avon stock with dividends paid annually to the participant.

Plan Accounts and Distributions

Each participant may direct the allocation of compensation deferred to (i) a Retirement/Termination Account, which provides for payments after termination of employment, or (ii) up to two In-Service Accounts, which provide for payments during continued employment. Participants are fully vested in their DCP accounts.

Payments under the DCP are made from our general assets. Retirement/Termination Accounts are payable upon retirement or other termination of employment in a lump sum or up to 15 annual installments, as elected by the named executive officer at the time of the initial deferral election. Distribution election changes for Retirement/Termination Accounts relating to amounts deferred after 2004 will delay payment for at least five years after the original payment date. All In-Service Accounts are payable in a lump sum or in up to five annual installments, as irrevocably elected at the time of initial deferral election. In the event of death prior to full distribution of the accounts, the undistributed amount will be paid to the participant’s beneficiary.

Withdrawals relating to amounts deferred prior to 2005 may be made prior to the scheduled distribution date upon a demonstration of financial hardship or at any time subject to a 10% penalty on the amount withdrawn. Withdrawals relating to amounts deferred after 2004 may be made prior to the scheduled distribution date only upon demonstration that an unforeseeable emergency has occurred.

Potential Payments Upon Termination of Employment or Change-in-Control

We have entered into individual agreements and maintain certain plans and arrangements that provide for payments to our named executive officers upon termination of employment or a change in control as set forth below. In March 2010, the Committee adopted a single change in control policy applicable to senior officers at or above the senior vice president level who serve on our Executive Committee, other than Ms. Jung, for whom the terms of her employment agreement will continue to apply. The policy supersedes individual arrangements upon a change in control, if any (other than for Ms. Jung) and is intended to ensure consistency. Please refer to the “Compensation Discussion and Analysis—Additional Information—Post-Termination Payments” beginning on page 39 for a further description of the new change in control policy. Ms. Smith’s separation was effective on October 30, 2009 and her termination payments and benefits are described separately.

Involuntary Termination of Employment (Other Than For Cause or Disability); Constructive Termination

CEO

In the event that we terminate Ms. Jung’s employment other than for cause or disability, or if she terminates for reasons of constructive termination, Ms. Jung would be entitled to receive:

•	three times base salary at the rate in effect on the date of termination of employment payable as follows:

(1)	a lump sum amount payable in the seventh month after the date of termination equal to (a) the present value of 12 months of base salary (discounted at the one-year treasury bill rate), plus (b) 6 months of base salary;

(2)	18 months of base salary paid on a regular biweekly basis beginning 7 months after her date of termination;

•	an amount payable in the seventh month after the date of termination equal to her annual target bonus for the year of termination;

•

if the termination of employment occurred on or after August 1st of the year of termination, a prorated bonus based on her earned salary for the year of termination (not to exceed her target bonus award for such year of termination), payable in the calendar year following the year of termination; and

•

a lump sum amount payable in the seventh month after the date of termination equal to the cost of 24 months of medical, dental, disability, and travel accident coverage for Ms. Jung, her spouse and her eligible dependents.

Ms. Jung could generally terminate for reasons of constructive termination upon the following events: (i) a reduction in her base salary; (ii) a reduction in her annual target bonus opportunity (excluding annual reductions up to 10% that apply to all our officers); (iii) a change of more than 25 miles in her office location; (iv) demotion to an office below Chief Executive Officer; (v) a material reduction in her employee benefit programs (unless applicable to all our officers); or (vi) our failure to obtain the assumption of Ms. Jung’s employment agreement by any successor to us.

In the event of involuntary termination, a pro rata portion of her restricted stock units would vest and be payable in accordance with the terms of the individual award agreements, and her stock options would continue to vest and be exercisable for 24 months. See “Outstanding Equity Awards at Fiscal Year-End” on page 46. She would be entitled to participate for two years after the date of termination in our life and accidental death insurance programs and the Supplemental Life Plan (SLIP). Ms. Jung would also receive two additional years of credited service under our self-insured Supplemental Executive Retirement Plan (SERP) for purposes of calculating the SERP benefit.

Ms. Jung would be required to sign a release of all claims in order to receive severance benefits. The severance benefits are also subject to non-competition, non-solicitation, and cooperation provisions which, if violated, would cause forfeiture of the remaining benefits.

Non-CEO

In the event that we terminate any of our other named executive officers’ employment other than for cause or disability, we would continue to pay his or her base salary at the rate in effect on the termination date for 24 months, except that the first payment (equivalent to seven months at such rate) would not occur until the seventh month following the date of termination.

In the event of involuntary termination, the named executive officers’ stock options would continue to vest and be exercisable during the salary continuation period. In addition, a pro rata portion of their restricted stock units would vest and be payable in accordance with the terms of the individual award agreements. See “Outstanding Equity Awards at Fiscal Year-End” on page 46.

The named executive officers’ accrued benefits under the PRA and BRP accrue interest credits for additional years of service during his or her salary continuation period. Each of them would also be entitled to continuing coverage under our medical, dental, and life insurance programs and the SLIP during his or her salary continuation period.

In addition, we would generally continue to provide each of our named executive officers the perquisites he or she currently receives as described in the “Summary Compensation Table” on page 42 for the following periods, as applicable: three months of a transportation allowance or auto lease; financial planning and tax preparation services through the end of the calendar year in which his or her salary continuation period ends; home security until the end of his or her annual contract; and executive health exam for up to three months after termination.

Terminated employees are required to sign a release of all claims in order to receive severance benefits. The severance benefits are also subject to non-competition, non-solicitation, non-disparagement, cooperation and confidentiality provisions which, if violated, would cause forfeiture of the remaining benefits.

If Ms. Rucker voluntarily terminates employment for “good reason,” she would be entitled to the payments and benefits described in this section, other than with respect to equity awards. “Good reason” is defined as the loss of her job title or a material reduction in duties, authority, responsibilities or reporting relationship (no longer reporting to the CEO). Prior to termination for good reason, Ms. Rucker is required to provide the Company with notice and an opportunity to cure the condition that caused the proposed resignation.

Disability

In the event of termination of a named executive officer for disability, he or she would be entitled to receive benefits under our disability plan, which provides for 100% of pay for six months (excluding the first week of disability during which no pay is provided) and 50% of pay without regard to qualified plan limits thereafter for the duration of his or her disability. Each named executive officer’s stock options would continue to vest and be exercisable, and all or a pro rata portion of their restricted stock units would vest and be payable, in accordance with the terms of the individual award agreements. See “Outstanding Equity Awards at Fiscal Year-End” on page 46.

All of our named executive officers would continue to participate in the PRA for up to 29 months while disabled, and our named executive officers (other than Ms. Jung) would also continue to participate in the BRP for up to 29 months while disabled. Each of them (other than Ms. Jung) would also be entitled to continuing coverage under our SLIP. Ms. Jung would continue to participate in the SERP for up to 29 months, and she and her dependents would be covered for two years after termination of employment under our life insurance, accidental death and travel accident benefit programs. In the seventh month following her date of termination, Ms. Jung would receive a cash payment equal to the monthly cost of medical, dental coverage and travel accident insurance for two years.

Retirement

In the event of a named executive officer’s retirement, his or her stock options would continue to vest and be exercisable, and all or a pro rata portion of his or her restricted stock units would vest and be payable, in accordance with the terms of the individual award agreements. See “Outstanding Equity Awards at Fiscal Year-End” on page 46. Ms. Jung would also be entitled to an amount equal to the last fiscal year’s bonus, pro rated based on the number of days worked during the year of retirement, through the date of retirement, which would be payable in the year following her retirement date.

Death

In the event of a named executive officer’s death, his or her beneficiary would be entitled to death and life insurance benefits, including benefits under the SLIP. His or her stock options would immediately vest, and all or a pro rata portion of his or her restricted stock units would vest and be payable, in accordance with the terms of the individual award agreements. See “Outstanding Equity Awards at Fiscal Year-End” on page 46. Ms. Jung’s dependent beneficiaries would also be entitled to receive dependent death benefits payable from the SERP, as well as an amount equal to the last fiscal year’s bonus, pro-rated based on the number of days worked during the year of death through the date of death.

Change-in-Control

Upon a change in control, a named executive officer’s stock options would immediately vest and his or her restricted stock units would be settled. Under the Company’s stock incentive plan, the Board may cash out such equity awards. Ms. Jung’s employment agreement requires cash out of her equity awards. Change in control generally means: (i) the acquisition by a person or group of beneficial ownership of 20% or more of our outstanding stock; (ii) a change in the composition of the Board that results in a majority of our current directors (or successor directors approved by at least two-thirds of our current directors) not being continuing directors; (iii) approval by our shareholders of a merger, consolidation or sale of substantially all of our assets in a transaction in which our shareholders immediately prior to the transaction do not own at least 60% of the voting power of the surviving, resulting or transferee entity; or (iv) approval by our shareholders of a complete liquidation or dissolution. In the event of more recent grants of stock options and restricted stock units, the change in control definition is the one set forth in Section 409A of the Internal Revenue Code. See Proposal 3 for a description of the change in control provision affecting future grants.

If any payment is subject to the excise tax imposed by Section 280G of the Internal Revenue Code by reason of a change in control, we have agreed to pay Ms. Jung an additional gross-up payment of any such excise taxes and any income and excise taxes incurred in connection with such reimbursement.

During the three-year period following a change in control or during the pendency of a potential change in control, the amount of Ms. Jung’s annual bonus may not be less than the largest bonus earned or awarded to her for the fiscal year in which the potential change in control or change in control occurs or any of the three fiscal years ending before such occurrence. In addition, during such period, benefits available to Ms. Jung under incentive and savings plans, retirement and death benefit programs, other benefit plans and the perquisite program may not be diminished from the highest level previously provided immediately prior to the potential change in control or within ninety days prior to the change in control date.

Following a Change-in-Control—Involuntary Termination of Employment (Other Than For Cause or Disability) or Constructive Termination

In the event that we terminate Ms. Jung’s employment other than for cause or disability, or if she terminates for reasons of constructive termination, within the three-year period following a change in control, Ms. Jung would be entitled to receive (in lieu of the payments specified under “Involuntary Termination of Employment (Other Than For Cause or Disability); Constructive Termination (CEO)” above):

•	in the seventh month following her termination of employment, a lump sum cash payment of:

(1)	three times her annual base salary at the rate in effect on the change in control date or termination date, whichever is greater, minus the present value (discounted at the one-year treasury bill rate) of 24 months of her annual base salary at the rate in effect on the change in control date or termination date, whichever is greater; plus

(2)	six months of base salary; plus

(3)	300% of the greater of (a) the annual bonus she earned for the calendar year ending prior to the change in control or (b) the annual bonus she earned during the calendar year of the change in control; plus

(4)	300% of the present value of one year of fringe benefits (including perquisites) (discounted at the one-year treasury bill rate); plus

(5)	the excess, if any, of (a) the maximum amount payable for all her outstanding awards under our long-term incentive cash plans during the three-year period following the change in control, assuming achievement of maximum performance goals, over (b) the amount actually paid to her under such plans; plus

(6)	a lump sum amount equal to the cost of 36 months of medical, dental, disability and travel accident coverage for Ms. Jung, her spouse and her eligible dependents; and

•

commencing in the seventh month following her termination of employment, bi-weekly payments of base salary at the rate in effect on the change in control date or termination date, whichever is greater, for the remaining 18 month period.

Ms. Jung would also be entitled to the present value (discounted under FAS 106) of the excess of (i) the pension, retiree life and retiree medical benefits that would have been payable if she had continued in our employ for three years after her termination of employment, over (ii) the pension, retiree life and retiree medical benefits payable at termination of employment.

In addition, Ms. Jung would be entitled to participate in our life insurance and accidental death and other benefit programs for a period equal to the greater of two years after the date of termination or until the third anniversary of a change in control.

In the event that Mr. Cramb terminates his employment during the three-year period following a change in control because he is assigned duties inconsistent in any significant respect with his position, authority or responsibilities at the time of the change in control, he would be entitled to the payments and benefits as described above for Mr. Cramb under “Involuntary Termination of Employment (Other Than For Cause or Disability); Constructive Termination (Non-CEO).”

Other Plans

In the event of termination from the Company, the named executive officers would generally be entitled to receive amounts payable under our pension plans and deferred compensation plans. See “Pension Benefits” on page 48 and “Nonqualified Deferred Compensation” on page 52.

The named executive officers participate in our Executive Incentive Plan which provides annual and long-term cash incentive bonus opportunities if performance goals selected by the Compensation Committee are achieved over the performance period. See “Compensation Discussion and Analysis—Elements of Compensation—Annual Incentive Compensation” beginning on page 33. Under the annual incentive program, a participant who is involuntarily terminated without cause on or after August 1 of a fiscal year, or dies, becomes disabled or retires during the fiscal year, is entitled to a prorated annual incentive award for such fiscal year provided that the performance goals have been satisfied, subject to the discretion of the Compensation Committee. Under the 2008-2010 long-term incentive program, a participant who is involuntarily terminated without cause on or after January 1, 2009, or dies, becomes disabled or retires during the performance period, is entitled to a prorated long-term incentive award provided that the performance goals have been satisfied, subject to the discretion of the Compensation Committee. In the event of a change in control during the first half of the long-term performance period, the award is calculated as if the performance measures had been achieved at target and is prorated. If the change in control occurs during the second half of the performance period, the award is calculated as if the performance measures had been achieved at target, but not pro-rated.

Potential Payments Upon Termination or Change-in-Control Table

The following table sets forth the estimated incremental payments and benefits that would be payable upon termination of employment or a change in control, assuming that the triggering event occurred on December 31, 2009. These amounts exclude earned amounts, such as accrued amounts under compensation and benefits plans described previously in this Proxy Statement (including under “Other Plan Documents” above), which are not contingent upon a termination or a change in control. The valuation of equity awards is based upon a stock price of $31.50 on December 31, 2009.

Name	Involuntary or Constructive Termination ($)		Disability ($) (1)(2)	Retirement ($) (2)		Death ($)(2)(3)		Change in Control ($)(2)(4)	Involuntary or Constructive Termination Following a Change in Control ($) (5)
Ms. Jung	20,711,068	(6)	24,152,292	16,259,286	(7)	17,424,910	(7)	17,319,858	41,604,377	(8)
Mr. Cramb	8,717,571	(9)	14,045,897	7,178,710		12,503,710		12,653,710	—
Mr. Herington	5,921,309	(9)	12,908,551	4,204,430		8,899,430		8,951,930	—
Mr. Gallina	3,859,284	(9)	5,258,173	2,561,848		3,161,848		3,061,848	—
Ms. Rucker	2,662,878	(9)	6,908,385	2,258,716		2,933,799		2,714,716	—

(1)	Assuming continuation of disability payments until age 65 for all named executive officers except for Mr. Cramb, for whom we have assumed continuation until age 70, the present value of disability payments is $7,814,368 for Ms. Jung, $1,916,890 for Mr. Cramb, $4,432,593 for Mr. Herington $2,695,987 for Mr. Gallina and $4,543,452 for Ms. Rucker based on a discount rate of 3.55%. The present value of the additional pension benefits earned under the PRA and the SERP while on disability for up to 29 months by Ms. Jung is $1,751,518, assuming a discount rate and a lump sum rate of 5.35%. The present value of the additional pension benefits earned under the PRA and the BRP while on disability for up to 29 months is $225,094 for Mr. Cramb, $176,181 for Mr. Herington, $0 for Mr. Gallina, and $105,924 for Ms. Rucker, assuming a discount rate and a lump sum rate of 5.35%. The value of continued coverage under our group life and accidental death insurance plan for 29 months, assuming a discount rate of 5.35%, is $293 for Mr. Cramb, $347 for Mr. Herington, $338 for Mr. Gallina and $293 for Ms. Rucker. We would pay Ms. Jung the value of two years of medical, dental, and travel accident insurance equal to $16,201 and the value of continued coverage under our group life and accidental death insurance plan for two years is $347.

(2)

The value of stock options that would continue to vest (or immediately vest, in the case of death or a change in control) is $12,165,904 for Ms. Jung, $3,539,168 for Mr. Cramb, $3,067,280 for Mr. Herington, $2,229,680 for Mr. Gallina and $1,849,216 for Ms. Rucker. The total value of the RSUs that would immediately vest is $2,403,954 for Ms. Jung, $8,364,542 for Mr. Cramb, $5,232,150 for Mr. Herington,

$332,168 for Mr. Gallina and $409,500 for Ms. Rucker (except in the case of retirement, $3,639,542 for Mr. Cramb and $1,137,150 for Mr. Herington). In the case of retirement or disability, a portion of the RSUs would not be settled until the original vesting date in accordance with the terms of the individual award agreement.

(3)	Ms. Jung would receive a $750,000 supplemental life insurance benefit and each of Mr. Cramb, Mr. Herington, Mr. Gallina and Ms. Rucker would receive a $500,000 supplemental life insurance benefit. In addition, each named executive officer would receive a group life insurance benefit of $100,000. Ms. Jung’s beneficiaries and dependent children would receive additional death benefits of $315,624 from the SERP. Ms. Rucker’s cash balance benefit in the PRA and BRP of $75,083 would become vested and payable upon death in accordance with the plans.

(4)	The amounts include the following payments under our long-term cash plan: $2,750,000 for Ms. Jung, $750,000 for Mr. Cramb, $652,500 for Mr. Herington, $500,000 for Mr. Gallina and $456,000 for Ms. Rucker.

(5)	The amounts in this column would be paid in addition to the amounts set forth in the “Change in Control” column in the event of involuntary or constructive termination following a change in control.

(6)	We would pay Ms. Jung a cash severance amount over a two-year period of $4,114,241 with the remaining $4,829,837 paid in a lump sum (which includes the value of two years of medical, dental, disability and travel accident coverage equal to $17,337 as well as bonus amounts). The value of stock options that would continue to vest is $8,110,602. The value of restricted stock units (RSUs) that would immediately vest is $2,203,625 provided that the performance-based restricted stock units (PRSUs) would not be settled until the original vesting date. The value of her continued coverage under our group life and accidental death insurance plans for a two-year period is $347, assuming a discount rate of 5.35%. The value of SLIP benefits during the two-year period is $2,884 based on the expected term costs for the face value provided using the RP-200 mortality table. The value of two additional years of service under the SERP is $1,449,532, based on a SERP discount rate and a lump sum rate of 5.35%.

(7)	Ms. Jung would also be entitled to receive $1,689,428, which is equal to last year’s annual bonus amount.

(8)	Payments to Ms. Jung would be subject to the excise tax imposed by Section 280G of the Internal Revenue Code. We would pay $19,437,107 to Ms. Jung as a gross-up payment, based on the assumption of a 35% federal income tax rate, a 1.45% Medicare tax rate, a 8.97% state income tax rate and a 3.648% local income tax rate. We would pay Ms. Jung a cash amount over a three-year period of $4,133,415 with the remaining $15,859,028 paid in a lump sum (which would include the value of three years of medical, dental, disability, and travel accident coverage equal to $26,286, as well as $7,218,750 in bonus amounts, $363,992 for fringe benefits, and $8,250,000 under our long-term incentive cash plan). The value of continued coverage under our group life and accidental death insurance plans for a three-year period is $528, assuming a discount rate of 5.35%. The present value (discounted under FAS 87) of the excess of the pension, retiree life and retiree medical benefits that would have been payable if she had continued in our employ for three years after her termination of employment, over such benefits payable at termination of employment, is $2,174,299, assuming a discount rate of 5.35%.

If, during the pendency of a potential change in control, we terminate Ms. Jung’s employment for reasons other than for disability or cause, or Ms. Jung terminates her employment for reasons of constructive termination, pursuant to Ms. Jung’s employment agreement, Ms. Jung would be entitled to receive the same payments and benefits as she would have received under “Involuntary Termination of Employment (Other Than For Cause or Disability); Constructive Termination (CEO)” above. If the potential change in control thereafter becomes a change in control (as defined in Section 409A of the Internal Revenue Code), Ms. Jung would also be entitled to receive additional cash payments equal to the excess of (i) the amount she would have received had the date of termination occurred on the date of the change in control over (ii) the amount described in the immediately preceding sentence. If such termination would result in Ms. Jung’s forfeiture of any equity awards, she would also be entitled to receive a cash payment equal to the amount she would have received if she had remained in our employ until the change in control.

Potential change in control generally means: (i) the commencement of a tender or exchange offer by any third person for 20% or more of our outstanding common stock; (ii) the execution of an agreement by us, the consummation of which would result in a change in control of us; (iii) the public announcement by any person of an intention to take or to consider taking actions which if consummated would constitute a change in control of us, other than through a contested election for our directors; or (iv) the adoption by the Board of a resolution to the effect that a potential change in control has occurred. A potential change in control will generally be deemed to be pending from the occurrence of the event giving rise to the potential change in control until the earlier of the first anniversary thereof or the date the Board determines in good faith that such events will not result in the occurrence of a change in control.

(9)	We would pay a cash severance amount over a two-year period of $1,500,000 to Mr. Cramb, $1,450,000 to Mr. Herington and $1,250,000 to Mr. Gallina and $1,140,000 to Ms. Rucker. The value of stock options that would continue to vest is $3,539,168 for Mr. Cramb, $2,044,853 for Mr. Herington, $2,229,680 for Mr. Gallina and $1,232,811 for Ms. Rucker. The value of the RSUs that would immediately vest is $3,622,610 for Mr. Cramb, $2,354,888 for Mr. Herington, $332,168 for Mr. Gallina and $227,500 for Ms. Rucker provided that the PRSUs for Mr. Cramb, Mr. Herington and Mr. Gallina would not be settled until the original vesting date. The value of continued coverage for a two-year period under our medical, dental and life insurance plans is $20,736 for Mr. Cramb, $30,606 for Mr. Herington, $16,484 for Mr. Gallina and $28,398 for Ms. Rucker based on current costs and assuming an annual health care trend rate of 8.00% and a discount rate of 5.50%. The value of SLIP benefits during the two-year period is $6,275 for Mr. Cramb, $1,817 for Mr. Herington, $2,877 for Mr. Gallina and $1,193 for Ms. Rucker based on the expected term costs for the face value provided using the RP-200 mortality table. The value of interest accrued on their accrued benefits for two additional years of service under the PRA and the BRP is $7 for Mr. Cramb, $9,155 for Mr. Herington, $4,831 for Ms. Rucker and $0 for Mr. Gallina. The value of the perquisites that we would continue to provide is $28,775 for Mr. Cramb, $29,990 for Mr. Herington, $28,075 for Mr. Gallina, and $28,145 for Ms. Rucker.

Separation of Ms. Smith

During 2009, we entered into a separation agreement with Ms. Smith that provided for her departure as President, effective as of October 30, 2009, and her compliance with certain non-solicitation, non-competition, confidentiality, non-disparagement, and cooperation provisions, which we believe is a valuable protection given global competition in beauty and direct selling, as well as the exceptional skills and experience that Ms. Smith can potentially offer a competitor company as CEO. Pursuant to the separation agreement, we will pay Ms. Smith two times her base salary of $750,000 over the period May 1, 2010 through October 29, 2011. Ms. Smith received $729,144 pursuant to the 2009 annual incentive program under the Executive Incentive Plan, which amount is equal to a target amount of 117.5% and prorated through October 30, 2009. See the “Summary Compensation Table” on page 42.

Ms. Smith’s stock options and performance-based restricted stock units (PRSUs) were modified as of the date of her separation agreement. Ms. Smith’s stock options will continue to vest in accordance with the terms of the awards through October 29, 2011, at which time any outstanding stock options may be exercised for 90 days before expiring. Notwithstanding the foregoing, in exchange for an extended non-solicitation/no-hire and non-competition period through April 30, 2012, an additional 48,279 of the remaining unvested stock options granted in 2009 will become 100% vested on October 29, 2011 (resulting in a forfeiture of 25,453 stock options). In addition, Ms. Smith’s 2007 PRSUs vested on a pro-rata basis as of October 30, 2009 and were paid (along with related dividend equivalents) on March 7, 2010 as a result of performance conditions having been satisfied as of December 31, 2009 (resulting in a forfeiture of 2,305 PRSUs). See the “Summary Compensation Table” on page 42, “Grants of Plan-Based Awards” on page 44, the narrative discussion on page 45, and “Outstanding Equity Awards at Fiscal Year-End” on page 46.

Ms. Smith is fully vested in her PRA and BRP benefits and will receive these benefits in accordance with the terms of the plans. See “Pension Benefits” on page 48 for more information. She will also be entitled to participate in our medical, dental, life insurance and other benefit programs and the SLIP through October 29, 2011. The value of the employee benefits that we will continue to provide under our group life insurance is equal to $270, assuming a discount rate of 5.5% and a trend rate of 8%, the value of SLIP benefits is $1,394, based on the expected term costs for the face value provided using the RP-200 mortality table, and medical and dental value of $0 because she elected to opt out of these plans effective January 2010. We will also provide additional PRA and BRP cash balance interest credits worth $18,425. In the event of Ms. Smith’s death prior to October 29, 2011, her beneficiary would continue to be eligible for a supplemental life insurance benefit of $500,000 and a group life insurance benefit of $100,000.

In addition, Ms. Smith’s agreement provided for the following perquisites none of which is in excess of $25,000: an executive health examination during the fourth quarter of 2009, which she did not use; her transportation allowance through January 29, 2010; her home security coverage through the end of her current annual contract; financial planning and tax preparation services through December 31, 2011; and twelve months of outplacement services.

Compensation and Risk Management Process

A multi-disciplinary management team comprised of senior executives in human resources, legal, internal audit, sales and finance meets at least annually and considers many factors, including governance and oversight of compensation plan and program design as well as global and local compensation policies and programs, together with potential business risks relating thereto. The Compensation Committee, with support and advice from its independent consultant, reviews the risk and reward structure of executive compensation plans, policies and practices. Considered in this review are program attributes deemed to help mitigate risk, including:

•	The use of multiple performance measures, balanced between short- and long-term objectives

•	The Committee’s application of judgment when determining individual payouts

•	The presence of individual payout caps under plans and programs

•	The Committee’s ability to clawback compensation under the Company’s Stock Incentive Plans and the recently adopted compensation recoupment policy

•	The stock ownership guidelines for senior executives to further align executive interests with those of shareholders

DIRECTOR COMPENSATION

The following table discloses compensation received by our non-management directors during 2009.

Director	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	All Other Compensation ($)(2)	Total ($)
Mr. Cornwell	65,000	100,003	10,572	175,575
Mr. Fogarty	65,000	100,003	15,572	180,575
Ms. Hailey	69,166	124,963	72	194,201
Mr. Hassan	65,000	100,003	15,572	180,575
Ms. Lagomasino	65,000	100,003	12,572	177,575
Ms. Moore	60,000	100,003	72	160,075
Mr. Pressler	70,000	100,003	72	170,075
Mr. Rodkin	60,000	100,003	13,072	173,075
Dr. Stern	60,000	100,003	10,230	170,233
Mr. Weinbach	70,000	100,003	5,572	175,575

(1)	Stock awards consist of 4,331 time-based restricted stock units (RSUs), which were granted to each non-management director on May 7, 2009 as part of their annual retainer. Ms. Hailey’s award includes an additional pro-rata award of 1,081 RSUs for her service on the Board from December 2008 through April 2009. The aggregate grant date fair value of the RSUs was determined in accordance with FASB ASC Topic 718. See Note 9 to the Notes to the Consolidated Financial Statements contained in our Form 10-K for 2009 for a description of the assumptions used in valuing stock awards.

At fiscal year end, each non-management director held the following aggregate number of stock awards, restricted stock units and option awards: Mr. Cornwell, 9,563 shares of restricted stock, 6,926 restricted stock units, and options to purchase 27,000 shares; Mr. Fogarty, 20,407 shares of restricted stock, 6,926 restricted stock units, and options to purchase 48,000 shares; Ms. Hailey held no stock awards, 5,142 restricted stock units and no options; Mr. Hassan, 13,079 shares of restricted stock, 6,926 restricted stock units, and options to purchase 48,000 shares; Ms. Lagomasino, 10,819 shares of restricted stock, 6,926 restricted stock units, and options to purchase 44,000 shares; Ms. Moore, 25,623 shares of restricted stock, 6,926 restricted stock units, and options to purchase 48,000 shares; Mr. Pressler, 6,635 shares of restricted stock, 6,926 restricted stock units, and options to purchase 8,000 shares; Mr. Rodkin, 2,519 shares of restricted stock, 6,926 restricted stock units, and no options; Dr. Stern, 15,999 shares of restricted stock, 6,926 restricted stock units, and options to purchase 16,000 shares; and Mr. Weinbach, 13,079 shares of restricted stock, 6,926 restricted stock units, and options to purchase 40,000 shares.

(2)	This column includes payments of life insurance premiums and matches made pursuant to the Avon Foundation Matching Gift Program. Non-management directors are eligible to participate in the Avon Foundation’s U.S. Associate Matching Gift Program on the same terms as Avon Products, Inc. employees. Under this program, the Avon Foundation will match a non-management director’s contribution to a charitable organization up to $15,500 per year. This column includes the following amounts in excess of $10,000, each for matches to charitable organizations: for Mr. Cornwell, $10,500; for Mr. Fogarty, $15,500; for Mr. Hassan, $15,500; for Ms. Lagomasino, $12,500; for Dr. Stern, $10,158; and for Mr. Rodkin, $13,000.

Directors who are officers or employees of us or any of our subsidiaries receive no remuneration for services as a director. In 2009, each non-management director was entitled to an annual retainer of $150,000, consisting of $50,000 in cash plus an annual grant of restricted stock units having a market value as of the date of grant of approximately $100,000 based on the closing price of our common stock on the date of grant. All restricted stock units so granted to a non-management director vest on the first anniversary of the date of grant, provided that such non-management director continues as a member of the Board of Directors for the entirety of such one-year period. A non-management director is immediately entitled to regular dividend equivalent payments on the restricted stock units but does not have the right to vote on any restricted stock units until settlement.

Equity grants to our non-management directors are made immediately after the Annual Meeting. The date of grant is not scheduled based on the release of material non-public information and we do not time the release of non-public information for the purpose of affecting the value of these equity awards.

In addition to the annual retainer, during 2009 each non-management director received a retainer of $10,000 for membership on the Audit Committee and $5,000 for membership on each other Committee of the Board of Directors on which he or she serves. Non-management directors appointed to chair a Committee were paid an additional fee of $10,000 for the Audit Committee and $5,000 for all other Committees. From time to time we provide directors with complimentary Avon products, such as samples of new product launches.

Pursuant to the Board of Directors of Avon Products, Inc. Deferred Compensation Plan, non-management directors are permitted by individual election to defer all or a portion of their cash fees. Each participant under the Plan may elect to defer amounts to a stock account or cash account. The amounts deferred into the stock account increase or decrease in value proportionately with the price of our common stock. The amounts deferred into the cash account, inclusive of accumulated interest, earn interest equal to the prime rate, which in 2009 did not exceed 120% of the applicable federal long-term rate.

The Board of Directors has adopted stock ownership guidelines which require non-management directors to own shares of our common stock having a value equal to or greater than $350,000 for directors, in the case of new directors, within five years from the date of their election to the Board. All directors were in compliance with this policy for 2009.

The Nominating and Corporate Governance Committee is responsible for periodically reviewing and making recommendations to the full Board regarding the compensation of non-management directors. In setting compensation, the Committee considers:

•	The form and amount of compensation necessary to attract and retain individuals who are qualified to serve on the Board and to align the interests of the directors with those of shareholders.

•

The impact on the perceived independence of the directors of compensation in excess of customary amounts and of indirect compensation, such as charitable contributions to organizations with which a director is affiliated.

•	The non-management director compensation practices of other companies to assist it in the development of the compensation program and practices for our non-management directors.

The Company’s General Counsel and outside consultant also support the Committee in reviewing competitive pay practices and pay levels.

During 2009, the Nominating and Corporate Governance Committee engaged an outside consulting firm, ClearBridge Compensation Group LLC, to provide a study on director compensation. Key objectives of the study included an assessment of the Company’s non-management director compensation levels and structure relative to peer companies and to develop recommendations, as appropriate. ClearBridge reports to the Committee, which has the sole authority to continue or terminate the relationship, and consults directly with the Chair. Prior to ClearBridge’s engagement in November 2009, Executive Compensation Advisors, a Korn/Ferry Company, served as the Committee’s outside consultant, also to provide a study on director compensation.

Based on the outside consultant’s assessment and advice, and the Committee’s review and recommendation, the Board has approved changes to the retainer fees beginning in 2010, which we believe reflects competitive market practice. Each non-management director is now entitled to an annual retainer of $190,000, consisting of $75,000 in cash plus an annual grant of restricted stock units having a market value as of the date of grant of approximately $115,000 based on the closing price of our common stock on the date of grant. In addition, each non-management director will receive a retainer of $10,000 for membership on the Audit Committee and $6,000 for membership on each other Committee of the Board of Directors on which he or she serves. Non-management directors appointed to chair a Committee will be paid an additional fee of $10,000 for the Audit Committee, $9,000 for the Compensation Committee and $6,000 for all other Committees. The Lead Independent Director will receive a retainer of $20,000.

AUDIT COMMITTEE REPORT

The Company has a separately designated standing Audit Committee established in accordance with the Securities Exchange Act of 1934. The Audit Committee is composed of five directors whom the Board of Directors has determined meet the independence and financial literacy and expertise standards of the New York Stock Exchange, the Sarbanes-Oxley Act of 2002, the Securities and Exchange Commission and our Corporate Governance Guidelines. The Board has also determined that Lawrence A. Weinbach, the Committee’s Chair, and V. Ann Hailey, are each qualified to be an “Audit Committee Financial Expert,” under the rules of the Securities and Exchange Commission.

The basic function of the Audit Committee is oversight of the integrity of the Company’s financial statements, controls and disclosures, the Company’s compliance with legal and regulatory requirements, the qualifications and independence of the Company’s independent auditors and the performance of the Company’s internal audit function and its independent auditors. A copy of the charter of the Audit Committee, which describes this and other responsibilities of the Committee, is available on the Company’s investor website (www.avoninvestor.com). The Company’s management has responsibility for the financial statements and the reporting process, including maintaining effective disclosure controls and procedures. The Company’s management is also responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of the Company’s internal control over financial reporting. The Company’s independent registered public accounting firm, PricewaterhouseCoopers LLP (PwC), is responsible for auditing the financial statements prepared by management and providing their opinions, based on their audit, as to whether the financial statements fairly present, in all material respects, the financial position, results of operations and cash flows of the Company in conformity with generally accepted accounting principles and as to the effectiveness of the Company’s internal control over financial reporting. PwC’s responsibility is also to design and perform their audit to provide reasonable assurance that the Company’s financial statements are free of material misstatements and whether effective internal control over financial reporting was maintained in all material respects. It is not the duty of the Audit Committee, or of any of its members, to conduct separate auditing or accounting reviews or provide independent assurance of the Company’s compliance with applicable laws and regulations.

In this context, the Committee has reviewed and discussed with management and PwC the audited financial statements for the year ended December 31, 2009, management’s assessment of the effectiveness of the Company’s internal control over financial reporting and PwC’s evaluation of the Company’s internal control over financial reporting. The Committee has also discussed with management and PwC the matters required to be discussed by the rules of the New York Stock Exchange, the Securities and Exchange Commission and the charter of the Audit Committee. The Committee has discussed with PwC the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended. The Committee has received the written disclosures and the letter from PwC required by applicable requirements of the Public Company Accounting Oversight Board regarding PwC’s communications with the Committee concerning independence, and has discussed with PwC its independence, including any relationships that may impact their objectivity and independence.

Based upon the review and discussions described in this report, the members of the Audit Committee recommended to the Board that the audited financial statements for the year ended December 31, 2009 be included in the Company’s Annual Report on Form 10-K for 2009 filed with the Securities and Exchange Commission.

Members of the Audit Committee

Lawrence A. Weinbach, Chair

W. Don Cornwell

Edward T. Fogarty

V. Ann Hailey

Paul S. Pressler

March 11, 2010

PROPOSAL 2—RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Unless otherwise directed by the shareholders, proxies will be voted for ratification of the appointment by the Audit Committee of the Board of Directors of PricewaterhouseCoopers LLP (PwC), as independent registered public accounting firm for the year 2010. PwC began auditing our accounts in 1989. If the appointment of PwC is not ratified by the shareholders, the Audit Committee will reconsider its appointment. A member of the firm will be present at the Annual Meeting to answer appropriate questions and to make a statement if he desires.

The Audit Committee has established a policy for the pre-approval of all audit and non-audit services by PwC, and the corresponding fees, which (i) strictly disallows any service that would be a prohibited service; (ii) allows audit, audit-related and tax services only if the particular type of service is on the list of types of services that have been pre-approved by the Audit Committee, specific procedures are followed to ensure appropriate management assessment of such service, the proposed fee is within the overall limit set by the Audit Committee for that category of service, and the Audit Committee is informed on a timely basis of each such service; and (iii) allows other services not within any of the foregoing categories only if each such service and the corresponding fee is approved in advance by the Audit Committee or by one or more members of the Audit Committee with subsequent approval by the Audit Committee.

Audit and Non-Audit Fees

Aggregate fees for professional services rendered for us by the principal accountant, PwC, as of and for the fiscal years ended December 31, 2009 and December 31, 2008, respectively, are set forth below.

	2009	2008
	(in millions)
Audit Fees	$6.8	$7.3
Audit-Related Fees	0.0	0.1
Tax Fees	0.2	0.1
All Other Fees	0.0	0.0
Total	$7.0	$7.5

Audit Fees

These amounts represent the aggregate fees for professional services rendered by PwC for the audit of our annual financial statements for the fiscal years ended December 31, 2009 and December 31, 2008, the review of the financial statements included in our Quarterly Reports on Form 10-Q for those fiscal years, and services related to statutory and regulatory filings and engagements for such fiscal years.

Audit-Related Fees

These amounts represent the aggregate fees for assurance and related services performed by PwC that are reasonably related to the performance of the audit or review of our financial statements. For fiscal year 2009, the amounts were less than $50,000 and represent fees for audits of charitable foundations and other consultations regarding statutory reporting standards. For fiscal year 2008, the amount represents fees for audits of domestic and international benefit plans and of charitable foundations and consultations concerning financial accounting and reporting standards.

Tax Fees

These amounts represent the aggregate fees for tax services rendered by PwC in each of the last two fiscal years, including expatriate tax services, advice regarding tax implications of certain transactions or projects, domestic and international tax planning, and tax compliance.

All Other Fees

All other fees in the last two fiscal years were less than $50,000. These amounts represent the aggregate fees for other services rendered by PwC not included in any of the foregoing categories. For both the 2009 and 2008 fiscal years, the amount represents fees for subscriptions to online accounting reference material.

The Board of Directors recommends that you vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm for the year 2010.

PROPOSAL 3—APPROVAL OF THE AVON PRODUCTS, INC. 2010 STOCK INCENTIVE PLAN

The Board of Directors has approved and recommends the approval of the Avon Products, Inc. 2010 Stock Incentive Plan (the “2010 Plan”). The following is a summary of certain material features of the 2010 Plan, which is qualified in its entirety by reference to the complete terms of the 2010 Plan attached as Appendix E.

Purpose

The purpose of the 2010 Plan is to:

•	Encourage share ownership and align compensation with performance results and shareholder interests

•	Promote decision-making that is consistent with the long-term goals of the Company and our shareholders

•	Provide competitive incentive compensation sufficient to attract, motivate and retain key employees and directors of the Company

Eligible Participants

Key employees and non-employee directors of the Company and its subsidiaries are eligible participants (the “Participants”). A key employee is any person employed by the Company or any of its subsidiaries who is responsible for the management, growth or protection of some aspect of the business or who makes a contribution to the Company or its subsidiaries.

Plan Administration

With respect to awards for key employees, the 2010 Plan will be administered by the Compensation Committee, which is comprised entirely of “outside directors” for purposes of Section 162(m) of the Internal Revenue Code (the “Code”), “non employee directors” for purposes of Rule 16b-3 under the Securities Exchange Act of 1934 and “independent” directors for purposes of the rules of the New York Stock Exchange. It is anticipated that grants of awards to non-employee directors under the 2010 Plan will be made by the full Board of Directors.

With respect to key employees (other than senior officers), the Compensation Committee may delegate authority to a single member of the Board to select Participants and make grants, subject to terms and conditions determined by the Compensation Committee. For example, the Compensation Committee typically establishes the aggregate number of shares that may be subject to annual and off-cycle equity grants and the terms and conditions of such awards, and has delegated to the Chairman the authority to determine the Participants and the number of shares subject to each award.

Historical Grant Information

While the use of equity is an important part of our compensation program, we are mindful of our responsibility to our shareholders in granting equity awards.

The benefits and amounts that will be received by or allocated to Participants under the 2010 Plan are not yet determinable because the types and amounts of awards and selection of Participants are discretionary.

In 2009, 702 key employees, including our named executive officers, received awards under the 2005 Plan. They were granted stock options covering 6,988,000 shares and time-based restricted stock units covering 1,681,609 shares under the 2005 Plan, including stock options covering 2,301,471 shares and time-based restricted stock units covering 246,410 shares granted to our executive officers and stock options covering 1,649,401 shares and time-based restricted stock units covering 230,000 shares granted to our named executive officers. For further information about awards under the 2005 Plan to named executive officers, see “Executive Compensation” beginning on page 26.

In 2009, our non-employee directors were granted time-based restricted stock units covering 44,391 shares as part of their annual retainer. Consistent with prior years, we anticipate that our non-employee directors will receive their 2010 grant of time-based restricted stock units immediately following the Annual Meeting. The grants will be made under our 2005 Plan and will have a market value of approximately $115,000 based on the closing price of our common stock on the date of grant. For further information about awards under the 2005 Plan to our non-employee directors, see “Director Compensation” beginning on page 62.

Other than the grants to our non-employee directors as part of their annual retainer, effective upon shareholder approval of the 2010 Plan, no further awards will be made under the 2005 Plan.

Available Shares

There are 32 million shares available for issuance under the 2010 Plan. No single Participant may receive awards in respect of more than 1 million shares under the Plan in any calendar year. The maximum number of shares, both in total and in respect of any one Participant, will be reduced as follows: (i) for grants of stock options or stock appreciation rights (SARs) by each share subject to such an award and (ii) for grants of any award of restricted stock, stock units and other stock-based awards (other than stock options and SARs) by 2.33 multiplied by each share subject to such an award.

Shares covered by the unexercised or undistributed portion of any terminated, expired or forfeited award under the 2010 Plan will be made available again for further awards under the 2010 Plan; however, shares that are withheld or delivered for tax withholding or in connection with the exercise price or net share settlement of a stock option or SAR will not be made available again.

In the event any change in or affecting our outstanding shares of common stock occurs by reason of a stock dividend or split, merger or consolidation, recapitalization, reorganization, combination or exchange of shares or other similar corporate changes, the Board of Directors will make appropriate adjustments to the 2010 Plan and/or to outstanding awards, which may include changes in the number of remaining shares under the 2010 Plan, the number of remaining shares subject to outstanding awards, and the maximum number of shares that may be granted or delivered to any single Participant, and may accelerate the vesting of outstanding awards.

Awards may be granted through the assumption of, or in substitution for, outstanding awards previously granted to individuals who become employees of the Company as a result of a merger, consolidation, acquisition or other corporate transaction involving the Company in which event the assumption or substitution shall be accomplished in a manner permitting the Award to continue to be exempt under Code Section 409A.

Awards

The 2010 Plan authorizes grants of stock options, which may be either incentive stock options eligible for special tax treatment or non-qualified stock options, SARs, restricted stock, stock units and other stock-based awards.

The Compensation Committee, or the Board of Directors with respect to non-employee directors, determines the terms and conditions of each award at the time of grant, including whether payment of awards may be subject to the achievement of performance goals, consistent with the provisions of the 2010 Plan.

Stock Options/SARs

•	The exercise or grant price may not be less than the fair market value of the shares at the date of grant

•	Terminate after ten years from the date of grant

•

At the time of exercise, the option price must be paid in full in cash or, if the award agreement or award program provides, by delivery of shares or in a cashless exercise through a broker or similar arrangement, depending on the terms of the award

•	Payments upon exercise of SARs may be made in shares, cash or a combination of both, depending on the terms of the award

•	Generally, vest in three substantially equal annual installments beginning one year from the grant date

•	A grant of SARs may, but need not be related to a stock option

Restricted Stock

•	Subject to specified restrictions, including but not limited to continued employment of the Participant and may be forfeited if the prescribed conditions are not met

•

During the restricted period, shares of restricted stock have all the attributes of outstanding shares of common stock, but dividends and any other distributions on the shares may be accumulated, with or without interest, or reinvested in additional shares during the restricted period, depending on the terms of the award

•	Once shares of restricted stock are no longer subject to forfeiture, the shares and any withheld dividends will be delivered to the Participant

Stock Units

•	Payments in respect of stock units may be made in shares, cash or a combination of both, in the Committee’s discretion

•

A Participant may be credited with dividend equivalents, i.e., an amount equal to the cash or stock dividends or other distributions that would be paid on shares covered by an award if such shares were issued and outstanding on the dividend record date

•	No dividend equivalents are paid on unvested shares subject to performance conditions

Other types of stock-based awards may also be granted, either alone or in tandem with any other award, so long as they are consistent with the purpose of the 2010 Plan. Special terms may apply for awards to Participants who are foreign nationals, or who are employed outside of the United States, as the Compensation Committee or the Board of Directors, as applicable, considers necessary or appropriate to accommodate differences in local law, tax policy or custom.

Clawback Policy

In the event a Participant violates noncompetition, nonsolicitation, or nondisclosure agreements specified in an award agreement, all awards and shares issued to the Participant will be forfeited.

The Board of Directors has adopted an additional clawback policy that applies to equity awards made to certain Participants, including our named executive officers. Under the policy, in the event of a financial restatement, material incorrect calculations of performance metrics or ethical misconduct that leads to a financial restatement or a material adverse effect on the Company, the Compensation Committee is authorized to recover awards based on its analysis of the relevant facts and circumstances.

Repricings Prohibited

Repricings of options or SARs are not permitted. A “repricing” means reducing the exercise price, canceling the award and granting replacement awards at a time when the option or SAR price is equal to or less than the market value of the underlying stock, or repurchasing the award for cash at a time when the price is equal to or less than the market value of the underlying stock.

Change of Control

In the event of a change in control, the 2010 Plan provides for unvested awards that are assumed or otherwise replaced in the change in control to become fully vested and payable upon certain terminations of employment within two years of the change in control and provides that unvested awards that are not assumed or otherwise replaced in the change in control to become fully vested and payable upon a change in control. “Change in control” generally means an event that would be considered a change in control under Section 409A of the Internal Revenue Code and the regulations issued thereunder and which includes:

•	the acquisition by a person or group of beneficial ownership of more than 50% of the outstanding stock of the Company, measured by vote or value;

•	the acquisition by a person or group that acquires, within a 12-month period, 30% or more of the total voting power of the outstanding stock of the Company;

•

a majority of our Board of Directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election; or

•

a sale of a substantial portion of the Company’s assets (40% or more of the total value) within a 12-month period, unless the recipient of the assets is (i) a subsidiary of the Company, (ii) Company shareholder(s) owning 50% or more of the total value or voting power of the Company, or (iii) an entity at least 50% owned by such Company shareholder(s) described in (ii); provided that the assets are not distributed to a Company shareholder in exchange for Company stock.

Awards subject to the achievement of performance goals will be fully vested valued as if the performance goals had been achieved at target. These provisions apply to all Participants except as otherwise provided in a Participant’s employment agreement that is in effect on the date of the 2010 Plan or in an award agreement or program.

Amendments and Termination

The Board of Directors may at any time amend, suspend or terminate the 2010 Plan. It may not, however, without the approval of shareholders:

•	Increase the number of shares available for awards under the 2010 Plan

•	Change the class of eligible Participants

•	Reduce the basis upon which the minimum stock option exercise price is determined

•	Extend the period within which awards may be granted under the 2010 Plan beyond the tenth anniversary of the date of shareholder approval

•	Provide for a stock option exercisable more than ten years from the date of grant, except in the event of death

In addition, the Board of Directors may not, without the consent of the person affected, make any amendments that would impair the rights of a Participant other than as provided in the terms of an award.

Term of Plan

The 2010 Plan will terminate on the tenth anniversary of the date that it is approved by shareholders.

Tax Matters

The following is a brief summary of the principal United States federal income tax consequences of awards under the 2010 Plan. This summary is not intended to be exhaustive and does not describe state, local or foreign tax laws.

Incentive Stock Options. The grant of an incentive stock option will not result in any immediate tax consequences to the Company or the Participant. In addition, a Participant will not recognize taxable income, and we will not be entitled to any deduction, upon the exercise of an incentive stock option while the Participant is an employee or within three months following termination of employment (longer, in the case of disability or death). In such event, the excess of the fair market value of the shares acquired over the option price will be includible in the Participant’s alternative minimum taxable income for the year of exercise for purposes of the alternative minimum tax. If the Participant does not dispose of the shares acquired within one year after their receipt (and within two years after the option was granted), gain or loss recognized on the subsequent disposition of the shares will be treated as long-term capital gain or loss. Capital losses of individuals are deductible only against capital gains and a limited amount of taxable ordinary income. In the event of an earlier disposition, the Participant will recognize taxable ordinary income in an amount equal to the lesser of (i) the excess of the fair market value of the shares on the date of exercise over the option price; or (ii) if the disposition is a taxable sale or exchange, the amount of any gain realized. Any additional gain to the Participant will be treated as capital gain, long-term or short-term, depending on how long the shares have been held. Upon such a disqualifying disposition, we will be entitled to a deduction in the same amount and at the same time as the Participant recognizes such taxable ordinary income.

Non-Qualified Stock Options. The grant of a non-qualified stock option will not result in any immediate tax consequences to the Company or the Participant. Upon the exercise of a non-qualified stock option, the Participant will recognize taxable ordinary income, and we will be entitled to a deduction, equal to the difference between the option price and the fair market value of the shares acquired at the time of exercise. Any gain or loss upon a subsequent sale or exchange of the shares will be capital gain or loss, long-term or short-term, depending on how long the shares have been held.

Stock Appreciation Rights. The grant of either a tandem SAR or a freestanding SAR will not result in any immediate tax consequences to the Company or the grantee. Upon the exercise of either a tandem SAR or a freestanding SAR, any cash received and the fair market value on the exercise date of any shares received will constitute taxable ordinary income to the grantee. We will be entitled to a deduction in the same amount and at the same time.

Restricted Stock. A Participant normally will not recognize taxable income upon an award of restricted stock, and we will not be entitled to a deduction, until the termination of the restrictions. Upon such termination, the Participant will recognize taxable ordinary income in an amount equal to the fair market value of the shares at that time, plus the amount of the dividends and interest thereon to which the Participant then becomes entitled. However, a Participant may elect to recognize taxable ordinary income in the year the restricted stock is awarded in an amount equal to its fair market value at that time, determined without regard to the restrictions. We will be entitled to a deduction in the same amount and at the same time as the Participant realizes income, subject to the limitations of Code Section 162(m).

Stock Units. Any cash and the fair market value of any shares received in connection with the grant of a stock unit under the 2010 Plan will constitute taxable ordinary income to the Participant in the year in which paid, and the Company will be entitled to a deduction in the same amount, subject to the limitations of Code Section 162(m).

Dividend Equivalents. Dividend equivalents generally will be taxed at ordinary income rates when paid. In most instances, they will be treated as additional compensation that we will be able to deduct at that time, subject to the limitations of Code Section 162(m).

Other Stock-Based Awards. The grant of any other stock-based award will generally constitute taxable ordinary income to the Participant in the year in which paid, and we will generally be entitled to a deduction in the same amount, subject to the limitations of Code Section 162(m).

Withholding. Applicable taxes required by law will be withheld from all amounts paid in satisfaction of an award. Under the 2010 Plan, the amount of withholding to be paid in respect of non-qualified options exercised through the cashless method in which all shares are sold immediately after exercise will be determined by reference to the price at which the shares are sold.

Code Section 162(m) generally limits the deductible amount of annual compensation paid by a public company to a “covered employee” (i.e., the CEO and any of the three other most highly paid executive officers except the CFO) to no more than $1 million. Amounts payable upon exercise of stock options and SARs, which were granted at an exercise price of not less than fair market value at their date of grant, as well as amounts payable solely upon satisfaction of performance objectives, are generally exempt from the $1 million deduction limitation.

Your Board of Directors recommends that you vote FOR the Avon Products, Inc. 2010 Stock Incentive Plan.

SOLICITING MATERIAL

The Compensation Committee Report and the Audit Committee Report shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission or subject to Regulation 14A or 14C under the Securities Exchange Act of 1934 or to the liabilities of Section 18 thereof. In addition, they shall not be deemed incorporated by reference by any statement that incorporates this Proxy Statement by reference into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that we specifically incorporate this information by reference.

SOLICITATION OF PROXIES

We are making this solicitation of proxies on behalf of our Board of Directors and will pay the solicitation costs. Our directors, officers and other employees may, without additional compensation except reimbursement for actual expenses, solicit proxies by mail, in person or by telecommunication. In addition, we have retained Morrow & Co., LLC at a fee estimated to be approximately $17,000, plus reasonable out-of-pocket expenses, to assist in the solicitation of proxies. We will reimburse brokers, fiduciaries, custodians and other nominees for out-of-pocket expenses incurred in sending our proxy materials to, and obtaining instructions relating to such materials from, beneficial owners.

SHAREHOLDER PROPOSALS FOR 2011 ANNUAL MEETING

If you are a shareholder and you wish to bring an item of business before the 2011 Annual Meeting, you must notify our Secretary in writing, at the address set forth in the Notice of Annual Meeting of Shareholders, between January 6, 2011, and February 5, 2011. If you wish to have a proposal included in our Proxy Statement and proxy card for the 2011 Annual Meeting, your proposal must be received by our Secretary on or before November 25, 2010. Your notice must pertain to a proper matter for shareholder action and must comply with our By-Laws and with the requirements of the Securities Exchange Act of 1934 and the rules and regulations thereunder. A copy of the By-Law procedure is available upon written request to our Secretary.

If you make a written request to the Investor Relations Department (Attention: Amy Low Chasen) at Avon Products, Inc., 1345 Avenue of the Americas, New York, NY 10105 (telephone number 212-282-5320), we will provide without charge a copy of our Annual Report on Form 10-K for 2009, as filed with the Securities and Exchange Commission. Our Annual Report on Form 10-K for 2009 is also available without charge on our investor website (www.avoninvestor.com).

By Order of the Board of Directors

Kim K. W. Rucker

Senior Vice President, General Counsel

and Corporate Secretary

March 25, 2010

New York, New York

If you have any questions about giving your proxy or require assistance, please contact our proxy solicitor at:

MORROW & CO., LLC

470 West Avenue

Stamford, CT 06902

(203) 658-9400

Call Toll-Free 1-800-607-0088

Appendix A

AVON PRODUCTS, INC.

AUDIT COMMITTEE CHARTER

Revised as of March 11, 2010

Purposes

The Audit Committee is appointed by the Board of Directors to assist the Board in fulfilling its responsibility to oversee (1) the integrity of the Company’s financial statements, controls and disclosure; (2) the Company’s compliance with legal and regulatory requirements; (3) the qualifications and independence of the Company’s independent auditors; and (4) the performance of the Company’s internal audit function and its independent auditors. The Audit Committee shall also prepare the disclosure required by Item 407(d)(3)(i) of Regulation S-K under the rules and regulations of the Securities and Exchange Commission (“S.E.C.”).

The Audit Committee has the authority to conduct any investigation appropriate to fulfilling its purposes and responsibilities. It has at all times direct access to the independent auditors and to any officer or employee of the Company. The Committee also has the authority and responsibility to engage outside legal, accounting and other advisors, as it deems appropriate. Funding for any such outside advisors, for the compensation for any accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company, and for the ordinary administrative expenses of the Committee shall be determined by the Committee and paid by the Company.

Committee Membership

The Committee shall be comprised of three or more members of the Board of Directors, each of whom is determined by the Board of Directors to meet the independence and financial literacy requirements of the Sarbanes-Oxley Act of 2002, the S.E.C. and the New York Stock Exchange, and each of whom also meets the qualifications for membership set forth in the Company’s Corporate Governance Guidelines. Additionally, at least one member of the Committee shall qualify as a financial expert as defined by the Sarbanes-Oxley Act of 2002 and the S.E.C. None of the members of the Committee shall be a current or former employee of the Company.

The members and Chair of the Committee shall be appointed annually by the Board upon the recommendation of the Nominating and Corporate Governance Committee and shall serve until the member’s successor is duly appointed or until the member’s earlier resignation or removal. A member may be removed at any time by the Board, with or without cause.

Committee Structure and Operations

The Committee shall hold four regular meetings per year, plus additional meetings to review the Company’s quarterly results and quarterly reports on Form 10-Q, and such further meetings as circumstances dictate.

The Audit Committee may delegate responsibilities to a subcommittee comprised of one or more members of the Committee, provided that any action taken, including with respect to pre-approving an audit service or a non-audit service or the fees corresponding thereto, shall be reported to the full Committee as soon as practicable, but in no event later than at the Committee’s next meeting.

The Committee shall meet periodically in executive session, including separate executive sessions with the Company’s management, the independent auditors and the Company’s internal audit staff.

The Committee shall review and evaluate annually the performance of the Committee and its members, including review of the compliance by the Committee with this Charter.

The Committee shall also review and assess annually the adequacy of this Charter and recommend to the Nominating and Corporate Governance Committee and the Board any changes to the Charter deemed advisable by the Committee.

Committee Responsibilities

In performing its oversight responsibilities, the Committee shall:

Financial Statements and Disclosure

1.	Review major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of, and overall compliance with, accounting and financial reporting requirements, principles, policies and procedures, and the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements of the Company.

2.	Meet to review and discuss with management and the independent auditors the Company’s annual audited financial statements and other financial information, including review of the Company’s specific disclosures under Management’s Discussion and Analysis of Financial Condition and Results of Operations (“MD&A”), and recommend to the Board of Directors whether the audited financial statements should be included in the Company’s annual report on Form 10-K.

3.	Meet to review and discuss with management and the independent auditors the Company’s financial statements and other financial information, including review of the Company’s specific disclosures under MD&A, to be included in the Company’s quarterly reports on Form 10-Q and the results of the review by the independent auditors of the quarterly financial statements.

4.	Discuss generally with management the types of information to be disclosed in the Company’s earnings press releases (including any use of pro forma or non-GAAP information) and the type of presentation to be made of that information.

5.	Discuss generally with management the nature of financial information and earnings guidance provided to securities analysts and to credit rating agencies.

6.	Prior to the filing of each quarterly report on Form 10-Q and the annual report on Form 10-K, review and discuss the following items with the independent auditors: (i) critical accounting policies and practices, (ii) alternative disclosures and treatments within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditors, (iii) other material written communications between the independent auditors and management, such as any management letter or schedule of unadjusted differences, and (iv) and any other matters required to be discussed by the auditing standards of the Public Company Accounting Oversight Board.

7.	Review the results of each audit or review performed by the independent auditors, including any material comments and recommendations on internal controls or accounting matters by the Company’s independent auditors, any audit problems or difficulties encountered during the course of their audit work (including any restrictions on the scope of the independent auditors’ activities or on access to requested information, and any significant disagreements with management), and the Company’s responses thereto, and review any analyses prepared by management or the independent auditors setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements.

8.	Obtain regularly from the independent auditors a list of all significant issues on which the national office of the independent auditors was consulted by the audit team of the independent auditors.

The Independent Auditors

9.	Be directly responsible for the appointment, compensation, retention and oversight of the work of any accounting firm engaged (including resolution of disagreements between management and the accountants regarding financial reporting) for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company, each of which accounting firms shall report directly to the Committee.

10.	Obtain and review, at least annually, a report by the independent auditors describing: (i) the firm’s internal quality-control procedures; (ii) any material issues raised by the most recent internal quality-control or peer review of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues; and (iii) all relationships between the independent auditors and the Company. This evaluation by the Committee of the independent auditors’ qualifications, performance and independence shall include the review and evaluation of the lead audit partner and other senior members of the independent auditor engagement team. The Committee shall also consider from time to time whether there should be regular rotation of the audit firm. The Committee shall present its conclusions with respect to the independent auditors to the Board of Directors.

11.	Exercise sole authority to approve in advance all audit services and all corresponding fees and terms, in accordance with procedures established by the Committee in respect of such approvals.

12.	Exercise sole authority to approve in advance all non-audit services to be provided by the Company’s independent auditors that are permitted under applicable law and regulation, and all corresponding fees and terms, in accordance with procedures established by the Committee in respect of such approvals. In exercising this authority, the Committee shall consider whether the provision by the independent auditors of non-audit services to the Company is compatible with maintaining the independence of such accountants.

13.	At least once a year, obtain from the independent auditors a formal written letter disclosing all relationships between the independent auditors and the Company (including their respective related entities) that might bear on the independence of the accountants and which confirms that, in the professional judgment of the independent auditors, they are independent of the Company within the meaning of the federal securities laws, and discuss with the independent auditors their independence, consistent with applicable requirements of the Public Company Accounting Oversight Board.

14.	Review, whenever the Committee deems it to be appropriate, the Company’s policy regarding employment by the Company of present and former employees of the independent auditors.

Internal Audit

15.	Review the internal audit plan and any significant internal audit findings and management’s responses thereto.

16.	Review the responsibilities, budget and staffing of the Company’s internal audit function.

Controls, Compliance and Risk Management

17.	Review with management the Company’s compliance with applicable laws and regulations, the violation of which could have a material adverse effect on the Company’s consolidated financial statements.

18.	Review with management and the independent auditors the Company’s disclosure controls and procedures and its internal controls, including any major issues as to the adequacy of the Company’s internal controls and any special audit steps adopted in light of any material control deficiencies.

19.	Review with management the Company’s compliance and ethics program and receive reports from management at least annually on such program, including with respect to compliance by the Company’s employees with the Company’s code of conduct.

20.	Prior to the filing of each quarterly report on Form 10-Q and the annual report on Form 10-K, ensure that the Chief Executive Officer and the Chief Financial Officer have disclosed to the Committee and the independent auditors, based on the most recent evaluation by those officers, any significant deficiencies in the design or operation of the Company’s internal controls which could adversely affect the Company’s ability to record, process, summarize or report financial data, including identification for the independent auditors of any material weaknesses in the Company’s internal controls, and of any fraud, whether or not material, involving management or other employees who have a significant role in internal controls.

21.	Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal controls or auditing matters, and for confidential, anonymous submission by employees of the Company regarding questionable accounting or auditing matters.

22.	Oversee the Company’s risk management practices, including oversight of the Company’s risk management committee, and discuss with management periodically the Company’s guidelines and policies that govern the process for risk assessment and management. For example, this discussion should include the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures.

Reports to the Board of Directors

23.	Report regularly to the Board of Directors, which reports may include, in the Committee’s judgment, any issues that may arise relating to the quality or integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the independence of the independent auditors and the performance of the independent auditors and of the internal audit function.

The basic function of the Audit Committee is oversight. The Company’s management is responsible for preparing the Company’s financial statements and its outside independent auditors are responsible for auditing those financial statements. Management is responsible for the fair presentation of the information set forth in such financial statements in conformity with generally accepted accounting principles, and for maintaining effective disclosure controls and procedures and an effective internal control structure. The independent auditors’ responsibility is to provide their opinion, based on their audits, as to whether the financial statements fairly present, in all material respects, the financial position, results of operations and cash flows of Avon in conformity with generally accepted accounting principles and to design and perform their audit to provide reasonable assurance that the Company’s financial statements are free of material misstatements. It is not the duty of the Audit Committee, or of any of its members, to conduct separate auditing or accounting reviews or provide independent assurance of the Company’s compliance with applicable laws and regulations.

Appendix B

AVON PRODUCTS, INC.

COMPENSATION COMMITTEE CHARTER

Revised as of March 11, 2010

Purpose

The Compensation Committee is appointed by the Board of Directors to discharge the responsibilities of the Board of Directors relating to compensation of the Company’s executives. In furtherance of this purpose, the Committee shall have the authority and responsibilities set forth below in this Compensation Committee Charter.

Committee Membership

The Committee shall be comprised of three or more members of the Board of Directors, each of whom is determined by the Board of Directors to be “independent” under the rules of the New York Stock Exchange. Each member of the Committee shall also satisfy the criteria of a non-employee director under Section 16 of the Securities Exchange Act of 1934, as amended, and an outside director for purposes of Section 162(m) of the Internal Revenue Code. Additionally, none of the members of the Committee shall be a current or former employee of the Company.

The members and Chair of the Committee shall be appointed annually by the Board upon the recommendation of the Nominating and Corporate Governance Committee and shall serve until the member’s successor is duly appointed or until the member’s earlier resignation or removal. A member may be removed at any time by the Board, with or without cause.

Committee Structure and Operations

The Committee shall meet at least four times annually or more frequently as circumstances dictate, and shall meet periodically in executive session. It has at all times direct access to any officer or employee of the Company.

The Committee may at any time retain such outside advisors, including a compensation consultant, as the Committee deems appropriate to fulfill its responsibilities. The Committee shall exercise the sole authority to retain and terminate such outside advisors, including the sole authority to approve such advisors’ fees and other terms of engagement. Any such compensation consultant retained by the Committee shall be independent, and such independence shall be reviewed on at least an annual basis. A compensation consultant will not be considered independent if the consulting firm provides significant services to the Company apart from work performed for the Committee. Services are considered significant if they are worth in excess of $50,000 (or, if lesser, 1% of the consulting firm’s gross revenues for the most recent fiscal year), and under no circumstances, shall the amount of payments to a consultant be larger for management services than for Committee services.

The Board may assign some or all of the Committee’s responsibilities to another committee, provided that the other committee is composed entirely of independent directors who also satisfy the requirements of Section 16 and Section 162(m) and has a published charter. The Committee may delegate responsibilities to a subcommittee comprised of one or more members of the Committee, provided that any action taken shall be reported to the full Committee as soon as practicable, but in no event later than at the Committee’s next meeting.

The Committee shall review and evaluate annually the performance of the Committee and its members, including review of the compliance by the Committee with this Charter.

The Committee shall also review and assess annually the adequacy of this Charter and recommend to the Nominating and Corporate Governance Committee and the Board any changes to the Charter deemed advisable by the Committee.

Committee Responsibilities

The Committee shall have the following responsibilities:

Executive Compensation

1.	Review and establish the Company’s overall executive compensation and benefits philosophy, including review of the risk and reward structure of executive compensation plans, policies and practices, as appropriate.

2.	In consultation with the other independent members of the Board of Directors, review and approve the goals and objectives relevant to the compensation of the Chief Executive Officer, including annual performance objectives, evaluate the performance of the Chief Executive Officer in light of those goals and objectives, and, based on this evaluation, determine and approve the compensation level of the Chief Executive Officer (including salary, bonus, equity and non-equity incentive compensation and other benefits). In determining the long-term incentive component of the compensation of the Chief Executive Officer, consideration should be given to the Company’s performance and relative shareholder return, the value of similar incentive awards to chief executive officers at comparable companies, and the awards given to the Company’s Chief Executive Officer in past years.

3.	Determine and approve the compensation of all senior officers of the Company. For purposes of this Charter, the term “senior officer” means any officer at or above the level of Senior Vice President, any head of a Commercial Business Unit or Global Business Unit, and any Section 16 Officer covered under Rule 16a-1(f) under the Securities Exchange Act of 1934.

4.	Except as otherwise provided in this Charter, approve contracts and transactions with current and former senior officers, including employment contracts, severance arrangements and post-employment consulting arrangements.

5.	Establish and periodically review policies in the area of senior officer perquisites.

Plans

6.	Review, approve and, as appropriate, recommend for approval by the independent Directors or shareholders, all incentive compensation plans and equity-based plans; provided, that the Committee may delegate some or all of its authority relating to the incentive compensation plans to one or more officers of the Company other than with respect to the compensation of senior officers.

7.	Approve all grants of stock options, restricted stock units or any other form of stock incentive award or other securities-based compensation, including such awards under the Company’s Year 2005 Stock Incentive Plan or any successor plan(s), determine the terms and conditions of such awards, and carry out the administrative responsibilities given to the Committee in such plan(s); provided that the Committee may delegate some or all of this authority to one or more directors of the Company other than with respect to the compensation of senior officers.

8.	Authority to approve the adoption or amendment of other employee benefit plans, subject to the terms of any such plans, including:

(i)	Any non-qualified employee benefit plan or any related trust agreement;

(ii)	Any tax-qualified employee retirement plan or related trust agreement; and

(iii)	Any employee welfare benefit plan;

provided that the Committee may delegate some or all of this authority to one or more officers of the Company.

SEC Filings

9.	Review and discuss with management the Compensation Discussion and Analysis to be included in the Company’s filings with the Securities and Exchange Commission and, based on the review and discussion, recommend to the Board whether the Compensation Discussion and Analysis should be included therein, and prepare the disclosure required by Item 407(e)(5) of Regulation S-K.

Reports to the Board

10.	Report regularly to the Board (i) following meetings of the Committee and (ii) with respect to such other matters or recommendations as the Committee deems appropriate in carrying out its duties.

Appendix C

AVON PRODUCTS, INC.

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE CHARTER

Revised as of March 11, 2010

Purpose

The Nominating and Corporate Governance Committee is appointed by the Board of Directors to (1) identify individuals qualified to become Board members, consistent with criteria approved by the Board; (2) recommend to the Board the candidates for directorships to be filled by the Board and the director nominees to be proposed for election at the annual meeting of shareholders; (3) develop and recommend to the Board a set of corporate governance principles applicable to the Company; (4) monitor developments in corporate governance and make recommendations to the Board regarding changes in governance policies and practices; (5) review the Company’s management succession plans and oversee the evaluation of management; and (6) oversee the evaluation of the Board, including conducting an annual evaluation of the performance of the Board and Board committees.

Committee Membership

The Committee shall be comprised of three or more members of the Board of Directors, each of whom is determined by the Board to be “independent” under the rules of the New York Stock Exchange. Additionally, none of the members of the Committee shall be a current or former employee of the Company.

The members and Chair of the Committee shall be appointed annually by the Board and shall serve until the member’s successor is duly appointed or until the member’s earlier resignation or removal. A member may be removed at any time by the Board, with or without cause.

Committee Structure and Operations

The Committee shall meet at least three times annually or more frequently as circumstances dictate, and shall meet periodically in executive session. It has at all times direct access to any officer or employee of the Company. The Committee may at any time retain such outside advisors as the Committee deems appropriate to fulfill its responsibilities.

The Board may assign some or all of the Committee’s responsibilities to another committee, provided that the committee is composed entirely of independent directors and has a published charter. The Committee may delegate responsibilities to a subcommittee comprised of one or more members of the Committee, provided that any actions taken shall be reported to the full Committee as soon as practicable, but in no event later than at the Committee’s next meeting.

The Committee shall review and evaluate annually the performance of the Committee and its members, including review of the compliance by the Committee with this Charter.

The Committee shall also review and assess annually the adequacy of this Charter and recommend to the Board any changes to the Charter deemed advisable by the Committee.

Committee Responsibilities

In performing its responsibilities, the Committee shall:

1.	Review and recommend to the Board policies regarding the size and composition of the Board, qualifications and criteria for Board membership, and the compensation of non-employee directors;

C-1

2.	Identify individuals qualified to become Board members and recommend to the Board prospective candidates for Board membership. In identifying candidates for membership on the Board, the Committee shall take into account all factors it considers appropriate, which may include professional experience, knowledge, integrity, independence, diversity of backgrounds and the extent to which the candidate would fill a present need on the Board;

3.	Review and recommend to the Board the slate of director nominees to be proposed for election at annual meetings of shareholders and candidates to fill vacancies on the Board that occur between annual meetings of shareholders;

4.	Review and consider director candidate recommendations by shareholders in accordance with the Company’s Corporate Governance Guidelines;

5.	Review qualifications for Board committee membership, giving consideration to the criteria for service on each committee as set forth in the charter for such committee, as well as any other factors that the Committee deems relevant, including, for membership on the Compensation Committee, seeking as one of several key factors experience other than serving as a current or former chief executive officer of a public company;

6.	Recommend Board members to serve on committees of the Board and, where appropriate, make recommendations regarding removal of any member of any committee, periodic rotation of directors among the committees and limitations on service on any Board committee;

7.	Review and recommend to the Board whether to accept or reject the resignation submitted by a director receiving a greater number of votes “withheld” from his or her election than votes “for” his or her election in an uncontested election of directors (i.e., an election where the only nominees are those recommended by the Board), as called for by the Company’s Corporate Governance Guidelines;

8.	Review and recommend to the Board whether to accept or reject the resignation submitted by a director for other reasons as set forth in the Company’s Corporate Governance Guidelines (i.e., age or change in job or other professional responsibilities);

9.	Review the structure and operations of the various Board committees, including their authority to delegate to subcommittees or assign responsibilities to other committees of the Board, and the reporting by the committees to the Board;

10.	Establish procedures for interested persons to contact the lead director or the non-management directors or independent directors as a group;

11.	Develop and recommend to the Board a set of corporate governance guidelines, keep abreast of developments with regard to corporate governance and review the adequacy of the Company’s corporate governance principles and practices on at least an annual basis;

12.	Review and discuss with management any shareholder proposals;

13.	Make recommendations to the Board, when appropriate, regarding the operations and procedures of the Board, such as meeting schedules and locations, meeting agendas and procedures for delivery of materials in advance of meetings;

14.	On at least an annual basis, review and recommend to the Board actions relating to the Company’s management development and succession planning;

15.	Exercise the sole authority to retain and terminate any search firm or other consultant to be used to assist in identifying candidates to serve as Board members and reviewing the backgrounds and qualifications of candidates, including sole authority to approve any such firm’s or consultant’s fees and other terms of engagement;

16.	Report regularly to the Board (i) following meetings of the Committee and (ii) with respect to such other matters or recommendations as the Committee deems appropriate in carrying out its duties; and

17.	Oversee, at least annually, the evaluation of the performance of the Board and each Board committee.

C-2

Appendix D

AVON PRODUCTS, INC.

CORPORATE GOVERNANCE GUIDELINES

As amended by the Board of Directors on March 11, 2010

I.	Purpose of Guidelines

These corporate governance guidelines are intended to set a proper “tone at the top,” by promoting good corporate citizenship and responsible business practices, and to establish a common set of expectations to assist the Directors in performing their duties in accordance with applicable requirements, and thereby build long-term value for the Company’s shareholders. These guidelines represent the policy of the Company, as adopted by the Board of Directors. The Board will review and, if appropriate, amend these guidelines from time to time.

II.	Responsibilities of the Board of Directors

The Board of Directors is elected by shareholders to oversee management and protect shareholders’ long-term interests in the Company.

Basic responsibilities

The Directors’ most basic responsibility is to exercise their business judgment to act in a manner that they reasonably believe is in the best interest of the Company and its shareholders, and, in discharging this obligation, may rely on members of the Company’s management and on the Company’s outside advisors and auditors. Directors must fulfill their responsibilities consistent with their fiduciary duties to the Company’s shareholders and in compliance with all applicable laws and regulations. Each Director must also comply with all of the Company’s policies, including its Code of Business Conduct and Ethics and the Trading in Avon Securities Policy.

Attendance and Participation

Directors are expected to attend all regularly scheduled Board meetings and meetings of the Board Committees on which they serve, and to use their best efforts to attend any special meetings and annual meetings of shareholders.

Directors are expected to spend the time and effort needed to discharge their responsibilities and to read the materials provided by the Company prior to each Board and Committee meeting and participate actively in each such meeting.

Orientation and Continuing Education

Within three months of being first elected to the Board, a Director is expected to participate in the Company’s orientation program for new Directors. This orientation program involves meetings with senior management to familiarize the Director with the Company’s business model, properties and operations, strategic plans, significant financial and accounting issues, compliance programs and principal officers. Thereafter, management will continue to keep the Directors informed of major business, financial, regulatory and governance trends and issues that may affect the Company’s business. The Company also encourages continuing education for its Directors and will provide reimbursement for reasonable expenses associated therewith.

Annual Self-Assessment

The Board of Directors and the Board Committees, through the Nominating and Corporate Governance Committee, conduct an annual self-assessment to determine whether the Board and its Committees are functioning effectively. Such assessment is based in part on each Director’s written evaluation of the Board as a whole and of each Committee on which he or she serves. The results of the assessment are discussed with the non-management Directors in executive session and with the Chairman and Chief Executive Officer (“CEO”).

III.	Membership on the Board

Size of the Board of Directors

The Company’s Certificate of Incorporation and By-Laws provide that the Board shall consist of a minimum of 10 and a maximum of 20 Directors. Within that range, the Board determines the number of Directors on the Board. The Nominating and Corporate Governance Committee will periodically make recommendations to the Board regarding the appropriate size of the Board, such that the Board maintains its expertise and independence while still being able to function effectively as a body.

Independence of the Members of the Board

A majority of the members of the Board of Directors must be “independent,” as defined from time to time by the listing standards of the New York Stock Exchange and other applicable laws and regulations. The Board will strive to ensure that all non-management Directors are independent. The Board assesses the independence of its members on at least an annual basis.

A Director shall not be independent if:

(1)	(i) the Director is or has been within the last three years an Avon Associate or, in the case of his or her immediate family member, is or has been within the last three years an executive officer of the Company; provided, that employment as interim Chairman, CEO or other executive officer does not disqualify a Director from being independent once that employment ceases; or

(ii) the Director or his or her immediate family member, has received more than $120,000 during any twelve-month period within the three prior years in direct compensation from the Company, excluding: (A) director and committee fees and pension or other forms of deferred compensation for prior service (as long as that compensation is not contingent in any way on continued service); (B) any compensation received for service as an interim Chairman, CEO or other executive officer; and (C) any compensation received by an immediate family member for service as an Associate (other than an executive officer) of the Company; or

(iii) (A) the Director is a current partner or employee of a firm that is the Company’s internal or external auditor; (B) the Director has an immediate family member who is a current partner of such a firm; (C) the Director has an immediate family member who is a current employee of such a firm and personally works on the Company’s audit; or (D) the Director or an immediate family member was within the last three years a partner or employee of such a firm and personally worked on the Company’s audit within that time; or

(iv) the Director or immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executive officers serves or has served on the compensation committee of that company; or

(2) the Director is a current employee or an immediate family member is a current executive officer of a company that has made payments to, or has received payments from, the Company for property or services (excluding contributions by the Company to tax-exempt organizations) in an amount which, in any of the last three fiscal years, exceeded the greater of $1,000,000 or 2% of that other company’s consolidated gross revenues.

For purposes of these Corporate Governance Guidelines, “immediate family member” includes a Director’s spouse, parents, stepparents, children, stepchildren, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law, and anyone (other than domestic employees) who shares the Director’s home.

In addition, the Board must affirmatively determine at least annually that the Director does not have a material relationship with the Company, either directly or indirectly as a partner, shareholder or officer of an organization that has a relationship with the Company. In making this determination, the Board will broadly consider all relevant facts and circumstances and will consider this issue not merely from the standpoint of the Director, but also from that of persons or organizations with which the Director has an affiliation. This consideration will include: (1) the nature of the relationship; (2) the significance of the relationship to the Company, the other organization and the individual Director; (3) whether or not the relationship is solely a business relationship in the ordinary course of the Company’s and the other organization’s businesses and does not afford the Director any special benefits; and (4) any commercial, industrial, banking, consulting, legal, accounting, charitable, familial and other relationships; provided, that ownership of a significant amount of the Company’s stock will not, by itself, be a bar to independence. In assessing the independence of Directors and the materiality of any relationship with the Company and the other organization, the Board has determined that a relationship in the ordinary course of business involving the sale, purchase or leasing of property or services will not be deemed material if the amounts involved, on an annual basis, do not exceed the greater of (i) $1,000,000 or (ii) 1% of Avon’s revenues or 1% of the revenues of the other organization involved.

The Company will disclose either on its website or in its annual proxy statement any contributions it makes to any tax-exempt organization in which an independent Director serves as an executive officer if, within the preceding three years, contributions in any single fiscal year exceeded the greater of $1,000,000 or 2% of that tax-exempt organization’s consolidated gross revenues.

Other Qualifications

The Nominating and Corporate Governance Committee is responsible for making recommendations to the Board regarding additional qualifications for Board membership. All Directors should possess the highest standards of personal and professional ethics, character and integrity. The Nominating and Corporate Governance Committee also takes into account all other factors it considers appropriate, which may include professional experience, knowledge, diversity of backgrounds and the extent to which the candidate would fill a present or evolving need on the Board.

The Board recommends that, except in unusual circumstances, if a Director is employed full-time by a public company, such Director limit the number of boards on which he or she sits to the boards of two other public companies (in addition to the Company’s Board and that of his or her employer). If the Director is not employed full-time by a public company, the Board recommends that, except in unusual circumstances, he or she sit on the boards of no more than four other public companies (in addition to the Company’s Board). The Nominating and Corporate Governance Committee reviews on a case-by-case basis situations concerning significant involvement by a Director in non-profit or charitable organizations. A Director must notify the Chairman and the Lead Director in advance of accepting an invitation to join another board.

Selection of Directors

The Nominating and Corporate Governance Committee is responsible for identifying individuals qualified to become Board members, consistent with criteria approved by the Board, and for making recommendations to the Board regarding: (i) nominees for Board membership to fill vacancies and newly created positions, and (ii) the persons to be nominated by the Board for election at the Company’s annual meeting of shareholders. In making its recommendations, the Nominating and Corporate Governance Committee evaluates each candidate based on the independence and other qualification standards described above. The Board then determines whom to elect to the Board, pending the next annual election by shareholders.

If there is a need for a new Director because of an open position on the Board or because the Board has determined to increase the total number of Directors, the Nominating and Corporate Governance Committee may retain a third-party search firm to locate candidates that meet the needs of the Board at that time.

The Nominating and Corporate Governance Committee does not solicit Director nominations, but will consider Director candidates recommended by shareholders if properly submitted to the Committee. Shareholders wishing to recommend persons for consideration by the Committee as nominees for election to the Board of Directors can do so by writing to the Nominating and Corporate Governance Committee, c/o Corporate Secretary, Avon Products, Inc., 1345 Avenue of the Americas, New York, NY 10105. Recommendations must include the proposed nominee’s name, detailed biographical data, work history, qualifications and corporate and charitable affiliations, as well as a written statement from the proposed nominee consenting to be named as a nominee and, if nominated and elected, to serve as a Director. Shareholders of record may also nominate candidates for election to the Board by following the procedures set forth in the Company’s By-Laws.

To be eligible to be a nominee for election or reelection as a Director, a person must satisfy the requirements set forth under Section 14, Article III of the By-Laws of the Company with respect to the completion and submission of a questionnaire and representation and agreement.

The By-Laws provide for the annual election of Directors by majority vote of the shareholders (in uncontested elections).

Tenure

In accordance with the Company’s Restated Certificate of Incorporation and By-Laws, Directors serve one-year terms. The Board does not believe in limiting the number of terms that a Director may serve, as term limits could deprive the Company and its shareholders of valuable Director experience and familiarity with the Company and its operations.

Resignation and Retirement

In an uncontested election of Directors (i.e., an election where the only nominees are those recommended by the Board of Directors), any incumbent Director who receives a greater number of votes “withheld” from his or her election than votes “for” his or her election will promptly tender his or her resignation to the Board of Directors pursuant to Section 13, Article III of the By-Laws of the Company.

If a majority of the members of the Nominating and Corporate Governance Committee received a greater number of votes “withheld” from their election than votes “for” their election at the same election, then the independent Directors who are on the Board who did not receive a greater number of votes “withheld” from their election than votes “for” their election (or who were not standing for election) will appoint a Board committee amongst themselves solely for the purpose of considering the tendered resignations and will recommend to the Board whether to accept or reject them. This Board committee may, but need not, consist of all of the independent Directors who did not receive a greater number of votes “withheld” from their election than votes “for” their election or who were not standing for election.

If a Director’s job or other professional responsibilities changes significantly from the job or responsibilities that the Director held when he or she joined the Board, the Director is expected to offer his or her resignation from the Board to the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee will recommend to the Board whether or not such resignation should be accepted and the Board will decide whether or not to accept such resignation.

A non-management Director may not stand for reelection if he or she would be age 72 or older at the time of the election. The Board may, however, ask such Director to remain on the Board in extraordinary circumstances if the Board believes that such Director will continue to make significant contributions to the work of the Board. A CEO who retires or leaves the Company is expected to submit simultaneously his or her resignation from the Board and will not be renominated for membership on the Board.

To the extent that one or more Directors’ resignations are accepted by the Board, the Nominating and Corporate Governance Committee will recommend to the Board whether to fill such vacancy or vacancies or to reduce the size of the Board.

IV.	Chairman of the Board

The Board believes that it is in the best interests of the Company and its shareholders for the Board, from time to time, to assess the Board leadership structure and determine whether to separate or combine the roles of the Chairman and CEO, based upon the Company’s circumstances. Currently, the positions of CEO and Chairman of the Board are held by the same person, which the Board believes is an effective structure for the Company.

V.	Lead Director

The Board shall appoint a lead independent Director (“Lead Director”) whose responsibilities include (i) presiding at all meetings of the Board at which the Chairman is not present, including executive sessions of the independent Directors; (ii) reviewing and approving meeting agendas, meeting schedules and other information, as appropriate; (iii) serving as a liaison between the Chairman and the independent Directors; (iv) having pre- and post-meetings with the Corporate Secretary, as appropriate; (v) having the authority to call meetings of the independent Directors; (vi) if requested by major shareholders, ensuring availability for consultation and direct communication, as appropriate; and (vii) performing such other duties specified by the Board from time to time.

VI.	Board Meetings

Frequency and Scheduling

The Board holds regularly scheduled meetings approximately six times a year. The scheduling of these meetings is determined by the Chairman, in consultation with the Secretary and Lead Director, with input from members of the Board. The Secretary prepares a schedule for such regular meetings on an annual basis and timely notifies the Board of any changes in the schedule.

Strategic Review Meeting

At least once a year, the Board holds an extended meeting during which the Board reviews the Company’s short-term and long-term strategic goals and initiatives and other significant issues that are expected to affect the Company in the future.

Management Development Meeting

At least once a year, the Board holds an off-site meeting to review management development and succession. See “Management Development and Succession Planning” below.

Agendas

The Chairman of the Board and CEO and the Secretary, with input from the Lead Director, establish the agenda for each Board meeting, taking into consideration subjects requested by the Directors. Any Director may suggest items for inclusion on the agenda and may raise at any meeting a subject that is not on the agenda. Certain items pertinent to the oversight and monitoring function of the Board are brought to the Board regularly.

The agenda generally includes an executive session of the non-management Directors, reports of Board Committee activities, a report of management and presentations on one or more business subjects.

Briefing Materials

To the extent practical, the Secretary distributes the agenda and the associated briefing materials to the Directors approximately one week in advance of each Board meeting, to allow the Directors time to prepare for a meaningful discussion of the items at the meeting.

Attendance of Members of Management; Access to Others

The Chief Financial Officer and General Counsel regularly attend Board and Committee meetings. At the invitation of the Board, on the recommendation of the CEO, other members of management attend Board or Committee meetings or portions thereof to participate in the discussion or to make presentations relating to areas of the Company’s operations for which they are responsible.

Directors have full and direct access to all Avon Associates and the Company’s outside advisors. The Board may also retain its own independent legal, accounting, financial and other advisors, as it deems appropriate, for whom the Company shall pay the fees and expenses.

Executive Sessions

The non-management Directors meet in regularly scheduled executive sessions, as needed, in connection with scheduled Board meetings, without the management Directors or other members of management. If the non-management Directors include a Director who is not independent, the independent non-management Directors will meet at least once a year in executive session.

The Company’s Lead Director presides at all executive sessions of the Board. In the absence of such Director from any executive session, the non-management or independent Directors, as the case may be, will choose from amongst themselves one Director to preside at such executive session.

An interested person who wishes to contact either the Lead Director or the non-management or independent Directors as a group may do so by addressing his or her correspondence to either the Lead Director or the non-management Directors, c/o Corporate Secretary, Avon Products, Inc., 1345 Avenue of the Americas, New York, NY 10105. All correspondence addressed to a Director will be forwarded to that Director.

VII.	Board Committees

Standing Committees

The Board of Directors has four standing Committees: Audit; Compensation; Nominating and Corporate Governance; and Finance. The responsibilities of each Committee are set forth in its charter, as established by the Board of Directors, which are available on the Company’s website.

Membership on the Committees

Size of Committees; Qualifications for Membership

Each Committee must consist of at least three Directors. Each member of a Committee must meet the independence standard described above.

The members of the Audit Committee must at all times meet the additional independence and experience requirements applicable to such Committee established by the listing standards of the New York Stock Exchange and other applicable laws and regulations. The Company has a policy prohibiting the members of its Audit Committee from serving on the audit committees of more than two other public companies, in addition to the Company’s Audit Committee.

Selection of Committee Members

The Nominating and Corporate Governance Committee periodically makes recommendations to the Board regarding Committee membership assignments. In making such recommendations, the Nominating and Corporate Governance Committee considers the independence and other requirements, as well as the mix of skills and experience needed for each Committee. In addition, for membership on the Compensation Committee, the Nominating and Corporate Governance Committee will seek as one of several key factors experience other than serving as a current or former chief executive officer of a public company. The Board rotates Committee membership periodically and generally rotates the Chairmen of the Committees approximately every five years, although it retains discretion to make exceptions to this practice in appropriate circumstances.

Generally, each Director is expected to serve on two Committees. Due to the significant demands on their time, however: (i) Directors may not serve simultaneously as a member of the Audit and Compensation Committees; (ii) neither the Chairman of the Audit Committee nor the Chairman of the Compensation Committee may serve as the Chairman of any other Board Committee; and (iii) the Chairman of the Audit Committee is not expected to serve as a member of any other Committee.

Meetings of Committees

The Chairman of a Committee, in consultation with senior management, determines the frequency, scheduling and agendas of Committee meetings. Committee members may suggest items for inclusion on the agenda and may raise at any meeting a subject that is not on the agenda. The Secretary for each Committee distributes the agenda and, to the extent practical, the associated briefing materials to the Committee members approximately one week in advance of each Committee meeting, to allow the Committee members time to prepare for a meaningful discussion of the items at the meeting.

The Chairman of each Committee ensures that sufficient time is allotted for each Committee meeting to ensure that the agenda is covered in its entirety. Meetings of the Audit Committee that are scheduled in conjunction with Board meetings are typically held on the day before the Board meeting to ensure that there is sufficient time for discussion of all pertinent issues.

The Board Committees meet in executive session from time to time, as needed.

Access of and to Committees

Each Committee has full and direct access to all Avon Associates and the Company’s outside advisors, and has the authority to retain its own independent legal, accounting, financial and other advisors, as such Committee deems appropriate, for whom the Company shall pay the fees and expenses.

Any Associate who has a complaint or other concern involving accounting, auditing or other financial matters relating to the Company has direct access to the Audit Committee, in accordance with the Company’s Code of Business Conduct and Ethics and the procedures set forth therein.

VIII.	Director Compensation, Stock Ownership Guideline and Indemnification

Director Compensation

The Nominating and Corporate Governance Committee is responsible for periodically reviewing and making recommendations to the full Board regarding the compensation of non-management Directors. In setting this compensation, the Nominating and Corporate Governance Committee considers the form and amount of compensation necessary to attract and retain individuals who are qualified to serve on the Board and to align the interests of the Directors with those of the shareholders. The Committee also considers the impact on the perceived independence of the Directors of compensation in excess of customary amounts and of indirect compensation, such as consulting contracts and charitable contributions to organizations with which a Director is affiliated.

Directors who are employed by the Company or any subsidiary of the Company receive no remuneration for their services as a Director. The Company maintains a Compensation Plan for Non-Employee Directors, which currently provides that each non-management Director receives an annual retainer consisting of cash and an annual grant of restricted stock units. In addition to the annual retainer, each non-management Director receives a retainer for service on each Board Committee of which he or she is a member and an additional fee if he or she serves as Chairman of a Board Committee or as Lead Director.

Director Stock Ownership Guideline

The Board has adopted a stock ownership guideline for non-management Directors requiring them to own common stock of the Company having a value equal to or greater than $350,000. Directors have five years from the September 2001 adoption of the guideline to achieve the required ownership level, or five years from the date of their election to the Board, if later. Shares of stock owned of record or beneficially by the Directors (including shares owned by members of their immediate families), shares of restricted stock and restricted stock units are counted toward satisfaction of this ownership guideline; vested and unvested stock options do not count toward the stock ownership guideline.

Director Indemnification

The Directors are entitled to the benefits of indemnification to the fullest extent permitted by law, the Company’s Certificate of Incorporation and By-Laws. It is expected that the Company will maintain reasonable directors’ and officers’ liability insurance for the benefit of the Directors.

IX.	Management Development and Succession Planning

The Nominating and Corporate Governance Committee is responsible, on at least an annual basis, for reviewing and recommending to the Board actions relating to management development and succession planning. The CEO meets with the Board at least annually to discuss CEO succession plans and to identify high potential candidates for other senior management positions. The Company also strives to have in place at all times succession plans for the top management positions in the Company. These plans may include the development of high-potential associates for additional responsibilities or seeking new talent and skills from sources outside the Company.

The independent Directors of the Board are responsible for establishing and thereafter periodically reviewing the policies and principles for the selection and performance review of the Company’s CEO as well as the policies regarding CEO succession in the event of an emergency or the retirement of the CEO. Each year, the independent Directors evaluate the CEO’s performance and discuss the results of this evaluation in executive session. The results of this evaluation are taken into account in determining compensation of the CEO. The Lead Director, on behalf of the independent Directors, conducts a formal performance review with the CEO.

Appendix E

AVON PRODUCTS, INC.

2010 STOCK INCENTIVE PLAN

Section 1. Purpose.

The purpose of the Plan is to (i) encourage share ownership and align compensation with performance results and shareholder interests, (ii) promote decision-making that is consistent with the long-term goals of the Corporation and its shareholders and (iii) provide competitive incentive compensation sufficient to attract, motivate and retain Key Employees and directors of the Corporation.

Section 2. Definitions.

As used in the Plan, the following terms shall have the respective meanings specified below.

a. “Award” means an award granted pursuant to Section 4.

b. “Award Agreement” means a document described in Section 6 setting forth the terms and conditions applicable to the Award granted to the Participant.

c. “Award Program” means a written program established by the Board of Directors, pursuant to which Awards are awarded under the Plan to non-employee directors under uniform terms, conditions and restrictions set forth in such written program.

d. “Board of Directors” means the Board of Directors of the Corporation, as it may be comprised from time to time.

e. “Cause” means:

(i) the failure or refusal by the Participant to perform his or her normal duties (other than any such failure resulting from the Participant’s incapacity due to physical or mental illness), which has not ceased within ten (10) days after a written demand for substantial performance is delivered to the Participant by the Corporation, which demand identifies the manner in which the Corporation believes that the Participant has not performed such duties;

(ii) the engaging by the Participant in willful misconduct or an act of moral turpitude which is materially injurious to the Corporation, monetarily or otherwise; or

(iii) the conviction of the Participant of, or the entering of a plea of guilty or nolo contendere by the Participant with respect to, a felony;

provided, however, that if a Participant is party to an employment agreement with the Corporation, “Cause” shall have the meaning set forth in such agreement.

f. “Change in Control” means any of the following:

(i) any one person or more than one person acting as a group acquires ownership of shares of the Corporation that, together with the shares of the Corporation held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the shares of the Corporation; provided, however, that if any one person or more than one person acting as a group is considered to own more than 50% of the total fair market value or total voting power of the shares of the Corporation, the acquisition of additional shares by the same person or persons shall not constitute a Change in Control under this clause (i) or clause (ii) of this definition. An increase in the percentage of shares of the Corporation owned by any one person or persons acting as a group as a result of a transaction in which the Corporation acquires its own shares in exchange for property will be treated as an acquisition of shares of the Corporation by such person or persons for purposes of this clause (i);

(ii) any one person or more than one person acting as a group acquires, or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons, ownership of shares of the Corporation having 30% or more of the total voting power of the shares of the Corporation; provided, however, that if any one person or more than one person acting as a group so acquires 30% or more of the total voting power of the shares of the Corporation, the acquisition of additional control of the Corporation by the same person or persons shall not constitute a Change in Control under clause (i) or (ii) of this definition;

(iii) a majority of the members of the Board of Directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the Board of Directors prior to the date of such appointment or election; or

(iv) any one person or more than one person acting as a group acquires, or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons, assets from the Corporation that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the Corporation immediately prior to such acquisition or acquisitions; provided, however, that a transfer of assets by the Corporation shall not be treated as a Change in Control if the assets are transferred to (A) a shareholder of the Corporation immediately before the asset transfer in exchange for or with respect to shares of the Corporation, (B) an entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by the Corporation, (C) a person or more than one person acting as a group that owns, directly or indirectly, shares of the Corporation having 50% or more of the total value or total voting power of all outstanding shares of the Corporation or (D) an entity, at least 50% of the total value or voting power of which is owned by a person or persons described in clause (C) above; and provided, further, that for purposes of clauses (A), (B), (C) and (D) above, a person’s status is determined immediately after the transfer of the assets. For purposes of this clause (iv), gross fair market value means the value of the assets of the Corporation, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

It is the intent of the Corporation that the definition of “Change in Control” satisfies, and be interpreted in a manner that satisfies, the applicable requirements of Code Section 409A. If the definition of “Change in Control” would otherwise frustrate or conflict with the intent expressed above, that definition to the extent possible shall be interpreted and deemed amended so as to avoid such conflict.

g. “Change in Control Good Reason” means any of the following:

(i) a material diminution in the Participant’s base compensation;

(ii) a material diminution in the Participant’s authority, duties, or responsibilities;

(iii) a material diminution in the authority, duties or responsibilities of the supervisor to whom the Participant is required to report, including a requirement that the Participant report to a corporate officer or employee instead of reporting directly to the Board of Directors;

(iv) a material diminution in the budget over which the Participant retains authority;

(v) a material change in the geographic location at which the Participant must perform services; or

(vi) any other action or inaction that constitutes a material breach by the Corporation of the agreement under which the Participant provides services.

For purposes of this definition, a Participant shall not be deemed to have incurred a termination of employment for a Change in Control Good Reason unless:

(i) the condition constituting a Change in Control Good Reason occurs during the period commencing with the date of the Change in Control and ending on the second anniversary of the date of the Change in Control; and

(ii) the Participant provides written notice to the Corporation of the existence of the condition constituting a Change in Control Good Reason within ninety (90) days of the initial existence of the condition constituting a Change in Control Good Reason and the Corporation or one of its affiliates is given thirty (30) days to cure such condition.

h. “Code” means the Internal Revenue Code of 1986, as amended from time to time.

i. “Committee” means the committee appointed by the Board of Directors to administer the Plan, each member of which must be an “outside director” for purposes of Code Section 162(m), a “non-employee director” for purposes of Rule 16b-3 under the Exchange Act and “independent” for purposes of the rules of the New York Stock Exchange, and which, on the date of initial adoption of the Plan, is the Compensation Committee of the Board of Directors; provided that, with respect to Awards to non-employee directors under an Award Program, “Committee” means the Board of Directors or the Nominating and Corporate Governance Committee.

j. “Corporation” means Avon Products, Inc. and any successor thereto.

k. “Covered Employee” means a covered employee within the meaning of Code Section 162(m)(3).

l. “Disability” has the same meaning as provided in the long-term disability plan or policy maintained or, if applicable, most recently maintained, by the Corporation or, if applicable, any Subsidiary for the Participant. If no long-term disability plan or policy was ever maintained on behalf of the Participant or, if the determination of Disability relates to an Incentive Stock Option, Disability shall mean that condition described in Code Section 22(e)(3), as amended from time to time. In the event of a dispute, the determination of a Disability shall be made by the Committee and shall be supported by advice of a physician competent in the area to which such Disability relates. Subject to the approval of the Committee, a different definition of Disability may be applicable to a Participant employed outside of the United States of America who is subject to local disability laws and programs.

m. “Eligible Person” means any Key Employee and any non-employee director of the Corporation.

n. “Exchange Act” means the Securities Exchange Act of 1934, and any successor statute, as it may be amended from time to time.

o. “Fair Market Value” means the closing price of a share of Stock on the New York Stock Exchange, Inc. composite tape (or if the Stock is not then traded on the New York Stock Exchange, on the stock exchanges or over-the- counter market on which the Stock is principally trading) on the date of measurement and if there were no trades on the measurement date, on the day on which a trade occurred next preceding such measurement date; provided, however, that if the measurement date is a Sunday and the following Monday is a day on which trades occur, the closing price of a share of Stock on such Monday shall be used.

p. “Incentive Stock Option” means an Option (or an option to purchase Stock granted pursuant to any other plan of the Corporation or a Subsidiary) intended to comply with Code Section 422.

q. “Key Employee” means any person, including an officer, in the employment of the Corporation or a Subsidiary who, in the opinion of the Committee, is or is expected to be responsible for the management, growth or protection of some part or aspect of the business of the Corporation and its Subsidiaries or who makes, or is expected to make, a contribution to the Corporation and its Subsidiaries.

r. “Non-Qualified Stock Option” means an Option that is not an Incentive Stock Option.

s. “Option” means an option to purchase Stock granted pursuant to Section 4a.

t. “Over 10% Owner” means an individual who at the time an Incentive Stock Option is granted owns Stock possessing more than 10% of the total combined voting power of the Corporation or one of its Subsidiaries, determined by applying the attribution rules of Code Section 424(d).

u. “Participant” means any person who has been granted an Award.

v. “Plan” means this 2010 Stock Incentive Plan as adopted by the Corporation and in effect from time to time.

w. “Restricted Stock” means an Award granted pursuant to Section 4c.

x. “Retirement” means a Participant’s Separation from Service with the Corporation or a Subsidiary on or after (i) the Participant’s 65th birthday, (ii) the Participant’s 55th birthday if the Participant has completed at least 15 years of Credited Service (as defined in the Corporation’s Personal Retirement Account Plan), (iii) the date the Participant is eligible for early or normal retirement under any retirement plan of the Corporation or its Subsidiaries that applies to such Participant, (iv) the Participant’s attainment of his 55th birthday and completion of ten years of service with the Corporation or a Subsidiary; or (v) the Participant’s attainment of his 60th birthday and the completion of five year years of service with the Corporation or a Subsidiary. Subject to the approval of the Committee, a different definition of Retirement may be applicable to a Participant employed outside of the United States of America who is subject to local retirement laws and programs.

y. “SAR” means a stock appreciation right granted pursuant to Section 4b.

z. “Separation from Service” has the meaning set forth in Code Section 409A.

aa. “Stock” means shares of common stock, par value $.25 per share, of the Corporation or any security of the Corporation issued in substitution, exchange or lieu thereof.

bb. “Stock Units” means an Award granted pursuant to Section 4d.

cc. “Subsidiary” means (i) any corporation or other entity in which the Corporation, directly or indirectly, controls 50% or more of the total combined voting power of such corporation or other entity and (ii) any corporation or other entity in which the Corporation has a significant equity interest and which the Committee has determined to be considered a Subsidiary for purposes of the Plan. Notwithstanding the foregoing, with respect to an Award that is subject to the rules of Code Section 409A, for purposes of determining whether an Eligible Person has had a Separation from Service under Section 10f, a Subsidiary means any corporation or other entity in which the Corporation, directly or indirectly, controls 50% or more of the total combined voting power of such corporation or other entity.

Section 3. Eligibility.

The Committee may grant one or more Awards to any Eligible Person designated by it to receive an Award. Any other provisions of the Plan to the contrary notwithstanding, non-employee directors shall be eligible to receive Awards in substantially similar amounts, subject to terms and conditions and set forth in a separate Award Program applicable only to non-employee directors.

Section 4. Awards.

The Committee may grant any one or more of the following types of Awards, and any such Award may be granted singly, in combination or in tandem:

a. Options. An Option is an option to purchase a specific number of shares of Stock exercisable at such time or times and subject to such terms and conditions as the Committee may determine consistent with the provisions of the Plan, including the following:

(i) The exercise price of an Option shall not be less than 100% of the Fair Market Value of the Stock on the date the Option is granted, unless the Option was granted through the assumption of, or in substitution for, outstanding awards previously granted to individuals who become employees of the Corporation as a result of a merger, consolidation, acquisition or other corporate transaction involving the Corporation (in which case the assumption or substitution shall be accomplished in a manner that permits the Option to be exempt from Code Section 409A). No Option may be exercisable more than 10 years after the date the Option is granted.

(ii) The exercise price of an Option shall be paid in full upon exercise in any form or manner authorized by the Committee in an Award Agreement or Award Program, including, but not limited to, cash or, if the Award Agreement or Award Program provides, (A) by delivery to the Corporation of shares of Stock (which may include an attestation of ownership of such shares of Stock); or (B) in a cashless exercise through a broker, by withholding shares of Stock for which the Option is exercisable valued at the Fair Market Value on the date of exercise or similar arrangement. Any Stock accepted in payment of the exercise price of an Option shall be valued at its Fair Market Value on the date of exercise.

(iii) No fractional shares of Stock will be issued or accepted. The Committee may impose such other conditions, restrictions and contingencies with respect to shares of Stock delivered pursuant to the exercise of an Option as it deems desirable.

(iv) Incentive Stock Options shall be subject to the following additional provisions:

A. No grant of Incentive Stock Options to any one Eligible Person shall cover a number of shares of Stock whose aggregate Fair Market Value (determined on the date the Option is granted), together with the aggregate Fair Market Value (determined on the respective date of grant of any Incentive Stock Option) of the shares of Stock covered by any Incentive Stock Options which have been previously granted under the Plan or any other plan of the Corporation or any Subsidiary and which are exercisable for the first time during the same calendar year, exceeds $100,000 (or such other amount as may be fixed as the maximum amount permitted by Code Section 422(d)); provided, however, that if the limitation is exceeded, the Incentive Stock Options in excess of such limitation shall be treated as Non-Qualified Stock Options.

B. No Incentive Stock Option may be granted to an Eligible Person who on the date of grant is not an employee of the Corporation or a corporation that is a subsidiary of the Corporation within the meaning of Code Section 424(f).

C. Incentive Stock Options granted to an Eligible Person who is an Over 10% Owner shall have an exercise price that is at least 110% of the Fair Market Value on the date the Option is granted and shall not be exercisable more than 5 years after the date the Incentive Stock Options are granted.

(v) Notwithstanding anything to the contrary in this Section 4a, any Option issued in substitution for an option previously issued by another entity, which substitution occurs in connection with a transaction to which Code Section 424(a) is applicable, may provide for an exercise price computed in accordance with such Code Section and the regulations thereunder and may contain such other terms and conditions as the Committee may prescribe to cause such substitute Option to contain as nearly as possible the same terms and conditions (including the applicable vesting and termination provisions) as those contained in the previously issued option being replaced thereby.

(vi) Unless otherwise determined by the Committee or provided for in the Award Agreement or Award Program, if a Participant’s Separation from Service with the Corporation or a Subsidiary occurs by reason of: (A) such Participant’s death, any Option or SAR granted to such Participant shall become immediately exercisable and nonforfeitable (whether or not the Option or SAR was exercisable in accordance with its terms) and shall continue to be exercisable for a period of two years from the date of such Separation from Service or until the expiration of the stated term of such Option or SAR, whichever period is shorter; and (B) such Participant’s Disability or Retirement, any Option or SAR granted to such Participant shall vest in accordance with the terms set forth in any Award Agreement or Award Program and shall be exercisable in accordance with its provisions.

b. Stock Appreciation Rights (SARs). A SAR is the right to receive a payment measured by the excess of the Fair Market Value of a specified number of shares of Stock on the date on which the Participant exercises the SAR over the grant price of the SAR determined by the Committee. The grant price of a SAR shall not be less than 100% of the Fair Market Value of the Stock on the date the SAR is granted, unless the SAR was granted through the assumption of, or in substitution for, outstanding awards previously granted to individuals who become employees of the Corporation as a result of a merger, consolidation, acquisition or other corporate transaction involving the Corporation (in which case the assumption or substitution shall be accomplished in a manner that permits the SAR to be exempt from Code Section 409A). SARs may be (i) freestanding SARs or (ii) tandem SARs granted in conjunction with an Option, either at the time of grant of the Option or at a later date, and exercisable at the Participant’s election instead of all or any part of the related Option. To the extent an Option is exercised in whole or in part, any tandem SAR granted in conjunction with such Option (or part thereof) shall terminate and cease to be exercisable. To the extent a tandem SAR is exercised in whole or in part, the Option (or part thereof) in conjunction with which such tandem SAR was granted shall terminate and cease to be exercisable. The payment to which the Participant is entitled on exercise of a SAR may be in cash, in Stock valued at Fair Market Value on the date of exercise or partly in cash and partly in Stock, as provided in the Award Agreement or Award Program or, in the absence of such provision, as the Committee may determine. No SAR may be exercisable more than 10 years after the date the SAR is granted.

c. Restricted Stock.

(i) Restricted Stock is an Award of Stock that is issued to a Participant subject to restrictions on transfer and such other restrictions on incidents of ownership as the Committee may determine, including but not limited to the continued employment or service of the Participant with the Corporation or a Subsidiary during a period set forth in the Award Agreement, or the achievement of one or more specific goals with respect to performance of the Corporation, a business unit (which may but need not be a Subsidiary) of the Corporation or with respect to performance of that Participant over a specified period of time (which performance metrics may but need not be selected from those approved by shareholders in the Corporation’s Executive Incentive Plan or any successor plan). Subject to the specified restrictions, the Participant as owner of those shares of Restricted Stock shall have the rights of the holder thereof, except that the Committee may provide at the time of the Award that any dividends or other distributions paid with respect to that Stock while subject to those restrictions shall be accumulated, with or without interest, or reinvested in Stock and held subject to the same restrictions as the Restricted Stock and such other terms and conditions as the Committee shall determine. Shares of Restricted Stock shall be registered in the name of the Participant and, at the Corporation’s sole discretion, shall be held in book entry form subject to the Corporation’s instructions or shall be evidenced by a certificate, which shall bear an appropriate restrictive legend, shall be subject to appropriate stop-transfer orders and shall be held in custody by the Corporation until the restrictions on those shares of Restricted Stock lapse.

(ii) Unless otherwise provided herein or in an Award Agreement or Award Program, upon a Participant’s Separation from Service with the Corporation for any reason during the applicable restriction period, all shares of Restricted Stock shall be forfeited by the Participant.

d. Stock Units.

(i) A Stock Unit is an Award that entitles the Participant to receive at a specified future date, payment of an amount equal to all or a portion of the Fair Market Value of a specified number of shares of Stock at the end of a specified period. At the time of the grant, the Committee shall determine the factors which will govern the portion of the rights so payable, including, at the discretion of the Committee, any performance criteria that must be satisfied as a condition to payment (which performance metrics may but need not be selected from those approved by shareholders in the Corporation’s Executive Incentive Plan or any successor plan). Stock Units containing performance criteria, or other restrictions, including but not limited to the continued employment or service of the Participant with the Corporation or a Subsidiary during a period set forth in the Award Agreement, may be designated as “Restricted Stock Units”.

(ii) Payment in respect of Stock Units may be made by the Corporation in cash, in Stock valued at Fair Market Value on the date of settlement or partly in cash and partly in Stock, as provided in the applicable Award Agreement or Award Program, or, in the absence of such provision, as the Committee may determine.

(iii) Unless otherwise provided herein or in an Award Agreement or Award Program, upon a Participant’s Separation from Service with the Corporation for any reason during the applicable restriction period, all Restricted Stock Units shall be forfeited by the Participant.

e. Other Stock-Based Awards. The Committee may grant other Awards under the Plan pursuant to which shares of Stock (which may, but need not, be shares of Restricted Stock pursuant to Section 4c) are or may in the future be acquired. Such other Awards may be granted alone, in addition to or in tandem with any Award of any type granted under the Plan and must be consistent with the purpose of the Plan.

f. Dividend Equivalents. Any Awards (other than Awards of Options, SARs or Restricted Stock) under the Plan may, in the discretion of the Committee, earn dividend equivalents. In respect of any such Award which is outstanding on a dividend record date for Stock, the Participant may be credited with an amount equal to the cash or stock dividends or other distributions that would have been paid on the shares of Stock covered by such Award had such covered shares been issued and outstanding on such dividend record date. The Committee shall establish such rules and procedures governing the crediting of dividend equivalents, including the timing, form of payment and payment contingencies of such dividend equivalents, as it deems are appropriate or necessary. Dividend equivalents shall not be paid with respect to forfeitable performance-based Stock Units, but may be accumulated and paid upon payment of the vested performance-based Stock Units.

g. Treatment of Awards upon Separation from Service. Any Award held by a Participant who has incurred a Separation from Service with the Corporation or a Subsidiary may be cancelled, accelerated, paid or continued, as provided in the Plan or the applicable Award Agreement or Award Program, or, in the absence of such provision, as the Committee may determine. The portion of any Award exercisable in the event of continuation or the amount of any payment due under a continued Award may be adjusted by the Committee to reflect the Participant’s period of service from the date of grant through the date of the Participant’s Separation from Service or such other factors as the Committee determines are relevant to its decision to continue the Award.

h. Clawback/Forfeiture of Shares. Notwithstanding any vesting schedule set forth in any Award Agreement or Award Program, in the event that the Committee determines that a Participant violated a noncompetition, nondisclosure or nonsolicitation agreement as set forth in the Award Agreement or Award Program, all Awards and shares of Stock issued to the Participant pursuant to the Plan shall be forfeited; provided, however, that the Corporation shall return to the Participant the lesser of any consideration paid by the Participant in exchange for Stock issued to the Participant pursuant to the Plan or the then Fair Market Value of the Stock forfeited hereunder; and provided, further, that if the Participant no longer holds shares of Stock issued to such Participant pursuant to the Plan, the Participant shall pay to the Corporation the excess of the Fair Market Value of any such shares of Stock on the date such shares of Stock were issued to the Participant pursuant to the Plan over any consideration paid by the Participant in exchange for such shares of Stock. For those Participants who are subject to the Corporation’s Compensation Recoupment Policy, Awards and shares of Stock issued to such Participants pursuant to the Plan are also subject to the Corporation’s Compensation Recoupment Policy.

i. Repricings. Repricing of Options and SARs shall not be permitted. For this purpose, a “repricing” means any of the following (or any other action that has the same effect as any of the following): (A) changing the terms of an Option or SAR to lower its exercise price; (B) any other action that is treated as a “repricing” under generally accepted accounting principles; (C) canceling an Option or SAR at a time when its price is equal to or less than the fair market value of the underlying stock in exchange for another Option, SAR, Restricted Stock or other equity award, and (D) repurchasing for cash an Option or SAR at a time when its price is equal to or less than the fair market value of the underlying stock, unless the change, other action or cancellation, exchange or repurchase occurs in connection with an event set forth in Section 9. Such cancellation and exchange would be considered a “repricing” regardless of whether it is treated as a “repricing” under generally accepted accounting principles and regardless of whether it is voluntary on the part of the Participant.

Section 5. Stock Available under Plan.

a. Subject to the adjustment provisions of Section 9, the total number of shares of Stock that may be made subject to Awards under the Plan is 32,000,000 shares of Stock. No more than 1,000,000 shares may be made subject to Awards to any one Eligible Person in any calendar year, which limitation shall be applied in a manner consistent with Code Section 162(m). However, the maximum numbers of shares, both in total and in respect of any one Eligible Person, shall be reduced as follows: (i) in the case of the grant of an Award of an Option or SAR, by each share of Stock subject to such an Award and (ii) in the case of the grant of an Award payable in Stock other than an Option or SAR by 2.33 multiplied by each share of Stock subject to such an Award.

b. Any shares of Stock attributable to the nonvested, unpaid, unexercised, unconverted or otherwise unsettled portion of any Award granted under the Plan that is forfeited or cancelled or expires or terminates for any reason without becoming vested, paid, exercised, converted or otherwise settled in full shall become available again for purposes of the Plan. Any shares of Stock attributable to a portion of any Award granted under the Plan that is settled in cash in lieu of shares of Stock shall become available again for purposes of the Plan. Any shares of Stock delivered to, or withheld by, the Corporation in payment of the exercise price of, or through net share settlement of, an Option or SAR or in respect of taxes required to be withheld by the Corporation upon exercise or settlement of an Option, SAR or other Award, shall not become available again for purposes of the Plan.

c. In the event that the Corporation or its Subsidiaries makes an acquisition or is a party to a merger or consolidation and the Corporation assumes the options or other awards consistent with the purpose of the Plan of the corporation acquired, merged or consolidated which are administered pursuant to the Plan, shares of Stock subject to the assumed options or other awards shall not count as part of the total number of shares of Stock that may be made subject to Awards under the Plan.

Section 6. Award Agreements and Award Programs.

Each Award under the Plan shall be evidenced by an Award Agreement or Award Program. Each Award Agreement or Award Program shall set forth the terms and conditions applicable to the Award, including but not limited to provisions for (i) the time at which the Award becomes exercisable or otherwise becomes nonforfeitable; (ii) the treatment of the Award in the event of the termination of a Participant’s status as an Eligible Person; and (iii) any special provisions applicable in the event of an occurrence of a Change in Control, as determined by the Committee consistent with the provisions of the Plan.

Section 7. Amendment and Termination.

a. The Board of Directors shall have the power to amend the Plan, including the power to change the amount of the aggregate Fair Market Value of the shares of Stock subject to Incentive Stock Options first exercisable in any calendar year under Section 4a(iv)(A) to the extent provided in Code Section 422, or any successor provision. It shall not, however, except as otherwise provided in the Plan, without approval of the shareholders of the Corporation, increase the maximum number of shares of Stock available for Awards under the Plan, nor change the class of Eligible Persons, nor reduce the basis upon which the minimum Option exercise price is determined, nor amend Section 4i, nor extend the period within which Awards under the Plan may be granted, nor provide for an Option or SAR that is exercisable more than ten years from the date it is granted. The Board of Directors shall have no power to change the terms of any Award theretofore granted under the Plan so as to impair the rights of a Participant without the consent of the Participant whose rights would be affected by such change except to the extent, if any, provided in the Plan or in the Award Agreement or Award Program.

b. The Board of Directors may suspend or terminate the Plan at any time. No such suspension or termination shall affect Awards then in effect.

Section 8. Administration.

a. The Plan and all Awards shall be administered by the Committee. The Committee shall have full and complete authority, in its sole and absolute discretion, (i) to exercise all of the powers granted to it under the Plan, (ii) to construe, interpret and implement the Plan and any related document, (iii) to prescribe, amend and rescind rules relating to the Plan, (iv) to make all determinations necessary or advisable in administering the Plan, and (v) to correct any defect, supply any omission and reconcile any inconsistency in the Plan. The actions and determinations of the Committee on all matters relating to the Plan and any Awards will be final and conclusive. The Committee’s determinations under the Plan need not be uniform and may be made by it selectively among Eligible Persons who receive, or who are eligible to receive, Awards under the Plan, whether or not such persons are similarly situated.

b. The Committee and others to whom the Committee has delegated such duties shall keep a record of all their proceedings and actions and shall maintain all such books of account, records and other data as shall be necessary for the proper administration of the Plan.

c. The Corporation shall pay all reasonable expenses of administering the Plan, including but not limited to the payment of professional fees.

d. It is the intent of the Corporation that the Plan and Awards hereunder satisfy, and be interpreted in a manner that satisfy, in the case of Participants who are or may be officers or directors of the Corporation subject to Section 16 of the Exchange Act, the applicable requirements of Rule 16b-3 under the Exchange Act, so that such persons will be entitled to the benefits of Rule 16b-3, or other exemptive rules under Section 16 of the Exchange Act, and will not be subjected to avoidable liability under Section 16(b) of the Exchange Act. If any provision of the Plan, any Award Agreement or any Award Program would otherwise frustrate or conflict with the intent expressed in this Section 8d, that provision to the extent possible shall be interpreted and deemed amended so as to avoid such conflict. To the extent of any remaining irreconcilable conflict with such intent, such provision shall be deemed void as to such officers, directors or Covered Employees, as applicable.

e. The Committee may appoint such accountants, counsel, and other experts as it deems necessary or desirable in connection with the administration of the Plan.

f. The Committee may delegate to a director of the Corporation the right to designate Key Employees (other than the delegate, Covered Employees and directors and officers of the Corporation subject to Section 16 of the Exchange Act) to be granted Awards and the number of shares of Stock or other amount subject to Awards granted to each such Key Employee, subject to the terms and conditions of the Plan and such other terms and conditions that may be determined by the Committee.

Section 9. Adjustment Provisions.

a. In the event of any change in or affecting the outstanding shares of Stock by reason of a stock dividend or split, merger or consolidation (whether or not the Corporation is a surviving corporation), recapitalization, reorganization, combination or exchange of shares or other similar corporate changes or an extraordinary dividend in cash, securities or other property, the Board of Directors shall make such amendments to the Plan, outstanding Awards, Award Agreements and Award Programs and make such equitable adjustments and take actions thereunder as applicable under the circumstances. Such equitable adjustments as they relate to outstanding Awards shall be required to ensure that the intrinsic value of each outstanding award immediately after any of the aforementioned changes in, or affecting the shares of Stock, is equal to the intrinsic value of each outstanding Award immediately prior to any of the aforementioned changes. Such amendments, adjustments and actions shall include, as applicable, changes in the number of shares of Stock then remaining subject to the Plan, the number of shares of Stock then remaining subject to Awards of Stock and Stock Units (including Restricted Stock and Restricted Stock Units) or subject to Awards of Options and SARs under the Plan and the Option or SAR exercise price per share of Stock, and the maximum number of shares that may be granted or delivered to any single Participant pursuant to the Plan, including those that are then covered by outstanding Awards, or accelerating the vesting of outstanding Awards.

b. The existence of the Plan and the Awards granted hereunder shall not affect or restrict in any way the right or power of the Board of Directors or the shareholders of the Corporation to make or authorize any adjustment, recapitalization, reorganization or other change in its capital or business structure, any merger or consolidation of the Corporation, any issue of bonds, debentures, preferred or prior preference stock ahead of or affecting the Stock or the rights thereof, the dissolution or liquidation of the Corporation or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding.

c. In the event of a Change in Control, upon an agreement or agreements approved by the Board of Directors with the prospective new owner of the Corporation, or the surviving entity of any merger or other business combination, the new owner or surviving entity, as the case may be, shall adopt and assume the Plan and maintain it with respect to all outstanding Awards, adopt outstanding Award Agreements and Award Programs, and continue in effect their respective terms. The adoption and assumption may provide for the substitution of shares of the new owner or surviving entity or its parent company for Stock underlying the Awards; provided, however, that equitable adjustments shall be made to reflect the relative value of the Stock prior to and following the Change in Control. The new owner of the Corporation or the surviving entity of any merger or other business combination or its parent company shall, however, comply with any agreement or agreements to grant new stock-based awards in substitution for unexercised Awards granted by the Plan; provided, however, that such substituted awards shall have a value not less than the value as of the time of the Change in Control of the Awards that they are replacing.

d. Except as otherwise provided in a Participant’s employment agreement with the Corporation in effect on the effective date of the Plan or in an Award Agreement or Award Program, if (i) a Change in Control occurs and (ii) all Awards that are outstanding continue to be exercisable for, or payable in, Stock or have been assumed or substituted with comparable awards by the new owner or surviving entity of the Corporation or its parent company, and (iii) within two years of such Change in Control a Participant incurs a Separation from Service as provided in Code Section 409A due to (A) death or Disability, (B) the Participant incurring a Change in Control Good Reason, or (C) involuntary Separation from Service by the Corporation other than for Cause, then (w) any Options and SARs, and assumed or substituted awards of options and stock appreciation rights, will become vested and exercisable, (x) all restrictions on Restricted Stock and any assumed or substituted awards of restricted stock will lapse, (y) all Stock Units and other stock-based awards (and assumed or substituted stock unit and other stock-based awards) will become fully vested and shall be paid out on the payment date set forth in the terms thereof, and (z) all Awards and assumed or substituted awards subject to the achievement of performance goals will become fully vested and shall be paid out on the payment date set forth in the terms thereof, but the pay out shall be calculated as if the applicable performance measures had been achieved at target.

e. Except as otherwise provided in a Participant’s employment agreement with the Corporation in effect on the effective date of the Plan or in an Award Agreement or Award Program, if (i) a Change in Control occurs and (ii) Awards that are outstanding have not been assumed or substituted with comparable awards by the new owner or surviving entity of the Corporation or its parent company and Stock is not available into which the Awards may be exercised or for delivery in satisfaction of the Awards, then awards shall be fully vested and paid on the basis of the Fair Market Value of the Stock on the effective date of the Change in Control (the “Cash-out Price”) as follows: (A) for Options, the spread, if any, between the Cash-out Price and the exercise price of the Option, (B) for SARs, the spread, if any between the Cash-out Price and the grant price of the SAR, (C) for Stock Units and other stock-based awards, the Cash-out Price, and (D) for Awards subject to achievement of performance goals, the Cash-out Price multiplied by a number of shares of Stock payable in respect of such Awards, which number of shares of Stock shall be calculated as if the applicable performance measures had been achieved at target.

f. Any payment of amounts or delivery of shares under Awards referenced in Section 9d shall be paid promptly and in any event within ninety (90) days of such Separation from Service and any payment of the Cash-out Price under Section 9e shall be paid promptly and in any event within ninety (90) days of the Change in Control.

g. To the extent that any Award is subject to Code Section 409A and is payable upon a Separation from Service, then, notwithstanding any other provision in the Plan to the contrary, the Award will not be paid to the Participant during the six-month period immediately following the Participant’s Separation from Service if the Participant is then deemed to be a “specified employee” (as that term is defined in Code Section 409A and determined pursuant to procedures and elections made by the Corporation). The Award shall instead be paid, unless another payment date is provided pursuant to other provisions of the Plan, on the first day of the seventh month following such Separation from Service. This Section 9g will cease to be applicable in the event of and following the Participant’s death.

Section 10. Miscellaneous.

a. Transferability. Except as otherwise provided by the Committee, no Award shall be transferable or assignable except (i) by will or by the laws of descent and distribution or (ii) with respect to Non-Qualified Stock Options, pursuant to a domestic relations order or by gift to a family member of the Participant to the extent permitted in the applicable Award Agreement or Award Program, or as approved by the Committee; provided, however, that under no circumstances shall an Award be transferable or assignable for value or consideration to the Participant. During the lifetime of the Participant, an Option shall be exercisable only by the Participant unless it has been transferred pursuant to a domestic relations order or by gift to a family member of the Participant, in which case it shall be exercisable only by such transferee and in accordance with the applicable Award Agreement. For the purpose of this provision, a “family member” shall have the meaning set forth in the General Instructions to Form S-8 Registration Statement under the Securities Act of 1933, as amended.

b. Other Payments or Awards. Nothing contained in the Plan shall be deemed in any way to limit or restrict the Corporation or a Subsidiary from making any award or payment to any person under any other plan, arrangement or understanding, whether now existing or hereafter in effect.

c. Payments to Other Persons. If payments are legally required to be made to any person other than the person to whom any amount is made available under the Plan, payments shall be made accordingly. Any such payment shall be a complete discharge of the liability of the Corporation and its Subsidiaries hereunder.

d. Unfunded Plan. The Plan shall be unfunded. No provision of the Plan, any Award Agreement or any Award Program shall require the Corporation or a Subsidiary, for the purpose of satisfying any obligations under the Plan, to purchase assets or place any assets in a trust or other entity to which contributions are made or otherwise to segregate any assets, nor shall the Corporation or a Subsidiary maintain separate bank accounts, books, records or other evidence of the existence of a segregated or separately maintained or administered fund for such purposes. Participants shall have no rights under the Plan other than as unsecured general creditors of the Corporation or a Subsidiary.

e. Limits of Liability. Any liability of the Corporation or a Subsidiary to any Participant with respect to an Award shall be based solely upon contractual obligations created by the Plan and the Award Agreement or Award Program applicable to such Award. Neither the Corporation or its Subsidiaries, nor any member of the Board of Directors or of the Committee, nor any other person participating in any determination of any question under the Plan, or in the interpretation, administration or application of the Plan, shall have any liability to any party for any action taken, or not taken, in good faith under the Plan.

f. Rights of Eligible Persons. Status as an Eligible Person shall not be construed as a commitment that any Award shall be made under the Plan to such Eligible Person or to Eligible Persons generally. Nothing contained in the Plan, in any Award Agreement or in any Award Program shall confer upon any Eligible Person or Participant any right to continue in the employ or other service of the Corporation or a Subsidiary or constitute any contract or limit in any way the right of the Corporation or a Subsidiary to change such person’s compensation or other benefits or to terminate the employment or other service of such person with or without Cause. A transfer of an Eligible Person from the Corporation to a Subsidiary, or vice versa, or from one Subsidiary to another, duly authorized by the Corporation, shall not be deemed a Separation from Service or other termination of employment or other service.

g. Rights as a Shareholder. A Participant shall have no rights as a shareholder with respect to any Stock covered by an Award until the date the Participant becomes the holder of record thereof. Except as provided in Section 4f or 9, no adjustment to an Award shall be made for dividends or other rights, unless the Award Agreement or the Award Program specifically requires such adjustment.

h. Withholding. The Corporation shall deduct from all cash distributions under the Plan any taxes required to be withheld by federal, state, local or foreign governments. Whenever the Corporation proposes or is required to issue or transfer shares of Stock under the Plan or upon the vesting or payment of any Award of Stock, the Corporation shall have the right to require the recipient to remit to the Corporation an amount sufficient to satisfy any United States federal, state, local or foreign withholding tax requirements prior to the delivery of any certificate or certificates for such shares or the vesting or payment of such Award of Stock. Unless otherwise provided by the Committee, a Participant may pay the withholding tax in cash, or may elect to have the number of shares of Stock such Participant is to receive reduced by the nearest number of whole shares of Stock which, when multiplied by the Fair Market Value of the shares of Stock determined as of the exercise or delivery date, is sufficient to satisfy required United States federal, state, local or foreign withholding taxes arising from the exercise or payment of an Award.

i. Foreign Participants. In order to facilitate the making of any Award under the Plan, the Committee may provide for such special terms for Awards to Participants who are nationals and/or tax residents of a jurisdiction other than the United States of America, or who are employed outside of the United States of America, as the Committee may consider necessary or appropriate to accommodate differences in local law, tax policy or custom of a jurisdiction outside of the United States of America.

j. Invalidity. If any term or provision contained herein, in any Award Agreement or in any Award Program shall to any extent be invalid or unenforceable, such term or provision will be reformed so that it is valid, and such invalidity or unenforceability shall not affect any other provision or part thereof.

k. Applicable Law. The Plan, the Award Agreements, the Award Programs and all actions taken hereunder or thereunder shall be governed by, and construed in accordance with, the laws of the State of New York without regard to the conflict of law principles thereof.

l. Compliance with Laws. Notwithstanding anything contained herein, in any Award Agreement or in any Award Program to the contrary, the Corporation shall not be required to sell, issue or deliver shares of Stock hereunder or thereunder if the sale, issuance or delivery thereof would constitute a violation by the Participant or the Corporation of any provisions of any law or regulation of any governmental authority or any national securities exchange; and as a condition of any sale or issuance the Corporation may require such agreements or undertakings, if any, as the Corporation may deem necessary or advisable to assure compliance with any such law or regulation, including but not limited to Code Section 409A.

m. Effective Date and Term. The Plan shall become effective upon the date the Plan is approved by the shareholders of the Corporation and no Award may be awarded under the Plan after the tenth anniversary of such effective date.

AVON the company of women For Against Abstain 2. Ratification of the appointment of independent registered public accounting firm 3. Approval of 2010 Stock Incentive Plan Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X 015GZB 1 U P X + Annual Meeting Proxy Card . + A Proposals 01 - W. Don Cornwell 02 - V. Ann Hailey 03 - Fred Hassan 04 - Andrea Jung 05 - Maria Elena Lagomasino 06 - Ann S. Moore 07 - Paul S. Pressler 08 - Gary M. Rodkin 09 - Paula Stern 10 - Lawrence A. Weinbach 1. Election of Directors: 01 02 03 04 05 06 07 08 09 Mark here to vote FOR all nominees Mark here to WITHHOLD vote from all nominees For All EXCEPT - To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right. 10 The Board of Directors recommends a vote FOR the listed nominees. The Board of Directors recommends a vote FOR Proposals 2 and 3. C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below This proxy revokes all prior dated proxies. The signer hereby acknowledges receipt of Avon’s Proxy Statement dated March 25, 2010. NOTE: Please sign exactly as name appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. B Non-Voting Items Meeting Attendance Mark box to the right if you plan to attend the Annual Meeting. Change of Address — Please print new address below. Annual Meeting Admission Ticket _IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE._ Electronic Voting Instructions You can vote by Internet or telephone! Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 1:00 A.M. New York Time, on May 6, 2010. Vote by Internet Log on to the Internet and go to www.envisionreports.com/avp Follow the steps outlined on the secured website. Vote by telephone Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call. Outside the USA, US territories & Canada, call 1-781-575-2300 on a touch tone telephone. Follow the instructions provided by the recorded message.

Proxy Card Solicited on Behalf of the Board of Directors Voting Instruction Card to J.P. Morgan Chase Bank, Trustee The undersigned hereby appoints Charles W. Cramb and Kim K. W. Rucker, and each of them, proxies, with full power of substitution and resubstitution, to vote and act with respect to all shares of the Company’s Common Stock (the “Shares”) owned of record by the undersigned and which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held on May 6, 2010, and at any adjournment or postponement thereof, as instructed on the reverse side of this card, and to vote in accordance with their discretion on such other matters as may properly come before the meeting. The undersigned also provides instructions to J.P. Morgan Chase Bank, Trustee, to vote Shares allocated, respectively, to accounts the undersigned may have under the Avon Personal Savings Account Plan which are entitled to be voted at the aforesaid Annual Meeting and at any adjournment or postponement thereof, as specified on the reverse side of this card. Unless your card is received by May 1, 2010, and unless you have specified your instructions, your Shares cannot be voted by the Trustees. IF NO INSTRUCTIONS ARE SPECIFIED ON THE REVERSE SIDE OF THIS CARD: _ All Shares owned of record by the undersigned will be voted FOR the election of nominees proposed for election as directors (Proposal 1), FOR the ratification of the Company’s independent registered public accounting firm for 2010 (Proposal 2) and FOR the approval of the 2010 Stock Incentive Plan (Proposal 3). _ All Shares allocated under the Avon Personal Savings Account Plan WILL NOT BE VOTED. Proxy — Avon Products, Inc. Admission Ticket (If you plan to attend the Annual Meeting, bring this Admission Ticket with you) Avon Products, Inc. Annual Meeting of Shareholders Thursday, May 6, 2010 at 10:00 A.M., Lila Acheson Wallace Auditorium Asia Society and Museum 725 Park Avenue at 70th Street New York, New York 10021 For transportation directions, please go to: http://www.avoncompany.com/investor/annualmeeting/directions.pdf _IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE._ AVON the company of women